     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1999


                                                      REGISTRATION NO. 333-72075
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              TOWNPAGESNET.COM PLC
             (Exact name of Registrant as specified in its charter)

           ENGLAND AND WALES                                7361                                 NOT APPLICABLE
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     incorporation or organization)             Classification Code Number)

                                11 MARKET SQUARE
                                ALTON, HAMPSHIRE
                                    ENGLAND
                                    GU34 1HD
                                 UNITED KINGDOM
         TELEPHONE: 011-44-1420-543-468; FACSIMILE: 011-44-1420-541-322
                         (Address and telephone number
                  of Registrant's principal executive offices)

                               GREENBERG TRAURIG
                         200 PARK AVENUE, 15(TH) FLOOR
                            NEW YORK, NEW YORK 10166
                             REFERENCE: TOWN PAGES
              TELEPHONE: (212) 801-9200; FACSIMILE: (212) 801-6400
           (Name, address and telephone number of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

           ANDREW J. COSENTINO, ESQ.                        LAWRENCE B. FISHER, ESQ.
               GREENBERG TRAURIG                       ORRICK, HERRINGTON & SUTCLIFFE LLP
         200 PARK AVENUE, 15(TH) FLOOR                        30 ROCKEFELLER PLAZA
           NEW YORK, NEW YORK 10166                               40(TH) FLOOR
           TELEPHONE: (212) 801-9304                        NEW YORK, NEW YORK 10112
           FACSIMILE: (212) 801-6400                        TELEPHONE: (212) 506-5000
                                                            FACSIMILE: (212) 506-3730

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                                 PROPOSED
                                                                             PROPOSED            MAXIMUM
                                                                             MAXIMUM            AGGREGATE           AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE         OFFERING          REGISTRATION
           SECURITIES TO BE REGISTERED                  REGISTERED         PER UNIT(1)           PRICE(1)             FEE(3)
Ordinary Shares(2)................................      2,530,000             $10.00           $25,300,000          $7,033.40



(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.



(2) American depositary shares evidenced by American depositary receipts issuable on deposit of the ordinary shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.



(3) A filing fee of $7,353.00 was previously paid by the registrant.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 29, 1999


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

INITIAL PUBLIC OFFERING PROSPECTUS

                                     [LOGO]

                              TOWNPAGESNET.COM PLC


                      2,200,000 AMERICAN DEPOSITARY SHARES

                               ------------------

    TownPagesNet.com plc produces and delivers
TownPages(-Registered Trademark-), an interactive Internet information service in the United Kingdom.


    We are offering 2,200,000 American depositary shares of TownPagesNet.com plc, an English company. Each ADS represents one of our ordinary shares, which for an English company are equivalent generally to shares of common stock of a United States corporation. Our ADSs will be evidenced by American depositary receipts.



    Prior to this offering, there has been no public market for our ADSs or ordinary shares. We estimate that the initial public offering price will be $10 per ADS.



    We have applied to list our ADSs on the American Stock Exchange under the symbol "TPN."


    Investing in our ADSs involves numerous risks. See "Risk Factors" beginning on page 6. Also, our controlling shareholder and other existing shareholders will derive personal benefits from this offering. See "Risk Factors" and "Related Party Transactions" on page 57.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         PER ADS                   TOTAL
Initial Public Offering Price..................................             $                        $
Underwriting Discount..........................................             $                        $
Total Proceeds, before expenses,
  to TownPagesNet.com plc......................................             $                        $


    The underwriters may, under certain circumstances, purchase up to an additional 330,000 ADSs from TownPagesNet.com plc at the initial public offering price less the underwriting discount.



    Delivery of the ADSs will be made on or about May   , 1999 in New York, New
York, against payment in immediately available funds.


                            ------------------------

DIRKS & COMPANY, INC.

                         J.P. TURNER & COMPANY, L.L.C.

                                                  SECURITY CAPITAL TRADING, INC.

                               ------------------

                        Prospectus dated April   , 1999

                            ------------------------

ARTWORK FOR PROSPECTUS INSIDE FRONT COVER PAGE CONSISTS OF TWO PICTURES OF TOWNPAGES KIOSKS AND ONE COPY OF A PRINT ADVERTISEMENT OF THE TOWNPAGES SERVICE.

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
PROSPECTUS SUMMARY...............................           1
RISK FACTORS.....................................           6
EXCHANGE RATE INFORMATION........................          18
USE OF PROCEEDS..................................          19
DIVIDEND POLICY..................................          20
CAPITALIZATION...................................          21
DILUTION.........................................          22
SELECTED FINANCIAL DATA..........................          23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............          24
BUSINESS.........................................          31
MANAGEMENT.......................................          46
PRINCIPAL STOCKHOLDERS...........................          56

                                                      PAGE
                                                      -----

RELATED PARTY TRANSACTIONS.......................          57
DESCRIPTION OF SHARE CAPITAL.....................          59
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS......          64
TAXATION.........................................          71
SHARES ELIGIBLE FOR FUTURE SALE..................          76
UNDERWRITING.....................................          77
LEGAL MATTERS....................................          79
EXPERTS..........................................          79
ADDITIONAL INFORMATION...........................          79
SERVICE OF PROCESS AND ENFORCEMENT OF
  LIABILITIES....................................          80
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.......         F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE SEC RULES PERMIT THE UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR SECURITIES. THESE TRANSACTIONS MAY INCLUDE, AMONG OTHER THINGS, PURCHASES FOR THE PURPOSE OF FIXING OR MAINTAINING THE PRICE OF OUR SECURITIES AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS. WE DO NOT KNOW WHETHER THE UNDERWRITERS WILL ENGAGE IN ANY TRANSACTIONS OF THAT SORT. IF THE UNDERWRITERS ENGAGE IN ANY TRANSACTIONS, OF THAT TYPE, THEY MAY DISCONTINUE THEM AT ANY TIME.

                            ------------------------

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE SECURITIES WE ARE OFFERING FOR SALE BY MEANS OF THIS PROSPECTUS AND OUR FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE ADSS.
                            ------------------------

    We publish our financial statements in pounds sterling. For your convenience, this prospectus contains translations of certain pound sterling amounts into United States dollar amounts. Unless otherwise indicated, all amounts expressed in United States dollars are based upon conversions of amounts of pounds sterling into United States dollars at the rate of $1.6628 per pound sterling, the noon buying rate in New York City for cable transfers in pounds sterling certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1998. See "Exchange Rate Information" for historical information regarding the noon buying rate. We have not actually converted our assets in pounds sterling into United States dollars. If we were to convert our assets in pounds sterling into United States dollars the conversion would be at a different rate.

                            ------------------------

                                  THE COMPANY

GENERAL BACKGROUND

    We produce and deliver TownPages, an Internet-based interactive service designed to provide comprehensive, up-to-date locally-focused information about specified towns and cities in the United Kingdom in a graphically pleasing format. TownPages, a portal to the Internet, is accessible through standard connections to our Web site at www.townpages.co.uk. Our free-to-use touch-screen public information point kiosks are a key element of our information delivery system. We seek to place our kiosks at high traffic, high visibility locations in covered communities. Our kiosks are intended to improve our brand recognition and to generate additional traffic on TownPages. We believe that our touch-screen kiosks are easily operated by people with no previous Internet or computer experience. We currently rely on third parties to manufacture, assemble, install and service our kiosks.

    We believe that as users spend more time on the Web, they are increasingly seeking information about local events, places of interest, shopping and other information regarding the communities where they spend most of their time and money. Businesses, in turn, are seeking cost-effective means to target advertising and direct marketing efforts based on demographic characteristics, specific interests, and geographic locations.

    TownPages users can access information about each covered community's local government and its services, tourist attractions, hotels, restaurants, public transportation timetables, shopping, real estate listings, employment opportunities, arts and entertainment events, community activities, recreation, businesses, professional services, and local news, sports and weather. Interactive sections, including our Town Diaries and Message Boards and E-commerce features that we are beginning to introduce, permit users to enter and edit information about local events, exchange messages and make certain purchases.

    We believe that business, governmental agency, and not-for-profit subscribers can use TownPages to reach audiences targeted topically and geographically on a more cost-effective basis than through traditional printed advertising media. Our Internet-based systems and computer processing capabilities permit quick updating and expansion of customers' displays and Web sites, and rapid data collection, monitoring, and processing.

    During the past 30 months, we tested the TownPages Web site, the effectiveness of our touch-screen kiosks and our business plan to sell advertisements and use local content to attract users to TownPages in a small town and a small city in the United Kingdom. We intend to expand the TownPages database to cover, and install approximately 3,450 touch-screen public information point kiosks in, substantially all of the major towns and cities in the United Kingdom during a three year national roll-out of TownPages.

    REVENUE SOURCES. We list certain basic contact information for local governments and businesses free of charge. We charge subscribing advertisers for more extensive listings and related services, including designing, producing and maintaining Web sites and content on TownPages. Most of our enhanced format services are sold under one year contracts. Banner display space is currently sold for three month periods. We plan to expand our revenue sources as our TownPages service, and use of the Internet itself, continue to expand and change.

    OPERATIONS TO DATE. As of the date of this prospectus, we have eight touch screen kiosks in operation. From the commencement of our business in November 1995 through June 1998, we only had aggregate revenues of L25,620 ($42,601) and incurred L1,110,214 ($1,846,064) in losses during that period. Our revenues have increased since commercial operations commenced in the late spring of 1998. Revenues for the third and fourth quarters of 1998 were L28,548 ($47,470) and L1,080,519 ($1,796,687), respectively. We incurred losses of L444,184 ($738,589)
in the third quarter of 1998 and produced profits of L160,777 ($267,340) in the fourth quarter. Work in the fourth quarter of 1998 on Web design contracts for four customers accounted for approximately 96% of our 1998 net revenues.

OUR STRATEGY

    We aim to make TownPages the United Kingdom's premier branded free use and paid advertising, locally-focused information provider on the Internet by:

    - LEVERAGING OUR MODEL TO ROLL OUT THE TOWNPAGES SERVICE.

    - INSTALLING APPROXIMATELY 3,450 TOWNPAGES TOUCH-SCREEN PUBLIC INFORMATION POINT KIOSKS DURING THE NATIONAL ROLL-OUT IN THE UNITED KINGDOM.

    - ENTERING INTO EXCLUSIVE INFORMATION SERVICE ARRANGEMENTS WITH LOCAL GOVERNMENTS IN THE UNITED KINGDOM TO OBTAIN LOCALLY-FOCUSED CONTENT.

    - EXPANDING STRATEGIC PARTNERSHIPS WITH INFORMATION PROVIDERS.

    - CONTINUING TO BUILD STRATEGIC RELATIONSHIPS WITH OTHER BUSINESSES.

    - PURSUING ADDITIONAL REVENUE-GENERATING ACTIVITIES, INCLUDING EXPANDED FOCUS ON E-COMMERCE.

    - CONTINUALLY ENHANCING TOWNPAGES' FUNCTIONALITY AND PERFORMANCE.

CORPORATE BACKGROUND


    Our wholly-owned subsidiary, Town Pages Limited, was incorporated and started operations in 1995 as an English corporation. Town Pages Holdings plc was incorporated in July 1998 as an English corporation, and acquired all of the shares of Town Pages Limited on December 15, 1998. We changed our name to TownPagesNet.com plc in April 1999 and all references to TownPagesNet.com plc inlcude the operations of Town Pages Holdings plc. We changed the name of Town Pages Limited to Town Pages UK Limited in April 1999 and all references to Town Pages UK Limited include the operations of Town Pages Limited. Our principal executive offices are at 11 Market Square, Alton, Hampshire GU34 1HD, United Kingdom, telephone: 011-44-1420-543-468; facsimile: 011-44-1420-541-322.


USE OF PROCEEDS

    We intend to use the net proceeds of this offering:

    - to roll out the TownPages service across the United Kingdom,

    - to retire indebtedness, and

    - for general corporate purposes.

RISK FACTORS

    An investment in the securities we are offering involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" as well as other information provided in this prospectus.

                                  THE OFFERING


ADSs offered by us...........................  2,200,000 ADSs, representing 2,200,000 ordinary shares.

Ordinary shares to be outstanding after the
  offering...................................  7,200,000 ordinary shares.

Voting Rights................................  Holders of American depositary receipts representing the ADSs, acting through Bankers
                                               Trust Company, are entitled to the same
                                               voting rights as holders of ordinary shares.

Dividends....................................  The ordinary shares represented by the ADSs will be eligible for any dividend declared in
                                               respect of any period subsequent to the
                                               closing of this offering. No dividends will
                                               be paid for the foreseeable future.

Proposed American Stock Exchange Symbol......  "TPN" for the ADSs.


                            ------------------------

    EXCEPT AS NOTED, ALL OF THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT NEITHER THE WARRANTS TO BE ISSUED TO THE REPRESENTATIVE OF THE UNDERWRITERS OR THE UNDERWRITERS' OVER-ALLOTMENT OPTION ARE EXERCISED, AND DOES NOT REFLECT THE ISSUANCE OF ANY OF OUR 700,000 ORDINARY SHARES AVAILABLE FOR FUTURE GRANTS OF OPTIONS UNDER OUR EXECUTIVE SHARE OPTION PLAN, INCLUDING OPTIONS COVERING 190,000 ORDINARY SHARES WHICH WE PLAN TO ISSUE TO CERTAIN DIRECTORS, OFFICERS, AND EMPLOYEES EFFECTIVE AS OF THE COMMENCEMENT OF THIS OFFERING.

                            ------------------------

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                            ------------------------

                      ACQUISITION OF TOWN PAGES UK LIMITED

    TownPagesNet.com plc was incorporated on July 31, 1998 as Town Pages Holdings plc. We acquired all of the share capital of Town Pages UK Limited (formerly known as Town Pages Limited) on December 15, 1998. In that transaction, we exchanged approximately 66.208 of our ordinary shares for each ordinary share owned by a shareholder of Town Pages UK Limited. TownPagesNet.com plc conducted no operations prior to that acquisition transaction. TownPagesNet.com plc has no material assets or liabilities other than our ownership interest in Town Pages UK Limited. Consequently, all references in this prospectus to operations and financial condition for all fiscal periods prior to that date are to the operations and financial condition of Town Pages UK Limited. Town Pages UK Limited had virtually no operations, revenues, or expenses during the period from November 5, 1995 through December 31, 1995.

                            ------------------------

                      REPORTS AND FILINGS TO BE MADE BY US

    We have agreed to furnish or make available to our shareholders and to file with the Commission reports on the forms under the Exchange Act required to be filed by foreign issuers. In accordance with the requirements of the Exchange Act, we will file an annual report on Form 20-F and other information under cover of Form 6-K with the Commission. We have also agreed to furnish or make available to our shareholders and file with the Commission reports that are substantially similar in form, content and frequency as the reports that we would be required to file if we were a United States corporation filing reports under the Exchange Act, including reports similar to those filed on Form 10-Q Quarterly Reports and Form 8-K Periodic Reports. We have agreed to furnish copies of these reports to Bankers Trust Company promptly after they have been filed with the Commission. Our financial statements included in those reports will be prepared in accordance with United States generally accepted accounting principles, will express all amounts in British pounds sterling and will also indicate the appropriate amounts in United States dollars in accordance with the rules of the Commission. As a foreign private issuer we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and prohibiting short-swing trading by, and requiring certain share ownership reporting by, directors, officers, and 10% shareholders.

                             SUMMARY FINANCIAL DATA


    The data below has been prepared in accordance with United States generally accepted accounting principles except as noted in the next sentence, and is derived from the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus, audited by Ernst & Young, independent auditors. For your convenience, certain pounds sterling amounts have been translated into U.S. dollar amounts at the December 31, 1998 noon buying rate in New York City for cable transfers. See "Exchange Rate Information." Pro forma summary financial data has been adjusted to give effect to the conversion of L850,000 ($1,413,380) of our indebtedness to affiliates into Series A preferred shares. See "Related Party Transactions." Pro forma as adjusted summary balance sheet data has been adjusted to give effect to the sale by us of 2,200,000 ADSs at an assumed initial public offering price of L6.01 ($10.00) per ADS.


                                                                         YEARS ENDED DECEMBER 31,
                                                         --------------------------------------------------------
                                                              1996          1997          1998          1998
                                                         --------------  -----------  ------------  -------------
                                                                AMOUNTS IN POUNDS STERLING           AMOUNTS IN
                                                                                                    U.S. DOLLARS
SUMMARY OF OPERATIONS DATA
Revenues...............................................       L  6,225      L  8,359    L1,120,103  $   1,862,507
Gross profit/(loss)....................................        (15,525)      (35,422)      376,473        625,999
Operating expenses.....................................        149,809       293,655     1,176,733      1,956,671
Net loss...............................................      L(166,909)    L(346,564)   L (872,096) $  (1,450,121)
Basic and diluted net loss per ordinary share..........      L   (0.10)    L   (0.07)    L   (0.17) $       (0.29)
                                                         --------------  -----------  ------------  -------------
                                                         --------------  -----------  ------------  -------------
Shares used in computing basic and diluted net
  loss per ordinary share..............................      1,672,225     5,000,000     5,000,000      5,000,000
                                                         --------------  -----------  ------------  -------------
                                                         --------------  -----------  ------------  -------------


                                                                   DECEMBER 31, 1998
                                 --------------------------------------------------------------------------------------
                                            ACTUAL                     PRO FORMA              PRO FORMA AS ADJUSTED
                                 ----------------------------  --------------------------  ----------------------------
                                                      $                           $                             $
                                       L                            L                            L
Balance sheet data:
Working capital................    L(1,345,949) $  (2,238,044)    L(495,949) $   (824,664)   L10,617,834  $  17,655,334
Total assets...................      1,631,931      2,713,575     1,631,931     2,713,575     11,807,321     19,633,213
Deferred revenue...............        228,244        379,524       228,244       379,524        228,244        379,524
Debenture loan.................      1,682,190      2,797,146       832,190     1,383,766       --             --
Total stockholder's equity (net
  capital deficiency)..........    L(1,221,121) $  (2,030,480)    L(371,121) $   (617,100)   L10,742,662  $  17,862,899

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN US. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IF THAT HAPPENS, THE TRADING PRICE OF OUR ADSS COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE HAVE A SHORT OPERATING HISTORY

    We commenced our business in November 1995 but conducted no meaningful operations until 1996 and only conducted experimental prototype operations from that date until the Spring of 1998. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. Our historical data is of limited value in projecting future operating results. You must consider our business in light of the risks, expenses and problems frequently encountered by companies with a limited operating history.

WE HAVE INCURRED NET LOSSES SINCE COMMENCING BUSINESS AND EXPECT FUTURE LOSSES

    We have had limited revenues to date. We have not shown a profit in our annual operations to date. We have incurred accumulated net losses since inception through December 31, 1998 of approximately L1.4 million ($2.3 million). We had an accumulated stockholders' deficit of approximately L1.2 million ($2.0 million) at December 31, 1998. Since we intend to continue to heavily invest in personnel, brand promotion, infrastructure and expansion into additional markets, we expect significant additional net losses to continue on an annual and quarterly basis until at least late in the year 2000. Our sales may not continue to grow, we may never achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR FINANCIAL RESULTS MAY FLUCTUATE

    Our historical financial data is not reliable as a basis upon which to predict our future revenues or operating expenses for a number of reasons, including our limited operating history, the emerging nature of our Internet industry category, and our growth strategy. Our financial results may fluctuate significantly because of several factors, many of which are beyond our control. These factors include:

    - specific economic conditions relating to the Internet,

    - usage of the Internet,

    - demand for advertising on our Web site and demand for Internet-based advertising in general,

    - changes in advertising rates as a result of competition or other factors,

    - seasonal trends in advertising,

    - the advertising budgets of our existing and potential customers,

    - demand for enhanced listing services on our Web site,

    - changes in our distribution relationships with Internet service providers or other third parties,

    - demand for our services,

    - incurrence of costs relating to acquisitions of businesses or technologies,

    - incurrence of other charges in connection with the services offered by us and our competitors,

    - introduction of enhanced services by us or our competitors,

    - market acceptance of new services,

    - delays in the introduction of services or enhancements provided by us or our competitors,

    - changes in our pricing policies or those of our competitors,

    - capacity constraints, dependencies on Internet/telecommunications/computer infra-structure, and related technical difficulties, downtimes, or "Internet brownouts," and

    - general economic conditions.

    The relatively new industry in which we are engaged has not been tested in a recessionary economic environment where budget constraints and contraction in income available for discretionary purchases could reduce the use of our services.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE

    We had a working capital deficit of L1,345,949 ($2,238,044) at December 31, 1998. We will depend upon the net proceeds of this offering, revenues from operations, and borrowings under a credit facility which we will seek to establish upon completion of this offering, to meet our capital expenditure requirements and fund continued losses during our projected three year United Kingdom roll out. There is no assurance that we will achieve projected revenues, that bank borrowings will be available to us on commercially attractive terms or at all, or that the costs actually incurred to expand TownPages over the next three years will not exceed our budget. Also, if we elect to expand our operations outside the United Kingdom or to add services or other capabilities not presently contemplated in our three year plan, either alone or with a strategic partner, the net proceeds from this offering, revenues from operations and any available bank borrowings may be insufficient to meet our capital requirements for that expansion. If additional funds were to be required for any of those reasons, we would be unable to complete our expansion as planned and our business and financial condition would be seriously adversely affected if we were unable to raise additional funds on acceptable terms, in timely fashion, or at all. There is no assurance that any additional financing will be available on commercially attractive terms, in timely fashion, in sufficient amounts, or at all.

    If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of TownPagesNet.com plc held by existing shareholders, including holders of our ADSs, will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our ordinary shares and ADSs. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR BUSINESS IS INCREASINGLY COMPETITIVE

    The markets for local interactive content and services are highly fragmented and intensely competitive. There are relatively low barriers to entry so we expect competition to intensify. We compete on the Internet with Internet service providers, online service providers, search engine and other site aggregation companies, services that sponsor communities of personal Web sites, and various Web site operators and content providers. We also compete with more traditional advertising media, such as print, radio, and television media, for a share of advertisers' total advertising budgets.

UNITED KINGDOM COMPETITORS COULD DUPLICATE OUR STRATEGY AND REDUCE ITS
  EFFECTIVENESS

    United Kingdom-based companies, such as British Telecommunications plc (BT Touchpoint), KDM International plc (County Web), Freepages plc (Scoot), Thomson Directories Ltd. (ThomWeb), Yellow Pages, a division of British Telecommunications plc (Yell), and Time Out Group Ltd. (TimeOut.com) all offer services in the United Kingdom that offer some of the features of TownPages. British Telecommunications completed a test program in mid-1998 of approximately 200 touch-screen kiosks offering the BT Touchpoint service. A competing kiosk program could dilute our sales and the marketing effectiveness of the kiosks which are a central part of our own strategy. Other non-United Kingdom-based companies could enter the market and duplicate our strategy as well.

MANY ACTUAL AND POTENTIAL COMPETITORS HAVE STRONG BRAND NAMES OR GREATER
  RESOURCES THAN US

    Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than us. These companies may have significant competitive advantages through other lines of business and existing business relationships.

    Some U.K.-based companies, such as British Telecommunications, have substantially greater resources than we do. Some U.K.-based services, such as ThomWeb, Yell, and TimeOut.com, have strong brand name recognition with which to compete against us.

    World-wide, there are services presently focused on countries other than the United Kingdom whose high brand recognition and financial and other resources far in excess of our own could make them serious competitive threats in the future. Digital City, operated by Digital City, Inc., a company wholly-owned by America Online, Inc. and Tribune Company, Sidewalk, operated by Microsoft Corporation, Zip 2, operated by Zip2 Corporation, CitySearch, operated by Ticketmaster Online-CitySearch, and Around Town operated by WebTV Networks, Inc., which is owned by Microsoft Corporation, all fall into that category.

    Services including GeoCities, TheGlobe.com, and Xoom sponsor communities of personal Web sites which also seek to create topically or geographically segregated online audiences for advertisers. GeoCities, recently opened an office in London, England. Search engine and other site aggregation companies such as Excite, Inc., which operates City.Net, Lycos, Inc., which operates Lycos City Guide, and Yahoo! Inc., which operates Yahoo! Local, primarily aggregate links to sites providing local content, but are also potential competitors, as shown by Yahoo! Inc.'s announcement of an agreement to acquire GeoCities.

WE MUST EXPAND QUICKLY OR COMPETITORS MAY COPY OR BLOCK OUR STRATEGY

    We believe that we must rapidly establish the TownPages service as the premier branded free use and paid advertising, locally-focused information provider on the Internet in the United Kingdom in order to attract the maximum amount of traffic to our Web site and increase our customer base. If we fail to do so, competitors may copy our business strategy or take other steps to prevent us from obtaining a leading market share in those markets and adversely affect our business. Therefore, we intend to deploy significant resources and pursue an aggressive brand marketing and growth strategy and roll out the TownPages service to cover every major town and city in the United Kingdom during the three years following completion of this offering.

WE HAVE NOT OPERATED TOWNPAGES ON A BROAD SCALE AND WE DO NOT HAVE EXPERIENCE IN
  MANAGING RAPID GROWTH

    To date, we have only introduced TownPages into Alton and Winchester, a small town and a small city near London, England. There is no assurance that we will successfully manage the planned launch of TownPages in additional markets in a cost-effective or timely manner while maintaining high levels of service and reliability necessary to establish and maintain a reputation for quality.

THE PLANNED EXPANSION OF TOWNPAGES WILL STRAIN OUR RESOURCES

    The pursuit of our business strategy will place a significant strain on our managerial, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also have to expand, train and manage our work force for marketing, sales and technical support, product development, site design, and network and equipment repair and maintenance, and manage multiple relationships with various customers, strategic partners and other third parties. We will need to continually expand and upgrade our technology infrastructure and systems and ensure continued high levels of service, speedy operation, and reliability. In addition, we will have to improve our methods for measuring the performance and commercial success of our different products to better respond to advertiser demands for information on product effectiveness and to better determine which products and services can be developed most profitably.

    To achieve our objectives, we may have to acquire technologies or products or enter into strategic alliances and acquisitions, although we have no plans or agreements to do so at the present time. For those initiatives to succeed, we must make our existing technology, business, and systems work effectively with those of our strategic partners and any acquired properties without undue expense, distraction of management from other priorities or other disruptions to our existing business.

OUR BRAND AND REPUTATION WILL BE DAMAGED IF WE FAIL TO SUCCESSFULLY MANAGE OUR
  PLANNED EXPANSION

    If our service, or any new feature, is not received favorably, whether due to any shortcoming in our product or operations or factors beyond our control, our reputation and the TownPages brand will be damaged. Our business, financial condition, and results of operations will be materially adversely affected if we fail to manage growth challenges successfully.

WE MUST TAKE THE RISK OF INTRODUCING NEW SERVICES IN ORDER TO COMPETE

    We plan to introduce new and expanded services, including E-commerce services, on TownPages in order to generate additional revenues, attract more consumers and respond to competition. There can be no assurance that we will be able to offer any new services in a cost-effective or timely manner or that any efforts will be successful. Furthermore, any new service we launch that is not favorably received by consumers could damage our reputation or our brand name. Expansion of our services in this manner will also require significant additional expenses and development and may strain our management, financial and operational resources. Our inability to generate revenues from expanded services sufficient to offset their cost could have a material adverse effect on our business, financial condition and results of operations.

ESTABLISHING AND MAINTAINING OUR BRAND RECOGNITION AND REPUTATION ARE ESSENTIAL
  TO OUR SUCCESS

    We believe that our success will depend to a large degree on our ability to successfully establish and maintain our brand recognition and reputation. In order to maintain a good reputation and strong brand name, we will need to invest heavily in our marketing and maintain high standards for actual and perceived quality, usefulness, reliability, security and ease of use of our services. Even if we continue to provide good service to our customers, factors outside of our control, including actions by organizations that are mistaken for us, could affect our brand and the perceived quality of our services, thereby damaging our business.

WE RELY UPON THIRD PARTIES FOR EQUIPMENT AND FOR KIOSK MANUFACTURE, ASSEMBLY,
  INSTALLATION, MAINTENANCE AND REPAIR

    Although our computer and network hardware and our kiosks are assembled from standard components which may be outsourced from a number of manufacturers and distributors, we have no equipment manufacturing capacity and will be dependent upon the timely delivery of quality equipment by those manufacturers and distributors. Furthermore, our kiosk assembly and installation capacity, and our equipment and kiosk maintenance and repair capacity, is quite limited. We will be dependent upon third party services for the timely, cost-effective, and proper installation, maintenance, and repair of our touch-screen kiosks and for the maintenance and repair of our equipment and network infrastructure. Failure by any of these third parties to perform as we require could materially adversely affect our business, operations, and financial condition.

KEVIN R. LEECH CONTROLS US


    After we complete this offering, a corporation wholly-owned by Kevin R. Leech, one of our directors, will beneficially own 62.50% of our outstanding ordinary shares. Accordingly, Mr. Leech will control us and will have the ability to elect and/or remove all of the members of our board of directors and to approve significant corporate transactions, including key mergers and acquisitions and subsequent financing transactions. He will also have the ability to delay or prevent a change in our control and to discourage a potential acquiror of us or our shares.


KEVIN R. LEECH, A DIRECTOR AND OUR PRINCIPAL STOCKHOLDER, WILL RECEIVE CERTAIN
  BENEFITS FROM THIS OFFERING AND MAY HAVE CONTINUING CONFLICTS OF INTEREST

    Mr. Leech is a director and principal shareholder of other high-technology companies, including topjobs.net plc. He is a 25% shareholder of Leisure Concepts International, which owns 50% of Travel the Net Ltd., currently one of our largest customers and the exclusive provider of the travel "channel" on TownPages. While we do not believe that those companies represent a competitive threat to us now or in the foreseeable future, it is possible that they may be competitors at some future date, or that conflicts of interest may arise from those relationships.

    Upon completion of this offering, a corporate affiliate wholly-owned by Mr. Leech will convert L850,000 ($1,413,380) owed to it by Town Pages UK Limited into 850,000 of our Series A preferred shares, which will have priority over our ordinary shares with respect to dividend and liquidation rights and are convertible into ordinary shares at 120% of the initial public offering price per ADS, commencing one year from the completion of this offering. Upon completion of this offering, the balance of the indebtedness owed to that corporate affiliate, presently anticipated to be approximately L1,047,000 ($1,741,000) will be repaid from the net proceeds of this offering. See "Related Party Transactions."

CERTAIN OTHER EXECUTIVE OFFICERS WORK FOR OTHER COMPANIES AND MAY HAVE CONFLICTS
  OF INTEREST

    Mr. Andrew Neville Lyndon-Skeggs, our President and Managing Director, is the founder, Managing Director, and the beneficial owner of all of the shares of Westbrook Property Developments Ltd., which has assigned the lease for our executive offices to our operating subsidiary. See "Related Party Transactions." Mr. Lyndon-Skeggs' responsibilities with regard to that company could potentially prevent him from working full-time as our President and Managing Director, although that has not occurred to date and we do not expect that to occur in the future. Westbrook Property Developments Ltd. is not one of our competitors nor is it expected to be a competitor at any time in the foreseeable future.

    Mr. Richard J. Smith, our interim Chief Financial Officer, devotes the greater part of his time to his duties as the Finance Director for Kevin R. Leech's portfolio of investments, rather than to duties as our Chief Financial Officer. Although we believe that Mr. Smith is devoting sufficient time to the duties presently required of him as our Chief Financial Officer, we are currently engaged in a search for a full-time Chief Financial Officer, to be engaged as soon as possible after the completion of this offering. However, there is no assurance that we will be successful in replacing Mr. Smith in that position quickly or at all. Mr. Smith's role as Finance Director for Mr. Leech's portfolio of investments could result in a conflict of interest at some time, but we do not currently anticipate that any material conflict of interest will occur in the foreseeable future.

    Mr. Barry B. J. Charles, our Vice President, devotes the greater part of his time to various projects as a consultant and to his personal investments, rather than to duties as our Vice President. Mr. Charles' other interests could result in a conflict of interest at some time, but we are not aware of any situation in which he is presently involved which is likely to constitute a conflict of interest in the foreseeable future.

WE CURRENTLY DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR
  REVENUES

    A total of L1,079,264 ($1,794,600), or approximately 96%, of the L1,120,103
($1,862,507) revenues we earned in our fiscal year ended December 31, 1998, was earned for Web site design services under a total of four contracts with four customers. Our work for Travel the Net Ltd., All-Cars.com Ltd., Location Developments Limited, and Medic Media Inc. accounted for approximately 14%, 19%, 33%, and 30%, respectively, of our revenues. Our business and financial condition would be materially adversely affected if we do not obtain substantial additional business from those customers, or if we lose the business of any of those customers, and if we fail to obtain substantial additional business from other customers.

    WE CURRENTLY DEPEND ON TWO SUBCONTRACTORS TO PERFORM A SUBSTANTIAL AMOUNT OF THE SERVICES UNDER THE FOUR WEB SITE DESIGN CONTRACTS THAT CURRENTLY ACCOUNT FOR A LARGE PORTION OF OUR REVENUES

    If the subcontractors who are performing a substantial part of the four Web site design contracts that currently account for a large portion of our revenues be unable or unwilling to perform their obligations under the subcontract agreements, our business and financial condition could be materially adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS

    Our success and ability to compete is dependent in part on the protection of our original content for the Internet and on the goodwill associated with our trademarks, trade names and trade secrets. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide us with any competitive advantage.

    We will rely on trade secret and copyright laws to protect the proprietary technologies, primarily in the form of software, that we may develop in the future to manage and improve our Web site and advertising services, but there can be no assurance that those laws will provide sufficient protection to us, that others will not develop technologies that are similar or superior to ours, or that third parties will not copy or otherwise obtain and use our technologies without authorization.

    Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford us little or no effective protection of our intellectual property.

    In addition, we rely on certain technology licensed from third parties, and may be required to license additional technology in the future. There can be no assurance that these third-party technology licenses will be available or will continue to be available to us on acceptable commercial terms or at all. If we are unable to enter into and maintain any of these technology licenses, it could damage our business.

OTHER COMPANIES MAY CLAIM WE ARE INFRINGING UPON THEIR PROPRIETARY TECHNOLOGY

    Given the nature of our business, we can not give assurance that third parties will not bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. Further, there can be no assurance that third parties will not claim that we have misappropriated their creative ideas or formats or otherwise infringed on their proprietary rights in connection with our Internet content. We are not aware of any claims. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods, any of which could damage our business and financial condition.

WE NEED TO CONTINUALLY OBTAIN OR DEVELOP AND DISPLAY USEFUL CONTENT IN AN
  ATTRACTIVE FASHION TO ATTRACT USERS AND ADVERTISERS

    Our success depends in part upon our ability to deliver interactive, locally-focused content in order to attract consumers with demographic characteristics valuable to our customers. Rapidly changing technology, emerging industry standards and consumer requirements that are subject to rapid change and frequent new service introductions characterize the markets for our services. These characteristics are exacerbated by the emerging nature of the local interactive content and service market and the expectation that many companies may introduce new Internet products and services addressing this market in the near future. There can be no assurance that we will be successful in obtaining or developing and providing new content and services or enhancing our existing local information services on a timely basis, or that our content and services will effectively address requirements of consumers or our customers or achieve market acceptance.

WE MAY BE HELD LIABLE FOR ONLINE CONTENT PROVIDED BY THIRD PARTIES

    We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on TownPages. Claims of this type have been brought, and sometimes successfully pressed, against online services. Although we carry general liability insurance, our insurance may not cover all claims or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our reputation, business, financial condition and results of operations.

USERS MAY CONFUSE OTHER COMPANIES' DOMAIN NAMES WITH OUR OWN

    We have registered with the InterNIC registration service, the Internet domain names: www.townpagesnet.com, www.townpages.co.uk, www.townpages.org, www.townpagesplc.com, www.townpagesus.com, www.townpagesuk.com, and www.townpageseu.com. However, there are other substantially similar domain names which are registered by companies which may compete with us. In addition, new domains may be added in the future, allowing combinations and similar domain names that may be confusingly similar to our own. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs,

    - we may lose business to a competitor, and

    - have to adjust our advertising rates and service fees accordingly, or

    - some users of our services may have negative experiences with other companies on their Web sites that those users erroneously associate with us. See "Business--Intellectual Property."

OUR BUSINESS DEPENDS ON ACCEPTANCE OF THE INTERNET AS AN EFFECTIVE ADVERTISING
  MEDIUM AND COMMUNICATIONS AND INFORMATION SEARCH TOOL

    The Internet is still a relatively new medium for advertising, communications, and information search and retrieval. Advertisers may not agree with our view that Internet advertising can be an effective means for satisfying their needs. We may be unable to persuade a large enough number of consumers and advertisers that our service satisfies their needs and does so better than traditional methods for advertising, communications, or information search and retrieval, or other Internet providers. Use of the Internet by consumers and advertisers would be hindered if the reliability, speed, security, and ease in use of the Internet and increased access to the Internet, through personal computers or otherwise, does not continue to improve. Also, as consumers and potential customers develop an awareness of how best to use the Internet, they may find that our Web site and services do not satisfy their demands. If that happens, we may be unable to adapt our services to meet those demands. Furthermore, potential customers may not agree on standards for determining how to measure the effectiveness of

Internet advertising, or whether it is more effective than traditional advertising methods.

OUR BUSINESS COULD BE HARMED BY ACTUAL OR THREATENED PENETRATION OF OUR NETWORK
  SECURITY

    Although we are not aware of any attempts by programmers or "hackers" to penetrate our network security, there can be no assurance that those actions will not occur in the future. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in the operation of TownPages, which could have a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. We do not have "errors and omissions" or other insurance coverage specifically against losses which might be incurred due to computer viruses or product defects. Our business, results of operations, and financial condition could be materially adversely effected if contractual provisions attempting to limit our liability in these areas are not successful or enforceable, or if other parties do not accept these contractual provisions as part of our agreements.

OUR BUSINESS DEPENDS SPECIFICALLY ON THE INTERNET INFRASTRUCTURE

    Many of the Internet service providers, online service providers and other Web site operators on whom we depend have experienced significant service slowdowns, malfunctions, outages and capacity limitations. We also depend upon the reliability, speed, data capacity, ease of use, accessibility and security of the Internet as well as its continued development and acceptance for commercial use generally. A satisfactory Internet experience may also depend on the proper functioning and the continued development of equipment such as high speed modems and personal computers. New protocols or standards have been developed to handle new systems and increased level of activity at higher speeds in compliance with governmental regulations. Not all software and equipment protocols and standards are compatible. Users may experience difficulties due to computer-related, telecommunications, or other equipment, software, or system failures or shortcomings unrelated to our services. If users experience these difficulties, our reputation could be harmed. Moreover, failure of Internet service providers or online service providers to provide access to the Internet to our customers and users would prevent them from accessing our Web site, which could result in reducing the marketability of our services and an eventual loss of customers.

WE MUST CONSTANTLY ADAPT TO RAPID TECHNOLOGICAL CHANGE

    Our industry is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements, and changing customer demands. Our success will depend, in part, on our ability to adapt rapidly to these developments. We must maintain adequate financial and technical resources to adapt to these changes or our systems and technologies could become incompatible or inefficient due to rapidly evolving software, computer hardware, and telecommunications standards.

OUR BUSINESS WOULD BE HARMED IF SERVICE WAS INTERRUPTED DUE TO HARDWARE,
  SOFTWARE, TELECOMMUNICATIONS OR OTHER BREAKDOWNS

    Our operations may be interrupted if the computer, computer-related, telecommunications, or other equipment and software owned by us or by service providers upon whom we depend are damaged or prevented from operating. If we experience a temporary or permanent business interruption, whether due to a casualty or an operating malfunction, as a result of a move or otherwise, our business, operations, and financial condition could be adversely affected. We do not have any business interruption insurance, and our property insurance may not cover that type of loss.

YEAR 2000 RISK MAY ADVERSELY AFFECT US

    The Year 2000 issue refers to the potential failures that computer systems may incur as a result of the date change from 1999 to 2000. Virtually every computer operation will be affected in some way by the Year 2000 issue. It is uncertain what impact the Year 2000 issue will have on the Internet and the Web, but major disruption is possible. We rely on telecommunications carriers to transmit our Internet traffic over local and long distance networks. If their networks fail for an extended period of time due to the Year 2000 issue, we will no longer be able to operate our business, and the resulting inability of users of our Web site to fully utilize our services would cause our business to suffer.

    We have assessed the extent to which the Year 2000 issue affects our internal systems. Based upon our experience to date, we have commenced a program, currently budgeted at approximately L5,000 ($8,300), which we believe will correct any problems. However, there can be no assurance that actual costs of compliance will not significantly exceed this amount. We are also currently assessing the extent to which the Year 2000 issue will affect the systems of companies upon which we rely or with which we have strategic relationships. Any failure by these companies to resolve any Year 2000 issues on a timely basis, or in a manner that is compatible with our systems, could significantly damage our business and financial condition. Although we expect to incur costs in correcting any Year 2000 issues arising as a result of our suppliers' handling of their own Year 2000 issues, we cannot currently estimate those costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Year 2000."

WE ARE DEPENDANT ON OUR KEY MANAGEMENT

    We depend upon our senior management team, led by Andrew Neville Lyndon-Skeggs, to successfully implement our business strategy. If Mr. Lyndon-Skeggs or other members of the senior management team become unable or unwilling to continue in their present positions, our business and financial conditions could be damaged. We do not currently maintain key man life insurance on any of our officers.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN NEEDED TECHNICAL PERSONNEL

    Currently, a large portion of our business involves Web site design, development and maintenance and network and kiosk operations, maintenance and repair. Our success depends in large part upon our ability to attract, train, motivate and retain qualified technical personnel. We may be unable to do so, particularly in view of the strong competition for individuals with Internet and related technical experience.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION

    There are currently few laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted, or existing laws or regulations may be applied differently, with respect to the Internet, covering issues such as user privacy, pricing and quality of services. These laws and regulations could hinder growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, and could thereby cause our business to suffer. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by agencies such as the Federal Communications Commission in the United States in the same manner as other telecommunications services. The costs of communicating on the Internet could increase substantially as a result of this type of regulation in the United States, the United Kingdom, or elsewhere, potentially slowing the growth in use of the Internet.

    The placement and operation of our external kiosks are also subject to various local zoning and similar laws and regulations which could delay, preclude, or increase the cost of kiosk installation and operation.

WE MAY USE THE OFFERING PROCEEDS IN A MANNER DIFFERENT THAN THE ALLOCATIONS
  INDICATED IN THIS PROSPECTUS

    The proposed allocation of the net proceeds of the offering represents our best estimate of the expected utilization of funds to finance our activities in accordance with our management's current objectives and market conditions. Our management and board of directors may actually allocate the funds in significantly different proportions depending upon their assessment of our needs at the time.

NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION


    The purchasers of our ADSs will incur immediate substantial dilution in net tangible book value per share from the initial public offering price in the amount of L4.52 ($7.52), assuming an initial public offering price of L6.01 ($10.00) per ADS. Additional dilution may occur upon the conversion of our Series A preferred shares, which will be issued to an affiliate of our controlling shareholder simultaneously with the closing of this offering in exchange for about L850,000 ($1,413,380) of debt. You may also be further diluted if future stock options to purchase our ordinary shares or ADSs or if the warrants to be issued to the underwriters' representative at the closing of this offering are exercised. We plan to issue options covering 190,000 of our ordinary shares, exercisable at the initial public offering price, to certain directors, officers, and employees upon commencement of this offering.


EXISTING SHAREHOLDERS WILL BENEFIT DISPROPORTIONATELY FROM THIS OFFERING


    Existing shareholders will benefit if a market for their securities develops upon completion of this offering. Current stockholders will experience an immediate increase in net tangible book value per ordinary share of L1.56 or $2.60 per share, assuming an initial public offering price of L6.01 ($10.00) per ADS. The average price per share paid by existing stockholders for their ordinary shares is L0.03 ($0.06) per share, meaning that those stockholders would have an average unrealized gain of L5.98 ($9.94) per ordinary share and an aggregate unrealized gain of L29,900,000 ($49,700,000) upon the completion of this offering, assuming a L6.01 ($10.00) initial public offering price per ADS. See "Dilution."


    In December 1998, certain business associates of Mr. Kevin R. Leech, received, indirectly through Wing Capital Limited, immediately exercisable ten year options from an affiliate of Mr. Leech to acquire from that affiliate 200,000 of our ordinary shares at a per share exercise price equal to L0.03 ($0.06) per share. Those business associates would experience the same increase in net tangible book value per share, and will realize the same average amount of gain as our existing stockholders if they exercise the options immediately upon completion of this offering. See "Related Party Transactions."

THE PRICE OF OUR SECURITIES MAY BE HIGHLY VOLATILE

    The stock markets generally, and the Internet sector in particular, have experienced and are likely to continue to experience, significant price and volume fluctuations. This could result in sharp decreases in the price of the securities we are offering hereby no matter how well or poorly we perform. The trading price of our securities could also fluctuate significantly in response to fluctuations in quarterly operating results, failures to meet analysts' expectations, developments in the Internet industry and our business, and other factors.

WE DO NOT PLAN TO PAY CASH DIVIDENDS

    We are prohibited from paying cash dividends on our ordinary shares in any year in which we do not first declare and pay a 9% dividend on our Series A preferred shares. In any case, we do not currently intend to pay any cash dividends. In addition, if we intended to pay dividends, under English corporate law dividends are only payable out of distributable reserves, which are essentially equivalent to retained earnings. We currently have no distributable reserves and we cannot determine at this time if or when we will generate any.

A SUBSTANTIAL NUMBER OF OUR ORDINARY SHARES ARE ELIGIBLE FOR FUTURE SALE

    The market price of our ADSs could drop as a result of sales of substantial amounts of our ordinary shares or ADSs in the public market following this offering or the perception that such sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of stock.


    The 2,200,000 ordinary shares in the form of ADSs that we are offering will be freely tradable without restriction except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. In addition, if the underwriters exercise their over-allotment option in part or in full, up to 330,000 additional ADSs will be issued and freely tradable, except for ordinary shares purchased by our "affiliates."


    Our remaining 5,000,000 outstanding ordinary shares are "restricted securities" as defined in Rule 144. Those shares may only be resold if there is an effective registration statement under the Securities Act covering those shares or an exemption from registration under Rule 144 or otherwise is available. The holders of all currently outstanding 5,000,000 ordinary shares have agreed that they will not sell any ordinary shares without the prior consent of the representative of the underwriters for a period of 365 days from the effective date. We intend to register all ordinary shares reserved for issuance under our stock option plan. Ordinary shares covered by such registration will be eligible for resale in the public market, subject to Rule 144 limitations applicable to "affiliates" and to the lock-up agreements described above.

    Our stock options and warrants are likely to be exercised, if at all, at a time when we otherwise could obtain a price for the sale of our ordinary shares or ADSs that is higher than the exercise price per share of the options or warrants. Any such exercise or the possibility of such exercise may impede our efforts to obtain additional financing through the sale of additional securities or make such financing more costly.

PREEMPTIVE RIGHTS MAY NOT BE AVAILABLE TO OUR ADS HOLDERS

    Under English corporate law, whenever we issue new shares for cash, subject to limited exceptions, we must grant to all of our shareholders, including holders of our ADSs, preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage. These statutory preemptive rights will not apply to our authorized but currently unissued shares for the period commencing December 15, 1998 and ending on December 31, 2003, but will apply thereafter. In any event, we may not be able to offer preemptive rights to U.S. holders of ADSs unless an effective registration statement exists under the Securities Act covering those rights and the underlying shares. We intend to evaluate at the time of any rights offering the costs and potential liabilities and benefits to us of enabling U.S. holders of ADSs to exercise preemptive rights, and then make a decision whether to file such a registration statement. If holders of ADSs are unable to exercise preemptive rights because no registration statement is filed or effective, Bankers Trust will attempt to sell the holders' preemptive rights if a viable secondary market exists and a profit can be realized after expenses. Bankers Trust would then distribute the net proceeds of the sale, net of Bankers Trust's fees and expenses, to the holders of the ADSs. The equity interests of the holders of ADSs would be diluted proportionately if they are unable to exercise preemptive rights.

YOU MAY BE SUBJECT TO BOTH UNITED STATES AND UNITED KINGDOM TAXES

    We strongly urge you to consult with your tax advisors concerning the consequences of investing in our ADSs. Our ADSs are being offered in the United States, but we are organized under the laws of England and Wales. A U.S. holder of our ADSs will be treated as the owner of the underlying ordinary shares for purposes of U.S. and U.K. tax laws. Therefore, U.S. federal, state and local tax laws and U.K. tax laws will apply to ownership of our ADSs and the underlying ordinary shares. Tax laws of other jurisdictions may also apply.

MARKET PRICE OF OUR ADSS MAY BE SUBJECT TO FOREIGN EXCHANGE FLUCTUATIONS

    Fluctuations in the exchange rate between the British pound sterling and the U.S. dollar are likely to affect the market price of the ADSs. For example, even though our financial statements are reported in British pounds sterling, if the value of the British pound sterling falls against the U.S. dollar, our earnings per share in U.S. dollars would be reduced. This may adversely affect the price at which our ADSs trade on U.S. securities markets.

UNITED STATES CIVIL LIABILITIES MAY NOT BE ENFORCEABLE AGAINST US

    All of our directors and executive officers and certain of the experts named in this prospectus are not residents of the United States and virtually all of the assets of these persons and virtually all of our assets are located outside the United States. As a result, it may not be possible for you to serve summons and complaints within the United States upon these persons. Similarly, it may not be possible to enforce in U.S. courts, against these persons or against us, judgments of the U.S. courts based upon civil liability provisions of the U.S. federal or state securities laws. In addition, it may be difficult for you in original suits or in suits for the enforcement of judgments of U.S. courts to enforce certain civil liabilities based upon U.S. federal or state securities laws in England against us or our directors or executive officers, or our experts.

UNDER U.K. LAW A VOTE OF 75% OF THE STOCKHOLDERS IS REQUIRED TO APPROVE CERTAIN
  SIGNIFICANT CORPORATE TRANSACTIONS

    Under English law we are required to obtain the vote or consent of holders of 75% of our outstanding ordinary shares to complete certain significant transactions, including a merger with another corporation in some circumstances. This may make it more difficult for us to complete a merger or sale of our company which is deemed beneficial by our board of directors.

                           EXCHANGE RATE INFORMATION

    The following table sets forth, for the periods indicated, period end, average, high, and low exchange rate between British pounds sterling and United States dollars based on the noon buying rate (expressed in United States dollars per pound sterling). These rates are provided solely for your convenience and are not necessarily the exchange rates (if any) used by us in the preparation of the financial statements included elsewhere in this prospectus.

                                                                       UNITED STATES DOLLARS PER BRITISH POUNDS
                                                                                       STERLING
                                                                   ------------------------------------------------
                                                                                   AVERAGE OF THE
                                                                                     NOON BUYING
                                                                                     RATE ON THE
                                                                                        LAST
                                                                      RATE AT      BUSINESS DAY OF
CALENDAR YEAR                                                      END OF PERIOD   EACH FULL MONTH    HIGH    LOW
-----------------------------------------------------------------  -------------   ---------------   ------  ------

1994.............................................................     1.5665           1.5393        1.6368  1.4615

1995.............................................................     1.5535           1.5803        1.6440  1.5302

1996.............................................................     1.7123           1.5733        1.7123  1.4948

1997.............................................................     1.6427           1.6397        1.7035  1.5825

1998.............................................................     1.6628           1.6602        1.7222  1.6144

    On December 31, 1998, the noon buying rate was $1.6628 = L1.00 (consequently, $1.00 = L0.6014 at this rate).

    Fluctuations in the exchange rate between British pounds sterling and U.S. dollars will affect the U.S. dollar equivalent of the British pounds sterling denominated prices of our ordinary shares and, as a result, will affect the market prices of the ADSs in the United States.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds of approximately L11,113,783 ($18,480,000) from our sale of the 2,200,000 ADSs offered by this prospectus, assuming an initial public offering price of L6.01 ($10.00) per ADS. If the underwriters fully exercise their over-allotment option, we will receive net proceeds of approximately L12,880,081 ($21,417,000). That amount is after deducting estimated underwriting discounts and commissions and other fees and expenses payable by us.



    We expect to use approximately L10,066,783 ($16,739,000) of the net proceeds to facilitate the roll out of the TownPages service in the United Kingdom and related operations over the 12 months following completion of the offering in the event we do not generate revenues from operations or obtain bank financing. We intend to use approximately L1,047,000 ($1,741,000) of the net proceeds to retire indebtedness, unless we refinance our indebtedness upon the completion of this offering. The balance of the net proceeds, if any, including any amounts not used to repay indebtedness, will be used for general corporate purposes.


    To achieve our expansion and growth plans, we may also use a portion of the net proceeds to acquire or invest in companies, technologies or expertise complementary to our business. From time to time we evaluate potential acquisitions of companies, technologies and expertise. We have no agreements for acquisitions or investments of that nature at this time.

    We currently intend to use funds for the expansion of the TownPages service primarily for the following purposes:

    - hiring and training additional marketing, sales, design, technical, and administrative personnel;

    - purchasing and installing approximately 3,450 touch-screen public information point kiosks in the targeted towns and cities during the next three years;

    - introducing and incorporating into TownPages additional internal and external Web sites offering new information and services;

    - enhancing our server and networking infrastructure; and

    - sales and marketing campaigns.

    The proposed allocation of the net proceeds of the offering represents our management's best estimate of and current intention concerning the expected use of funds to finance our activities in accordance with our management's current objectives and market conditions. Our management and board of directors may allocate the funds in significantly different proportions depending upon their assessment of our needs at the time. Pending use of funds as described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities in the United Kingdom. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

    Our working capital is currently provided pursuant to a discretionary secured operating line of credit for our operating subsidiary, Town Pages UK Limited, with Glen Investments Limited. Kevin R. Leech, a member of our board of directors and the principal beneficial owner of our ordinary shares, is the beneficial owner of 100% of the outstanding share capital of Glen Investments Limited. Advances under the line of credit bear interest at 9% per annum, are payable on demand, and are secured by a first security interest in all assets and property of Town Pages UK Limited, our operating subsidiary. At December 31, 1998, Town Pages UK Limited owed approximately L1.8 million ($3.0 million) inclusive of interest, under the line of credit. Upon completion of the offering, L850,000 ($1,413,380), of the amount outstanding to Glen Investments Limited, including interest, will be converted into 850,000 shares of our 9% Series A preferred shares. The balance of the outstanding loans and indebtedness will be repaid from the net proceeds of this offering or will be refinanced. We are seeking to establish a new credit facility from a commercial lender effective upon completion of this offering of up to L3.0 million ($5.0 million). We contemplate that any new line of credit shall be secured by a first security interest in all of our assets and advances under that line of credit shall be based upon agreed upon percentages of our eligible accounts receivable. As of the date of this prospectus, we do not have a commitment from any lender for a proposed credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Related Party Transactions."

    Our management believes that the net proceeds of this offering, together with revenues from current contracts and with borrowings under the contemplated credit facility, will be sufficient to meet our projected cash needs through at least the next 12 months. Also, our management believes that the net proceeds of this offering, together with anticipated revenues from our operations and borrowings under the contemplated credit facility, will be sufficient to meet our projected cash needs through the next 36 months. However, there is no assurance that we will achieve projected revenues, that bank borrowings will be available to us on commercially attractive terms or at all, or that the costs actually incurred to expand TownPages over the next three years will not exceed our budget. Also, if we elect to expand our operations outside the United Kingdom or to add services or other capabilities not presently contemplated in our three year plan, either alone or with a strategic partner, the net proceeds from this offering and any available bank borrowings may be insufficient to meet our capital requirements for that expansion. If additional funds are required for any of those reasons, we would be unable to complete our expansion as planned and our business and financial condition would be seriously adversely affected if we are unable to raise additional funds on acceptable terms, in timely fashion, or at all. There is no assurance that any additional financing will be available on commercially attractive terms, in timely fashion, in sufficient amounts, or at all.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our securities. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate paying any cash dividends on our securities in the foreseeable future. Therefore, we do not anticipate paying any cash dividends on our ordinary shares or ADSs in the foreseeable future. Also, the terms of our Series A preferred shares prohibit the payment of cash dividends on our ordinary shares in any year until we also declare and pay a 9% dividend on our Series A preferred shares.

                                 CAPITALIZATION


    The following table shows the short-term debt and capitalization of TownPagesNet.com plc as of December 31, 1998, as follows: (1) our actual short term debt and capitalization, (2) on a pro forma basis after giving effect to the conversion of L850,000 ($1,413,380) of short-term debt due to Glen Investments Limited into 850,000 shares of our Series A preferred shares, and
(3) pro forma as adjusted to give effect to the sale of the 2,200,000 ADSs offered by us at an assumed initial public offering price of L6.01 ($10.00) per ADS after deducting underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds as described in "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and the notes included elsewhere in this prospectus.



                                                                          DECEMBER 31, 1998
                                                ----------------------------------------------------------------------
                                                        ACTUAL                PRO FORMA         PRO FORMA AS ADJUSTED
                                                ----------------------  ----------------------  ----------------------
                                                    L           $           L           $           L           $
Short-term debt to affiliate..................  L 1,682,190 $2,797,146  L  832,190  $1,383,766      L   --  $   --
                                                ----------  ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------  ----------
Stockholders' equity
  (net capital deficiency)

  Redeemable convertible preferred shares, L1
    par value; 5,000,000 shares authorized and
    no shares issued and outstanding, actual;
    5,000,000 shares authorized, and 850,000
    Series A shares issued and outstanding,
    pro forma; 5,000,000 shares authorized,
    and 850,000 Series A preferred shares
    issued and outstanding, pro forma as
    adjusted..................................      --          --         850,000   1,413,380     850,000   1,413,380

  Common stock 1p par value; 20,000,000
    ordinary shares authorized, 5,000,000
    ordinary shares issued and outstanding,
    actual; 20,000,000 ordinary shares
    authorized, and 5,000,000 ordinary shares
    issued and outstanding, pro forma;
    20,000,000 ordinary shares authorized,
    7,200,000 ordinary shares issued and
    outstanding, pro forma as adjusted........      50,000      83,140      50,000      83,140      72,000     119,722

  Additional paid-in capital..................     122,500     203,693     122,500     203,693  11,214,283  18,647,109

  Accumulated deficit.........................  (1,393,621) (2,317,313) (1,393,621) (2,317,313) (1,393,621) (2,317,312)
                                                ----------  ----------  ----------  ----------  ----------  ----------
  Total stockholders' equity (deficit)........  (1,221,121) (2,030,480)   (371,121)   (617,100) 10,742,662  17,862,899
                                                ----------  ----------  ----------  ----------  ----------  ----------
    Total capitalization......................  L(1,221,121) $(2,030,480)  L(371,121) $ (617,100) L10,742,662 $17,862,899
                                                ----------  ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------  ----------

                                    DILUTION


    Our pro forma net tangible book deficit, giving effect to the issuance of 850,000 Series A preferred shares to a corporate affiliate of Kevin R. Leech in exchange for L850,000 ($1,413,380) principal amount of our indebtedness, as of December 31, 1998, was L371,121 ($617,100) or (L0.07) ($0.12) per ordinary share. Net tangible book value per share represents the amount of net tangible assets, less total liabilities, divided by the number of ordinary shares outstanding. After giving effect to the sale by us of 2,200,000 ADSs offered by this prospectus at an assumed initial public offering price of L6.01 ($10.00) per ADS, our pro forma net tangible book value as of December 31, 1998 would have been L10.8 million ($17.9 million), or L1.49 ($2.48) per ordinary share. This represents an immediate increase in net tangible book value of L1.56 ($2.60) per share to existing stockholders and an immediate dilution of L4.52 ($7.52) per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering per ADS.......................                 L6.01             $   10.00
  Pro forma net tangible book deficit per share at December
    31, 1998..................................................     L(0.07)            $   (0.12)
  Increase in net tangible book value per share attributable
    to new investors..........................................     L 1.56             $    2.60
                                                                ---------  ---------  ---------  ---------
Net tangible book value per share after this offering.........                 L1.49             $    2.48
                                                                           ---------             ---------
Dilution per share to new investors...........................                 L4.52             $    7.52
                                                                           ---------             ---------
                                                                           ---------             ---------



    Assuming the exercise in full of the underwriters' over-allotment option, our pro forma net tangible book value at December 31, 1998 would have been approximately L1.66 ($2.76) per share, representing an immediate increase in net tangible book value of L1.73 ($2.88) per share, to our existing stockholders and an immediate dilution in net tangible book value of L4.35 ($7.25) per share to new investors.



    The following table summarizes, as of December 31, 1998, the differences in the number of ordinary shares or ADSs purchased from us, the total consideration paid to us, and the average price paid per ordinary share/ADS purchased by existing and new investors, assuming that the 2,200,000 ADSs offered by this prospectus are sold by us at an assumed initial public offering price of L6.01 ($10.00) per ADS.



                                         SHARES PURCHASED                TOTAL CONSIDERATION
                                      -----------------------  ---------------------------------------     AVERAGE PRICE
                                        NUMBER      PERCENT       AMOUNT         AMOUNT          %           PER SHARE
                                      ----------  -----------  -------------  -------------  ---------  --------------------
Existing stockholders...............   5,000,000        69.4%     L  172,500  $     286,833       1.29%     L0.03  $    0.06
New investors.......................   2,200,000        30.6%    L13,230,800  $  22,000,000      98.71%     L6.01  $   10.00
                                      ----------       -----   -------------  -------------  ---------  ---------  ---------
    Total...........................   7,200,000       100.0%    L13,403,300  $  22,286,833     100.00%
                                      ----------       -----   -------------  -------------  ---------
                                      ----------       -----   -------------  -------------  ---------

                            SELECTED FINANCIAL DATA

    The following selected consolidated financial data with respect to our consolidated statement of operations for each of the three years in the period ended December 31, 1998 and with respect to our consolidated balance sheets at December 31, 1996, 1997 and 1998, has been prepared in accordance with United States generally accepted accounting principles except as noted in the next sentence, and is derived from the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus audited by Ernst & Young, independent auditors. The selected consolidated statement of operations data for the period from November 5, 1995 to December 31, 1995 and the consolidated balance sheet data at December 31, 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at December 31, 1995 and the results of operations for the period then ended. For your convenience, certain pounds sterling amounts have been translated into U.S. dollar amounts at the December 31, 1998 noon buying rate in New York City for cable transfers. See "Exchange Rate Information." The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those consolidated financial statements and the notes thereto.

STATEMENT OF OPERATIONS

                                       NOVEMBER 5, 1995
                                        (INCEPTION) TO
                                         DECEMBER 31,                 FOR THE YEARS ENDED DECEMBER 31
                                       -----------------  -------------------------------------------------------
                                             1995             1996          1997          1998          1998
                                       -----------------  ------------  ------------  ------------  -------------
                                                       AMOUNTS IN POUNDS STERLING                    AMOUNTS IN
                                                                                                    U.S. DOLLARS
Net revenues.........................        L --            L   6,225     L   8,359    L1,120,103  $   1,862,507
Cost of Revenues.....................         --                21,750        43,781       743,630      1,236,508
Operating Expenses:
  Research and development...........         --                21,148        40,832        67,910        112,921
  Sales and Marketing................         --                24,943        20,194       351,633        584,695
  General and administrative.........           8,052           94,429       220,057       715,168      1,189,181
  Depreciation and amortization......         --                 9,289        12,572        42,022         69,874
                                             --------     ------------  ------------  ------------  -------------
Total Operating expenses.............           8,052          149,809       293,655     1,176,733      1,956,671
Loss from operations.................          (8,052)        (165,334)     (329,077)     (800,260)    (1,330,672)
Other income (expense)...............         --                (1,575)      (17,487)      (71,836)      (119,449)
                                             --------     ------------  ------------  ------------  -------------
Net loss.............................        L (8,052)      L (166,909)   L (346,564)   L (872,096) $  (1,450,121)
                                             --------     ------------  ------------  ------------  -------------
                                             --------     ------------  ------------  ------------  -------------
Basic and diluted net loss per
  share..............................        L  (0.03)       L   (0.10)    L   (0.07)    L   (0.17) $       (0.29)
                                             --------     ------------  ------------  ------------  -------------
                                             --------     ------------  ------------  ------------  -------------
Shares used in computing basic and
  diluted net loss per share.........         236,626        1,672,225     5,000,000     5,000,000      5,000,000
                                             --------     ------------  ------------  ------------  -------------
                                             --------     ------------  ------------  ------------  -------------

BALANCE SHEET DATA

                                                                           AS OF DECEMBER 31,
                                                      ------------------------------------------------------------
                                                        1995       1996        1997         1998          1998
                                                      ---------  ---------  ----------  ------------  ------------
                                                                AMOUNTS IN POUNDS STERLING             AMOUNTS IN
                                                                                                      U.S. DOLLARS
Cash and cash equivalents...........................     L   43    L 2,408    L 12,868     L  33,868  $     56,316
Deferred revenue....................................     --         --          --           228,244       379,524
Total assets........................................      1,948     20,544      36,437     1,631,931     2,713,575
Total stockholders' equity (net capital
  deficiency).......................................     (3,052)    (2,461)   (349,025)   (1,221,121)   (2,030,480)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDES FORWARD-LOOKING STATEMENTS WITH RESPECT TO OUR FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THE FACTORS DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

OVERVIEW

    We produce and deliver, through our wholly-owned operating subsidiary, Town Pages UK Limited, an Internet-based interactive service, TownPages, designed to provide comprehensive, up-to-date locally-focused information about covered towns and cities in the United Kingdom.

    From the commencement of our business in November 1995 through June of 1998, we only had aggregate revenues of L25,620 and incurred L1,110,214 in losses during that period. During that time, we primarily engaged in experimental prototype operations in Alton, England. We began offering the TownPages service on a commercial basis in Winchester, England in June 1998, after installing seven touch-screen public information point kiosks in Winchester, England in late May, 1998. An eighth touch-screen kiosk was temporarily installed in Brighton, England in July 1998 and has recently been moved to Andover, England, which is closer to the Winchester area. Our revenues have increased since commercial operations commenced in the late spring of 1998. Revenues for the third and fourth quarters of 1998 were L28,548 and L1,080,519 ($1,796,687), respectively. We incurred losses of L444,184 for the third quarter of 1998 and earned profits of L160,777 ($267,340) for the fourth quarter of 1998. Revenues for the year ended December 31, 1998 were L1,120,103 ($1,862,507). We incurred an aggregate loss of L872,096 ($1,450,121) for 1998. We have incurred substantial losses since our inception. As of December 31, 1998, we had an accumulated deficit of approximately L1.4 million ($2.3 million). The profits in the fourth quarter arose from increased complex Web site design services revenue, which was not completely offset by the expenses incurred in expanding the TownPages service. Work in December 1998 on complex Web site design services contracts for four customers accounted for approximately 96% of our 1998 revenues. We expect significant additional net losses to continue on an annual and quarterly basis until at least late in the year 2000.

    During the three year period commencing upon the completion of this offering, we intend to roll out the TownPages service across the United Kingdom, expanding the TownPages database to cover, and installing approximately 3,450 kiosks in, substantially all of the major towns and cities in the United Kingdom. We may also explore opportunities in other appropriate markets in Europe and elsewhere in the future.

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997.

ADVERTISING REVENUES

    Advertising revenues increased to L40,839 ($67,907) for the year ended December 31, 1998, from L5,063 for the year ended December 31, 1997. The increase was due primarily to the commencement of commercial operations of TownPages in Winchester, England and an increase in the number of subscribers to the TownPages service. We installed seven TownPages kiosks in Winchester, England in late May 1998 and a kiosk in Brighton, England in July 1998. We anticipate that revenues from those combined programs will account for a substantial amount of net revenues in the future.

CONTRACT REVENUE AND OTHER

    Contract and other revenues increased to L1,079,264 ($1,794,600), of which L159,742 ($265,619) are with a related party, for the year ended December 31, 1998 from L3,296 for the year ended

December 31, 1997. The increase was due to the commencement of four contracts for complex Web site design services during the fourth quarter of 1998. Revenues of L1,079,264 ($1,794,600), of which L159,742 ($265,619) are with a related party, were recognized under these contracts in 1998. These four contracts accounted for 19%, 14%, 30% and 33% respectively of total net revenues for the year ended December 31, 1998. See "Risk Factors" and "Related Party Transactions--Travel the Net Ltd." We anticipate that revenues from Web site design services will form a lesser percentage of total revenues as advertising and other services develop.

    Our management performs ongoing credit evaluations of our customers' financial condition and generally does not require collateral on accounts receivable. When required, we maintain allowances for credit losses and those losses have not been material to date. There was no allowance for doubtful accounts as of either December 31, 1997 or December 31, 1998.

MAINTENANCE AND HOSTING COSTS

    Maintenance and hosting costs consist primarily of Internet connection charges, Web site equipment leasing costs, purchase and installation of public information point kiosks, repair and maintenance of equipment and systems, collection, development, and processing for display on TownPages of locally-focused content. Maintenance and hosting costs increased to L179,776 ($298,932) for the year ended December 31, 1998, from zero for the year ended December 31, 1997. The actual pound sterling increase in maintenance and hosting costs was primarily due to the costs associated with the installation and maintenance of the eight TownPages kiosks. We anticipate that those costs will continue to grow in absolute amounts for the foreseeable future as we pursue our expansion plan.

COSTS OF CONTRACT AND OTHER REVENUES

    Cost of contract and other revenues consists primarily of certain Web site design costs and related operating costs. Cost of contract and other revenues increased to L563,854 ($937,576) for the year ended December 31, 1998 from L43,781 for the year ended December 31, 1997. The increase was due to the commencement of four contracts for Web site design services during the fourth quarter of 1998. Costs of L526,044 ($874,706), directly related to these contracts, were incurred in the quarter. We anticipate that those costs will continue to grow in absolute amounts for the foreseeable future as we pursue our expansion plan.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses include expenses associated with the development of services, products and our Web site and consist principally of personnel costs, overhead costs, editorial costs, equipment depreciation and supplies. These costs have been charged to research and development expenses as incurred. Research and development expenses increased to L67,910 ($112,921) for the year ended December 31, 1998, from L40,832 for the year ended December 31, 1997. The pounds sterling increase in research and development expenses was primarily due to the roll-out of TownPages into the Winchester, England market and attendant increases in the number of personnel involved in the development of our Web site. We expect that research and development expenses will grow significantly in pounds sterling for the foreseeable future as we pursue our expansion strategy and devote substantial resources to the development of services, products and our Web site.

    SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, commissions, advertising and other marketing related expenses. Sales and marketing expenses also include personnel costs and costs associated with our radio, bus, direct mailings, printed ads, film trailer advertising and telesales campaigns in the United Kingdom. Sales and marketing expenses increased to L351,633 ($584,695) for the year ended December 31, 1998, from L20,194 for the year ended

December 31, 1997. The pounds sterling increase in sales and marketing expenses was primarily due to the roll-out of TownPages into the Winchester, England market and attendant increases in the number of sales personnel, increased sales commissions and increased expenses associated with promotion and marketing efforts. We expect that sales and marketing expenses will grow significantly in pounds sterling for the foreseeable future as we pursue our expansion and branding strategy and hire additional sales and marketing personnel.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting, facilities and legal and other fees for professional services. General and administrative expenses increased to L715,168 ($1,189,181) in the year ended December 31, 1998, from L220,057 for the year ended December 31, 1997. The pounds sterling increase in general and administrative expenses was primarily due to increases in the number of personnel to support the growth of our business, increases in recruiting costs related to filling key senior executive positions and costs associated with the preparation and updating of our business plan. General and administrative expenses decreased as a percentage of net revenues because of the growth in net revenues. We expect that we will incur additional general and administrative expenses in pounds sterling for the foreseeable future as we hire additional personnel and incur additional expenses related to the growth of the business and our operations as a public company.

    INTEREST EXPENSE, NET

    Interest expense, net includes income from our cash and investments and expenses related to our financing obligations. Interest expense, net increased to L71,836 ($119,449) for the year ended December 31, 1998, from L17,487 for the year ended December 31, 1997. The increase in pounds sterling was primarily due to an increase in borrowings from an affiliate of Kevin R. Leech, a director and, through a corporate affiliate, the owner of 90% of our share capital. We anticipate that this interest expense will decrease significantly after the affiliate converts the indebtedness into our Series A preferred shares. We anticipate that the balance of this interest expense will be eliminated when the balance of the indebtedness to the affiliate is repaid or refinanced at the closing. However, the reductions will be offset to the extent the indebtedness to the affiliate is refinanced at the closing or we have borrowings under the contemplated credit facility to finance our expansion or for other corporate purposes.

NET LOSS

    Although our net revenues increased for the year ended December 31, 1998, as compared to the year ended December 31, 1997, a substantial increase in operating expenses to finance the continued development of TownPages, increased penetration of existing markets and expansion into additional markets caused us to incur a net loss of L872,096 ($1,450,121) for the year ended December 31, 1998, as compared to a net loss of L346,564 for the year ended December 31, 1997. We anticipate that losses will continue on an annual and quarterly basis until at least late in the year 2000.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

NET REVENUES

    Net revenues increased to L8,359 for the year ended December 31, 1997, from L6,225 for the year ended December 31, 1996. The increase in net revenues was due primarily to an increase in the number of advertisers subscribing to our products and services. During these periods all of our net revenues were derived from sales made to customers based in the United Kingdom.

COST OF REVENUES

    Cost of revenues consists primarily of Internet connection charges, Web site equipment leasing costs, purchase and installation of public information point kiosks, depreciation, repair and maintenance of equipment and systems, collection, development, and processing for display on TownPages of locally-focused content, certain Web site design costs, and related operations costs. Costs of revenues increased to L43,781 for the year ended December 31, 1997, from L21,750 for the year ended December 31, 1996. This increase in costs of revenues in pounds sterling was due primarily to the continued growth in expenditures to develop and test market TownPages in Alton, England, which was only nominally offset by an insignificant increase in revenues during this testing and development phase as compared with the prior period. We anticipate that these costs will continue to grow in absolute amounts for the foreseeable future as we expand our operations in existing markets and enter new markets.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT

    Research and development expenses include expenses associated with the development of services, products and our Web site and consist principally of personnel costs, overhead costs, editorial costs, equipment depreciation and supplies. These costs have been charged to research and development expenses as incurred. Research and development expenses increased to L40,832 for the year ended December 31, 1997, from L21,148 for the year ended December 31, 1996. We expect that research and development expenses will grow significantly in pounds sterling for the foreseeable future as we pursue our expansion strategy and devote substantial resources to the development of services, products and our Web site.

    SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, commissions, advertising and other marketing related expenses. Sales and marketing expenses also include personnel costs and costs associated with our radio, bus, direct mailings, print advertising, film trailer advertising and telesales campaigns in the United Kingdom. Sales and marketing expenses decreased to L20,194 for the year ended December 31, 1997, from L24,943 for the year ended December 31, 1996. The decrease in sales and marketing expenses was due to TownPages incurring start-up costs in respect of promotional items in the year ended December 31, 1996. We expect that sales and marketing expenses will grow significantly in pounds sterling for the foreseeable future as we pursue our expansion and branding strategy and hires additional sales and marketing personnel.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting, facilities and legal and other fees for professional services. General and administrative expenses increased to L220,057 for the year ended December 31, 1997, from L94,429 for the year ended December 31, 1996. General and administrative expenses increased both in pounds sterling and as a percentage of net revenues primarily due to increases in the number of personnel to support the growth of our business, and increases in recruiting costs related to filling key senior executive positions, which were only nominally offset by an insignificant increase in net revenues during this testing and development phase as compared with the prior period. We expect that we will incur additional general and administrative expenses in pounds sterling as we hire additional personnel and incur additional expenses related to the growth of the business and our operations as a public company.

    INTEREST EXPENSE, NET

    Interest expense, net includes income from our cash and investments and expenses related to our financing obligations. Interest expense, net increased to L17,487 for the year ended December 31, 1997, from L1,575 for the year ended December 31, 1996. The increase in pounds sterling was primarily due to an increase in borrowings from an affiliate of Kevin R. Leech, one of our directors and our principal stockholder.

NET LOSS

    We incurred a net loss of L346,564 for the year ended December 31, 1997, as compared to a net loss of L166,909 for the year ended December 31, 1996. The increase in pounds sterling was primarily due to a substantial increase in operating expenses to finance the continued testing, development and enhancement of TownPages, which was only nominally offset by an insignificant increase in revenues as compared with the prior period.

LIQUIDITY AND CAPITAL RESOURCES

    Since February 1996, we have financed our operations primarily through a discretionary secured operating line of credit for our Town Pages UK Limited subsidiary with Glen Investments Limited. Kevin R. Leech, a member of our board of directors and the principal beneficial owner of our ordinary shares, is the beneficial owner of 100% of the outstanding share capital of Glen Investments Limited. Advances under the line of credit bear interest at 9% per annum, are payable on demand, and are secured by a first security interest in all of the assets and property of Town Pages UK Limited, our operating subsidiary. At December 31, 1998, we owed approximately L1.8 million ($3.0 million) inclusive of interest, under the line of credit. Upon completion of this offering, L850,000 ($1,413,380) of the amount anticipated to be outstanding to Glen Investments Limited, including interest, will be converted into 850,000 shares of our 9% Series A preferred shares. The balance of the outstanding loans and indebtedness owed to Glen Investments Limited will be repaid from the net proceeds of this offering or will be refinanced. We are seeking to establish a new credit facility from a commercial lender effective upon completion of this offering of up to L3.0 million ($5.0 million). We contemplate that any new line of credit shall be secured by a first security interest in all of our assets and advances under that line of credit shall be based upon agreed upon percentages of our eligible accounts receivable. As of the date of this prospectus, we do not have a commitment from any lender for any proposed credit facility. See "Related Party Transactions."

    Net cash used in operating activities increased to L271,718 for the year ended December 31, 1997 from L142,718 in the year ended December 31, 1996, and increased to L1,214,000 ($2,018,639) for the year ended December 31, 1998, as compared to L271,718 for the year ended December 31, 1997. The increase in net cash used resulted primarily from increasing net losses and accounts receivable, partially offset by increases in accrued expenses.

    Net cash used in investing activities decreased to L16,746 for the year ended December 31, 1997 from L22,417 in the year ended December 31, 1996, and increased to L148,266 ($246,537) for the year ended December 31, 1998, as compared to L16,746 for the year ended December 31, 1997. The increase in net cash used in investing activities resulted primarily from purchases of equipment and eight touch-screen public information point kiosks.

    Net cash provided by financing activities increased to L298,924 for the year ended December 31, 1997 from L167,500 in the year ended December 31, 1996, and increased to L1,383,266 ($2,300,095) for the year ended December 31, 1998, as compared to L298,924 for the year ended December 31, 1997. The increase in net cash provided by financing activities resulted primarily from advances from Glen Investments Limited under the line of credit facility.

YEAR 2000

    The Year 2000 issue refers to the potential failures that computer systems may incur as a result of the date change from 1999 to 2000. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change of the century. As a result, computer systems using these programs may be unable to properly recognize date-sensitive data resulting in the creation of erroneous information or system failure.

    We rely on telecommunications carriers to transmit our Internet traffic over local and long distance networks. It is uncertain what impact the Year 2000 issue will have on the Internet and the Web, or on the ability of users to use their computers to access our services, but major disruption is possible. A possible worst case Year 2000 scenario for us would be if the telecommunications carriers' systems failed. If their networks fail for an extended period of time due to the Year 2000 issue, we will no longer be able to operate our business. In the event our telecommunications carriers' systems are not Year 2000 compliant on a timely basis, we will seek services through carriers who are Year 2000 compliant. However, there is no assurance that this can be accomplished in a cost-effective manner.

    We have taken a number of steps to address the Year 2000 issue. We have completed testing of our hardware, software and data sets according to Year 2000 compliance standards we established internally as the first phase of our Year 2000 compliance certification process. As the next phase of our Year 2000 compliance certification process, we are rechecking these systems in accordance with Year 2000 compliance standards officially established by the British Standards Institute. As a parallel phase of our Year 2000 compliance certification process, we are requesting and receiving certifications from the various vendors of our hardware, software and microprocessor-embedded equipment that the products they have provided to us are fully Year 2000 compliant. Where it is necessary to achieve Year 2000 compliance, we are obtaining upgrades from these vendors. Any failure by our vendors to resolve any Year 2000 issues on a timely basis, or in a manner that is compatible with our systems, could significantly damage our business and financial condition. In the event our vendors do not become Year 2000 compliant on a timely basis, we will seek products and services from vendors who are Year 2000 compliant. However, there can be no assurance that this can be accomplished in a cost-effective manner.

    Although our management expects to incur costs in correcting any Year 2000 issues arising as a result of our suppliers handling of their own Year 2000 issues, our management cannot currently estimate those costs. In the process of testing our hardware, software, data sets and microprocessor embedded equipment, we have not encountered any significant problems to date and expect to be fully Year 2000 compliant by mid-1999. Based on our experience to date, we have only budgeted approximately L5,000 ($8,300) for completion of our Year 2000 remediation efforts. However, there can be no assurance that actual costs of compliance will not significantly exceed this amount.

EFFECTS OF THE EURO

    Under the terms of the Treaty on European Economic and Monetary Union, as of January 1, 1999, the euro was introduced as a common currency among the eleven members of the European Union that are participating in this phase of European Economic and Monetary Union, commonly referred to as EMU. Although the individual currencies of these countries will continue to be used until the end of 2001, their exchange rates with the euro are fixed. The Euro is now being used for transactions that do not involve payment using physical notes and coins of the participating countries. The individual currencies will be replaced with euro notes and coins at the start of 2002 when all countries participating in the EMU are expected to operate with the euro as their exclusive common currency.

    The current government of the United Kingdom has stated that the United Kingdom will not participate in EMU and adopt the euro until after the next general election, at the earliest. We are currently working on the assumption that the next general election will be in 2001 or 2002 and that the United Kingdom will enter the EMU shortly thereafter following confirmation of the government's decision through a referendum.

    We do not currently operate in any countries that have adopted the euro and we therefore do not face a significant currency or competitive exposure to the euro. However, in the future we may expand into a number of these countries.

    In the event that the United Kingdom adopts the euro, we would face a number of costs in altering our accounting-related systems for the new currency, although at present it is too early to estimate what these costs might be. Adoption of the euro in the United Kingdom would also create greater transparency between prices offered to our customers in different countries that participate in EMU.

    A significant amount of uncertainty exists as to the effect that the euro will have on the marketplace. We are assessing the effect that the euro introduction will have on our internal systems and the sale of our products and services. We expect to take appropriate actions based on the results of this assessment. Currently, we do not believe that the adoption of the euro by eleven countries of the European Union will have an adverse impact on our liquidity or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for annual periods beginning after December 15, 1997 and we adopted its provisions in fiscal 1998. Reclassification for earlier periods is required for comparative purposes. To date, the statement has not had a material impact on our financial position or results of operations.

    In June 1997, the FASB issued SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. To date, the statement has not had a material impact on our financial position or results of operations.

    In February 1998, FASB issued SFAS No. 132, "EMPLOYERS' DISCLOSURES ABOUT PENSION AND OTHER POSTRETIREMENT BENEFITS," which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 did not have an impact on our results of operations, financial position, or cash flows.

    In March 1998, the American Institute of Certified Public Accounts issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of these costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

    In April 1998, AICPA issued SOP 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard is not expected to have a significant impact on our results of operations, financial position or cash flows.

    In June 1998, FASB issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on our results of operations, financial position, or cash flows.

                                    BUSINESS

OVERVIEW

    We produce and deliver TownPages, an Internet-based interactive service designed to provide comprehensive, up-to-date locally-focused information about specified towns and cities in the United Kingdom. In addition to being a local information content provider, TownPages is a portal to the Internet for consumers. The service is accessible through standard Internet connections to the TownPages Web site at www.townpagesnet.com or www.townpages.co.uk. Our free-to-use touch-screen public information point kiosks are a key element of the TownPages information delivery system.

    TownPages has been successfully tested in Winchester and Alton, respectively, a small city (population approximately 100,000 in 1995) and a small town (population approximately 16,000 in 1995) near London, England. As of December 31, 1998, seven TownPages touch-screen kiosks were installed and operating in and near Winchester and Alton and one was operating in nearby Andover, England (population approximately 12,000 in 1995). During experimental prototype operations in Alton, when we were primarily testing and developing the systems and format of TownPages, we only had revenues of approximately L25,620 ($42,601) from inception in late 1995 through June 1998. We incurred losses of L1,110,214 ($1,846,064) during that period. We began offering the TownPages service on a commercial basis in June 1998, after installing seven touch-screen kiosks in Winchester, England in late May 1998. Our initial advertising campaign to announce TownPages service in the Winchester area was launched at the end of May 1998. Our revenues have increased since commercial operations commenced in the late Spring of 1998. Revenues for the third and fourth quarters of 1998 were L28,548 ($47,470) and L1,080,519 ($1,796,687), respectively. We incurred losses of L444,184 ($738,589) for the third quarter of 1998 and earned profits of L160,777 ($267,340) for the fourth quarter of 1998. The profits in the fourth quarter arose from increased complex Web site design services revenue, which was not completely offset by the expenses incurred in expanding the TownPages service. Work in December 1998 on Web site design services contracts for four customers accounted for approximately 96% of our 1998 revenues. These customers are four United Kingdom companies known as Travel the Net Limited (travelthenet.com), All-Cars.com Limited (all-cars.com), Medic Media Inc. (pharmachannel.com) and Location Developments Limited (eshoppingcentre.com). Mr. Kevin Leech, our principal shareholder and one of our directors, owns 25% of a company that owns 50% of Travel the Net Limited. See "Related Party Transactions--Travel the Net Ltd."

INDUSTRY BACKGROUND AND TRENDS

    THE INTERNET

    The Internet is an increasingly significant global medium for communications. The increasing functionality, accessibility and overall usage of the Internet and online service providers, such as America Online and The Microsoft Network, have made the Internet an attractive commercial medium. The portion of the Internet known as the Web, which has become almost synonymous with the Internet as a whole, has experienced the fastest growth and the most acceptance among ordinary users. Matrix Information and Director Services currently estimates that total worldwide Internet usage is expected to grow from 57 million in 1997 to more than 700 million in 2001. According to NOP Research, over 6 million adults in the United Kingdom used the Internet during the 12 months ended June 1997, and approximately 9 million adults in the United Kingdom were expected to have used the Internet by June 1998. Growth in Internet usage has been fueled by a number of factors, including the availability of a growing number of useful products and services via the Internet, the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers. As Internet accessibility, usage and functionality continue to grow, the Internet is increasingly being used as a medium for direct communication among users, such as E-Mail and bulletin boards, as well as a rapidly growing sales and marketing channel.

    A growing number of users have transacted business over the Web, including trading securities, buying goods, purchasing airline tickets and paying bills. For example, according to Nielsen Media Research, as of October 1998, more than 20% of United States Internet users have made a purchase over the Web. As E-commerce increases, advertisers and direct marketers are increasingly seeking to use the Web to locate customers, advertise and facilitate transactions.

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
    According to The Georgia Institute of Technology's Graphic, Visualization & Usability Center's Ninth World Wide Web User Survey, approximately 81% of all Web users in 1998 will be in either relatively high income management, professional or technical job categories or in education categories, including students. These are consumer categories that many advertisers desire to reach.

EXISTING INTERNET SERVICES AND THE TOWNPAGES SOLUTION

    As users spend more time on the Web, our management believes, they are increasingly seeking information about local events, places of interest, shopping, and other information regarding the communities where they spend most of their time and money. Our management believes that many businesses, in turn, are seeking cost-effective means to target advertising and direct marketing efforts based on demographic characteristics, specific interests, and geographic locations.

    Our management believes that consumers who attempt to use general purpose search engines and navigational guides to access locally-focused content from third-party Web sites may find it difficult to locate the information they seek because it may be scattered at many unrelated Web sites, not locally focused, or out or date or not comprehensive. From an advertiser's perspective, in many instances, traditional print, television, and radio advertising media is not well designed to cost-effectively target audiences segmented topically or geographically. Traditional media is not designed to allow quick revision of the message or delivery of detailed information on a cost-effective basis, if at all. Also, we believe traditional media does not provide advertisers a means for monitoring and evaluating advertisement effectiveness, receiving and processing consumer response effectively or quickly, or interacting with consumers on a real-time basis. As a result, our management believes, a significant opportunity exists for a local town or city guide that meets consumers' demands for easily-accessible, comprehensive local information, and businesses' objectives for targeting, interacting with, and selling to these consumers.

    In contrast, TownPages provides comprehensive, up-to-date information about covered localities in a graphically pleasing format. Consumers can readily access TownPages to make targeted searches of all of the content on the TownPages site. TownPages users can obtain comprehensive, locally-focused information about governmental departments and services, tourist attractions, hotels, restaurants, public transportation timetables, shopping, real estate listings, employment opportunities, arts and entertainment events, community activities, recreation, businesses, professional services, and local news, sports and weather. Interactive sections, such as Town Diaries and Message Boards, and new E-commerce features that we are beginning to introduce, permit users to enter and edit information about local events, exchange messages, and make certain purchases on TownPages.

    Our management believes that our business, governmental, and not-for-profit subscribers can use TownPages to reach targeted audiences both topically and geographically on a more cost-effective basis, than through traditional printed advertising media. Installation of our free-to-use touch-screen public information point kiosks at strategic locations in covered communities both improves TownPages' brand recognition and helps to generate additional traffic. In addition, TownPages uses Internet-based systems and computer processing capabilities to permit quick updating and expansion of customers' displays and Web sites, and rapid collection, monitoring, and processing of consumer data.

GROWTH STRATEGY AND BUSINESS MODEL

    We aim to make TownPages the United Kingdom's premier branded free-use and paid-advertising, locally-focused information provider on the Internet. We intend to pursue the following strategies to achieve that goal:

    - LEVERAGE OUR MODEL TO RAPIDLY ROLL OUT THE TOWNPAGES SERVICE. We intend to roll out the TownPages service across the United Kingdom over the three years following the completion of this offering. During that time, we plan to expand our database to cover, and install touch-screen public information point kiosks in, substantially all the major towns and cities in the United Kingdom. We plan to cover the four major metropolitan centers in the United Kingdom within the next 18 - 24 months. We may also explore opportunities in other appropriate markets in Europe and elsewhere in the future.

    - INSTALL ADDITIONAL TOWNPAGES TOUCH-SCREEN PUBLIC INFORMATION POINT KIOSKS DURING THE NATIONAL ROLL-OUT. During the three year period commencing immediately upon completion of this offering, we plan to install approximately 3,450 touch-screen information point kiosks in the United Kingdom including the 8 kiosks currently in-place. Our management believes that if we rapidly place a

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
      substantial number of our touch-screen public information point kiosks in strategically selected cities and towns, we will obtain a competitive advantage. Our management believes that businesses and local governments like the TownPages kiosk concept because, based upon our experience to date, the touch-screen kiosks are easy to use by individuals who are not necessarily regular Internet users or have no other regular access to the Internet. In addition, the kiosks promote and reinforce the TownPages brand and generate additional traffic on TownPages.

    - ENTER INTO EXCLUSIVE INFORMATION SERVICE ARRANGEMENTS WITH LOCAL GOVERNMENTS IN THE UNITED KINGDOM. We intend to enter into as many contracts with local governments as possible to obtain the right to incorporate locally-focused information available through those local governments into TownPages. Based on our contacts to date with approximately 60 of the approximately 470 larger local and regional councils in the United Kingdom, many of those local governmental bodies appear to desire to obtain a service of the type offered by TownPages. The councils appear to want to communicate more effectively with constituents and promote the use of information technology by a broader segment of the population. Our management believes that exclusive relationships with the councils will provide us with a competitive advantage in those communities, and possibly permit us to achieve our goal of becoming the leading branded Internet-based, locally-focused information provider in the United Kingdom.

    - EXPAND STRATEGIC PARTNERSHIPS WITH INFORMATION PROVIDERS. We intend to continue to seek additional content, further establish and strengthen the TownPages brand, and achieve improved access to, and increased traffic on, the TownPages service, through alliances with other information providers.

    - CONTINUE TO BUILD STRATEGIC RELATIONSHIPS WITH OTHER BUSINESSES. We will continue to build and seek additional strategic and other relationships with local and national businesses to increase revenues, add content, generate additional traffic, and validate and strengthen the TownPages brand.

    - PURSUE ADDITIONAL REVENUE-GENERATING ACTIVITIES, INCLUDING EXPANDED FOCUS ON E-COMMERCE. We plan to expand our revenue sources as opportunities present themselves to use the TownPages service as a platform for taking advantage of commercial opportunities on the Internet.

    - CONTINUALLY ENHANCE TOWNPAGES' FUNCTIONALITY AND PERFORMANCE. We intend to continually upgrade our software and systems and user interfaces to take advantage of developing Internet and emerging information technology delivery capabilities. Our objective is to anticipate customers' needs and develop and maintain a leadership position in the growth of this industry sector by providing effective services in an attractive, easy-to-use format.

PRODUCTS AND SERVICES

    THE TOWNPAGES HOME PAGE

    The TownPages home page is the initial stop for all users of TownPages at our Web site at www.townpagesnet.com or www.townpages.co.uk. Users may access information either on a national (currently United Kingdom) or local basis. The "national" section of the home page leads to various Web sites, advertisers, and information services displayed on TownPages. In keeping with the "touch-screen" feel of the service, users can "press" buttons to arrive at various topically-differentiated destinations. As of January 31, 1999, these destination settings include "Community," "News," "Weather," Timetables," "Property," "Jobs," "Shopping," "Cars," "Leisure," and "Free E-Mail."

    If the user selects a particular town or city destination from the "local" section of the TownPages home page, the user arrives at the local TownPages home page for that town or city or the nearest covered community. This is the primary entry to all of the TownPages information and services pertaining to the chosen town or city. The look and feel is designed to be easy to use, both for users who access TownPages via standard connections to the Internet and for users at TownPages touch-screen public information point kiosks. There are "buttons" to "press" to access various topically differentiated destinations. Currently, these are "Local Directory," "Leisure," "News & Events," "Property," "Community," "Tourism," "Jobs," and "Special Offers." There are also separate "buttons" which allow the user to choose the "Local Directory," "Kiosk Information," "Kid's Pages," "Search," "Local Area Index," enter TownPages-sponsored promotional competitions, and obtain various local news stories. The local home page also announces various community events, such as art exhibitions,

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
special events and performances. Users on any TownPages local home page may return to the primary TownPages home page at any time.

    The various "buttons" link the user to sites which provide comprehensive information and services using an interactive, graphical user interface:

    - LOCAL DIRECTORY--Local businesses and services, organized from "A" to "Z" by category.

    - LEISURE--Local leisure options, organized alphabetically within the following categories linked to this page: "Food & Drink," "Sports," "Arts," and "Entertainment."

    - NEWS & EVENTS--Local news content can be accessed by choosing "Stories." Interactive services allow users to send and receive E-Mail and post announcements of special events and other items of interest on a community bulletin board by selecting "Message" or "Diary."

    - PROPERTY--Local real estate listings.

    - COMMUNITY--Information concerning various local services and community organizations. Information concerning local medical services and related topics of interest can be found under "Health." Local educational institutions, from pre-school through post-graduate, are described under "Education." "Societies" is the place where various community organizations, club, hobby, and special interest groups are listed. Information concerning governmental officials, departments, and services can be found by choosing "Councils."

    - TOURISM--Local "History," "Maps," "Hotels," and "Places of Interest" can be obtained here.

    - JOBS--Local employment listings.

    - SPECIAL OFFERS--Various promotions.

    - KIOSK INFORMATION--The touch-screen public information point kiosks located nearest to the user can be located through this page.

    - KID'S PAGES--Games, fun activities and child-oriented competitions.

    - SEARCH--A means for locating a particular area of interest on TownPages.

    - LOCAL AREA INDEX--A navigational guide to relevant sections of the TownPages Web site.

    DIFFERENTIATED PRESENCE ON THE WEB FOR LOCAL AND REGIONAL BUSINESSES AND
     ORGANIZATIONS

    We create and maintain Web sites and on line displays on TownPages sites for business, governmental agency, and not-for-profit advertisers. TownPages aggregates the Web sites and displays in our locally-focused, comprehensive town and city guide environment. By aggregating a customer's Web site or display with those of numerous other businesses in a comprehensive branded local town and city guide, TownPages provides topical and geographic context to a customer's Web presence in an effort to help generate significant Internet traffic. Our Internet-based system permits quick updating and expansion of sites and displays, and rapid collection, monitoring and processing of consumer data. Our management believes that TownPages offers advertisers the opportunity to reach and interact with targeted audiences in a cost-effective manner.

    We list certain basic contact information for local governments, and a simple line entry for businesses and organizations, on TownPages free of charge. However, we also offer subscribers integrated solutions, for a fee, to establish attractive, customized, multi-page Web sites including design, layout, photography, posting of updated information, hosting and maintenance. Businesses and organizations purchasing our enhanced services are able to provide a targeted audience up-to-date information about their products and services, including photographs, prices, store location, schedules of live entertainment, specials or sales and other relevant information. Most of our enhanced format services are sold under one year contracts, and banner display space is currently sold for three month periods. Enhanced displays range from a relatively simple templated display to a complex multi-level customer Web site with multi-media and interactive features, and includes formats with multiple photos or graphics and banner advertisement on high traffic locations.

    The following table summarizes our display products and services, and prices as of December 31, 1998 (excluding VAT; all prices are approximate and subject to change, and design charges may vary):

PRODUCTS AND SERVICE                                      PRICES
--------------------------------------------------------  --------------------------------------------------------
LINE ENTRY--a line entry similar to a "yellow-            Free-of-charge.
  pages"-type classified listing
TEMPLATED DISPLAY--a relatively simple display of text    Approximately L50 ($83) per annum with a charge of
  and one picture or logo.                                approximately L10 ($17) per change.
ENHANCED TEMPLATED DISPLAY--larger display of text with   Approximately L150 ($249) per annum with a charge of
  additional graphic content including additional         approximately L10 ($17) per change.
  pictures and an E-mail link to a pre-existing existing
  E-mail address.
WEB SITE--a custom-designed Web site, usually consisting  First year charges are approximately L250 ($415) for the
  of multiple pages or linked sites, frequently           first page and approximately L100 ($166) for each page
  incorporating multi-media features.                     thereafter. Additional charges apply for special effects
                                                          and E-commerce features. Annual renewal charges vary
                                                          depending on the size of the Web site, but are generally
                                                          at least 20% of the original cost plus L250 ($415)
                                                          (including maintenance).
COMPLEX WEB SITE--a complex custom-designed Web site.     Priced per individual negotiated contract.
BANNERS--graphical advertising banners or news stories,   Approximately L50--L450 ($83--$748) for each 3 month
  with links to advertiser's content on other TownPages   period, depending upon the location and prominence of
  sites.                                                  the banner on the TownPages site and other factors.

    EXPANSION INTO E-COMMERCE AND OTHER SERVICES FROM THE TOWNPAGES PLATFORM

    We plan to offer electronic commerce functionality and other innovative features to allow businesses to better serve consumers through the Internet and our touch-screen public information point kiosks. Services that we intend to seek to offer in the future include online purchase and payment for goods and services, online ticketing, reservations, sales events notifications, electronic coupons, newsletters and other transactions. These types of services will offer us the opportunity to further attract both consumers and businesses to our sites and to derive revenues through increased fees from businesses for additional services and potentially from online product sales.

    We are beginning to offer electronic commerce services to businesses seeking to complete sales online. We recently completed a test program with TicketLink to provide online theater information services and facilitating theater ticket purchasing through an E-mail and telephone call-back link at a TownPages kiosk which was temporarily located in Brighton, England. We plan to offer that type of service at more TownPages kiosks in 1999. We also plan to introduce online ticket purchasing capabilities in 1999, first, for theater tickets and ultimately for tickets for other types of entertainment, such as sports, movies, concerts, theme parks, and special events, and also for tickets for various forms of transportation.

    MULTI-PLATFORM ACCESS TO TOWNPAGES

    TownPages is accessible through standard Internet connections to our Web site. However, TownPages information and services can also be obtained through our free-to use touch-screen public information point kiosks. Our management believes that the kiosks are a key element of the TownPages service that sets us apart from many other current United Kingdom providers of Internet-based community information services. Our management believes that the touch-screen kiosk delivery system is particularly important in a market like the United Kingdom in which, when compared to the United States market, for example, familiarity with and use of the Internet by the general population is in a relatively early stage.

    To enhance the TownPages brand and establish a leading market position, we have installed and plan to install our touch-screen public information point kiosks at strategic locations in designated communities throughout the United Kingdom where visitors are likely to desire information about local services or events, such as supermarkets, shopping centers, hotel lobbies, bus and railroad stations, colleges, libraries, and tourist information centers. As of December 31, 1998, we had installed seven kiosks in the Winchester, England area and one kiosk in nearby Andover, England.

    The TownPages kiosks currently are manufactured by original equipment manufacturers in the United Kingdom to our specifications from standard components which our management believes are readily obtainable from a number of different manufacturers. The kiosks are designed to be user-friendly for individuals who have little or no familiarity with, or access to, computers or the Internet. Currently, all of our eight operating kiosks are indoors, but we envision a number of different kiosk types, each one appropriate for a different location, such as standing, desk, desktop, wall-mounted, through-glass, and outdoor kiosks. We anticipate that in the future, depending upon location, some TownPages kiosks may have attached peripherals, such as printers, credit card readers, and telephone handsets.

    Each kiosk offers users the same access to TownPages information and services as is available through standard Internet connections. However, a kiosk user will be restricted to the TownPages information service and associated permitted Web sites of our business and government customers and, therefore, will not be able to freely "surf" the Web in public places.

STRATEGIC RELATIONSHIPS

    We have developed, and intend to continue to seek to develop, strategic relationships with information providers, service organizations and businesses to generate additional traffic on TownPages, obtain additional local content, and establish a strong branded local presence in each covered community thoughout the United Kingdom.

    TELEVISION AND RADIO

    As we commence our planned national roll-out in the United Kingdom, we will increasingly seek to enter into co-promotion agreements with local television and radio stations. These arrangements generally will offer content sharing and co-promotion. We expect that we will either (a) assist any television or radio station with which it enters such an agreement to develop a multimedia Web site within TownPages, or (b) will incorporate that station's Web site into TownPages, while our strategic partner will offer promotion and a recognized brand within the market. We hope to receive significant on-air promotion from these television and radio stations that will increase brand awareness and drive traffic to TownPages. In connection with the Winchester launch, we purchased a small number of radio spots, which ran for approximately two weeks, to advertise TownPages on two FM channels which cover Hampshire county, and particularly Winchester. We will continue to purchase paid advertising in connection with product launches.

    NEWSPAPERS

    For similar reasons, we seek to enter into arrangements with regional newspapers in the communities which we service to engage in joint promotion of classified advertising in exchange for benefits such as reciprocal advertising, use of archived materials, and a daily news service. For example, we currently obtain daily and weekly news in exchange for online promotion of the HAMPSHIRE CHRONICLE, the local newspaper covering the Winchester, England area. Our management hopes to expand the number and nature of those arrangements to provide additional revenues and brand development opportunities for TownPages.

    LOCAL BUSINESS ORGANIZATIONS

    We seek to enter into relationships with local and regional business groups in order to obtain additional local content, facilitate introductions to local businesses, and associate the TownPages brand with organizations having a well-known, respected presence in the local communities. For example, we work with Business Link, a quasi-governmental organization in the United Kingdom established primarily to promote small businesses on a county by county basis, and with local Chambers of Commerce for these purposes. We are a member of the Winchester and the Southampton and Fareham Chambers of Commerce, and various industry and other smaller local chambers of commerce and other organizations such as Hampshire Ambassadors, a local organization for the promotion of Hampshire business, and Hampshire Business Link. We intend to expand our relationships with local organizations across England as we roll out the TownPages service.

    LOCAL AND REGIONAL GOVERNMENTS

    Before entering any community, we seek the right, typically on an exclusive basis and for an initial term of up to three years, to incorporate locally-focused information available through that local government into a commercial, locally-focused Internet information service. In return, we agree to display that information on TownPages and to install a specified number of TownPages public information point kiosks in the community. For a fee, which will vary depending upon the size and complexity of the Web site, we will design Web sites for local governments which either have no Web sites or want to upgrade their Web sites, or modify their Web sites to make them more easily useable through touch-screen kiosks. We also offer, for a fee, enhanced displays, placement of additional kiosks, and maintenance of the local government Web site. We will make alternative arrangements to obtain local content concerning a particular community if we are unable to reach agreement with a local government.

    The local governments in the United Kingdom are called "councils." The smallest councils cover parishes. Larger councils cover towns or cities, and the largest ones cover regions. There are approximately 470 local and regional councils in the United Kingdom, excluding smaller town councils and parish councils. The councils are quite powerful, and have a significant and pervasive influence in local business communities. In part, this is due to the fact that the councils covering towns, cities, and regions exercise at the local level many powers and perform many functions which are assigned separately to state and city governments in the United States.

    As we prepare for the national roll-out of TownPages in the United Kingdom, we have begun the process of negotiating arrangements with councils throughout the United Kingdom. As of January 31, 1999, we have entered into agreements with Bracknell Forest Borough Council and St. Edmonsbury Borough Council, for initial terms of three years and one year, respectively, to incorporate locally-focused information available through them into TownPages, to the exclusion of any other commercial, locally-focused Internet information service. Under the terms of these contracts, we will install four and six kiosks in these communities, respectively. As of January 31, 1999, we are negotiating letters of intent, which we generally will not consummate until we receive funding for the installation of kiosks, with 14 other councils. Our experience to date is that many councils appear to desire to bring a service like TownPages into their communities.

    We believe that exclusive relationships with councils will provide us with a competitive advantage, not only in each community, but nationally if we achieve our goal to be the first to establish those relationships with a majority of the councils. In turn, our management believes that each council benefits by making its information and other community information more readily accessible to the community. The TownPages relationship provides an additional local benefit because TownPages' easy-to-use touch-screen kiosks, which are conveniently located in publicly accessible locations, make the service widely available to everyone in the community, not only to those with access to, or knowledge of, computers or the Internet.

    RELATIONSHIPS WITH BUSINESSES WITH STRONG REGIONAL AND NATIONAL BRANDS

    Despite limited operations to date, while we were primarily engaged in prototype testing and development, approximately 400 businesses placed paid advertisements on TownPages as of December 31, 1998. We are seeking to expand the use of TownPages for advertising and other services, not only by small and mid-sized local businesses in the communities for which we have developed "local pages," but also by large national and international concerns. Our management believes that support of the TownPages service by those companies will provide access to many additional users and also further strengthen and validate the TownPages brand, both in local communities and nationally in the United Kingdom.

    As of December 31, 1998, a total of eight TownPages kiosks were installed in facilities operated by Sainsbury's and Tesco, the largest and second largest food retailers in the United Kingdom, South West Trains, the operator of rail services throughout southwest England, The Wessex Hotel, a Forte Hotel, King Alfred's College, Royal Hampshire County Hospital, and The Brooks Shopping Centre.

    We recently conducted a successful test program with TicketLink, described above, for delivery of online theatre information and facilitating ticket purchasing. We are currently conducting a test program with Property Sight, a United Kingdom Internet-based real estate listing service, for listing approximately 7,000 real estate properties for sale on the Internet. We intend to continue to develop strategic and other relationships with local and national businesses to increase revenues, add content, generate additional traffic, and validate and strengthen the TownPages brand.

PLANNED UNITED KINGDOM ROLL-OUT OF TOWNPAGES

    The linchpin of our strategy is to be the first service of our kind with public information point kiosks to establish a national branded presence in the United Kingdom. Starting immediately upon the consummation of this offering and during the ensuing three years, we intend to roll out our service across the United Kingdom, expanding the TownPages database to cover, and installing approximately 3,450 kiosks in, substantially all of the major towns and cities in the United Kingdom.

    For purposes of the rollout, we have divided the United Kingdom into 23 regions. The regions (listed geographically rather than in roll-out order) are:

1. SOUTH WEST
2. MID SOUTH WEST
3. MID SOUTH EAST
4. SOUTH EAST
5. BRISTOL
6. HOME COUNTIES
7. EAST ANGLIA
8. WALES

9. LONDON
10. BIRMINGHAM
11. LEICESTER
12. LIVERPOOL
13. MIDLAND
14. MANCHESTER
15. NORTH MIDLANDS
16. SHEFFIELD

17. LINCS/YORKSHIRE
18. CUMBRIA
19. NEWCASTLE
20. GLASGOW
21. EDINBURGH
22. NORTHERN SCOTLAND
23. NORTHERN IRELAND

    The roll-out plan is designed to:

    ( Introduce TownPages into the major population centers in the United
      Kingdom--London, Manchester, Birmingham and Glasgow--first, and then spread across the United Kingdom. We plan for TownPages to penetrate the four major metropolitan markets in the United Kingdom within the 18-24 month period after the completion of this offering, except that the rollout in the London market, which is very large, is expected to take approximately 30 months.

    ( Achieve penetration of broadly separated geographic markets from the outset to support the "national" marketing strategy.

    ( Benefit from developing brand awareness as TownPages coverage expands incrementally in and around each of the initially targeted markets.

    We have initially focused on the United Kingdom because our management believes that the locally-focused information service we offer has particular value for the relatively concentrated population in the United Kingdom.

SALES AND MARKETING

    Our marketing goal is to position TownPages as the United Kingdom's premier branded free-use and paid-advertising, locally-focused information provider on the Internet. Our approach is to establish and strengthen both national and local branding with local service delivery which fulfills user and customer needs for locally-focused content and presence.

    Our management believes that the techniques used to educate users and customers in Winchester and Alton and establish the TownPages brand in those communities can be adapted to allow the development of an effective strategy in other markets of varying maturity. During our prototype testing and development operations to date, and our commercial roll-out of TownPages in Winchester in the third and fourth quarters of 1998, we advertised primarily in local and regional newspapers, publications, sales promotions and forums. We have also advertised with radio, bus, direct mailings, film trailer advertising, and telesales campaigns.

    Our management generally intends for the service launch in a particular community to be a high-profile community event designed to arouse user interest in, and awareness of, the TownPages service. For example, in Winchester, the kick-off advertising campaign in late May 1998 commenced with a parade through the streets of Winchester and associated handing out of promotional items and leafleting. Leaflet drops in local newspapers and at kiosks sites, demonstrations at kiosk locations, press releases and film trailer advertising in local movie theaters followed.

    The related business customer-oriented launch in Winchester was an event at a local hotel presided over by the local Member of Parliament and attended by local businessmen and community figures. A direct mail campaign aimed at business customers, with follow-up telesales calls, followed. Press releases and local advertisements in the local press and local government publications were also designed to encourage businessmen to advertise on the TownPages service.

    A second advertising campaign in Winchester commenced in mid-September 1998. Users were targeted by press releases, posters near kiosk sites, and competitions. To reach business customers, we did several direct mailings, engaged in a two-week radio campaign, and placed advertising on local buses and in certain business areas of the town. The third advertising campaign, commenced in mid-November 1998 and was mainly designed to sell banner advertising to businesses, centered around telesales calls followed up by salesman visits to targeted businesses.

    We expect that the expansion of our locally-focused service will continue to require extensive local advertisement to develop brand familiarity and encourage initial sales of advertising to local businessmen. However, we plan to expand our regional and national advertising with the planned national roll-out of the TownPages service in the United Kingdom, and to increasingly emphasize radio and television advertising.

OPERATIONS AND INFRASTRUCTURE

    We have no manufacturing capacity and only limited equipment maintenance capabilities. Consequently, we rely upon third parties for our equipment, including our kiosks, and for installation, repair, and maintenance. The kiosks are assembled from standard components available from a variety of suppliers. We intend to enter more formal arrangements with third party providers of equipment and installation, maintenance, and repair services in order to support the planned expansion of TownPages to cities and towns across the United Kingdom.

    We use licensed software site design tools to enable us to build customized displays and Web sites for customers. The production process is currently managed at our headquarters location. Display and Web site creation follows a standard procedure.

    In connection with constructing a TownPages "Local" home page to cover a particular town or city, we must acquire basic data concerning businesses in the community. The process starts with the purchase of a business listing for the locality, supplemented by business data obtained from the local government and various other groups. The list is converted into TownPages business categories during the process of loading the data into our contact management database. We use Goldmine software for our contact management database. Once loaded, the business data is available for our telemarketing organization to verify the existence and data concerning each business and validate the business category placement.

    We have nearly completed the process of synchronizing the TownPages database, with Goldmine as our user interface, across all the TownPages business units, and ensuring easy access to the database by all of our customer contact personnel. The objective is to provide reliable management and updating of the database as automatically as possible. For example, if a business informs us that its telephone number has changed, the sales representative receiving the call is able to immediately make the change on Goldmine, resulting in the correction appearing on the live Web site automatically with no further human intervention the next day. Similarly, if the telesales division sells a mini-display ad for placement on TownPages, the mini-display appears automatically on the live Web site with no further human intervention within two working days after the mini-display data has been inputted into Goldmine. The Goldmine system is also used to track sales of mini-displays, displays, links, higher value Web sites, advertising, and other products and services. To achieve this, the underlying TownPages site database is synchronized on a daily schedule with the Webserver database, so that the up-to-date business listings are available for display on the live Web site.

    Representatives in the field work with customers who wish to place advertisements or otherwise establish sites on TownPages to design their displays and sites and gather images and text. We are seeking to encourage customers to use templated displays and enhanced templated displays in order to facilitate more automatic entry of data into the TownPages database, as well as more rapid updating of displays and more sophisticated monitoring of consumer responses. Once content is collected, data entry personnel input the text, and graphic designers combine the text and scanned images to create custom displays and sites designed to reflect the nature and style of each customer. Once the display and Web site designers have completed their work, the display or Web site is checked for accuracy and published online after customer proofing. The entire process, from our receipt of content to putting a site online, takes approximately 2 days to complete in the case of a templated display, and approximately 1 week or more to complete in the case of a more elaborate Web site, depending on the size and complexity of the Web site. Management believes that the systems and processes we have developed to produce displays and Web sites allow us to create high quality, informative, interactive, multi-media displays and sites in a cost-effective and timely manner.

    The core of the TownPages Web site is database driven, to facilitate the planned national roll-out in the United Kingdom. When additional sections of TownPages are converted to service from the database, rather than a large collection of HTML pages, the TownPages service will operate more quickly and reliably. Also, the changeover to a data-driven structure will make it easier for us to expand the TownPages database as TownPages service is extended to cover each additional town or city. Third party sites are indexed within the TownPages search index by means of Verity Spider software we license, thereby further expediting the task of increasing the data accessible on the TownPages system.

COMPETITION

    The markets for locally-focused, Internet-based, interactive information and advertising content and related services are highly competitive, particularly in markets in which Internet use is more established and commercialization is more advanced. Barriers to entry are relatively insubstantial. Our competitors include Internet-based services and traditional media.

    Potential Internet-based competitors include companies and services organized specifically to provide locally-focused interactive content and services, such as CitySearch, a service of TicketMaster Online-CitySearch, Inc., Digital City, a service of Digital City, Inc., a company wholly owned by America Online Inc. and Tribune Company, Sidewalk, a service of Microsoft Corporation, Zip2, a service operated by Zip2 Corporation, and Around Town, a service operated by WebTV Networks, Inc., which is owned by Microsoft Corporation. Other services, such as GeoCities, TheGlobe.com, and Xoom, sponsor communities of personal Web sites, thereby creating audiences for advertisers which may be topically or geographically segregated. We also compete against search engine and other site aggregation services, such as City.Net, which is offered by Excite, Inc., Lycos City Guide, offered by Lycos, Inc., and Yahoo! Local, offered by Yahoo! Inc., which primarily serve to aggregate links to sites providing local content. Currently, none of these companies is conducting significant operations providing locally-focused information and advertisements generally aimed at towns and cities in the United Kingdom, but GeoCities recently opened an office in London, England. In addition, CitySearch is now offered in some locations, such as in New York City, through touch-screen kiosks.

    In addition, services offered by media companies may compete with us. For example, Cox Interactive Media and Knight-Ridder, Inc., as well as a number of telecommunications and cable companies and Internet service providers, such as SBC Communications Inc. (At Hand) and US West, Inc. (Dive-In), provide local interactive programming.

    United Kingdom-based companies, such as British Telecommunications plc (BT Touchpoint), KDM International plc (County Web), Freepages plc (Scoot), Thomson Directories Ltd. (ThomWeb), and Yellow Pages, a division of British Telecommunications plc (Yell), and Time Out Group Ltd. (TimeOut.com) are competitors. British Telecommunications has tested its BT Touchpoint service which, like TownPages, was offered on touch-screen kiosks, and included community information.

    ThomWeb, owned by Thomson Directories Ltd., is an Internet site enabling users to access and search the Thomson Directories database by name, classification or heading. ThomWeb benefits from the well-established brand name of Thomson Directories, which is reinforced by regular household door drops of free printed Thomson directories. ThomWeb carries extensive "Yellow Pages"--type business listings. The service includes a "Local Information" section with certain basic information on approximately 120 towns and cities in the United Kingdom.

    Another United Kingdom service, Yell, was launched in January 1996 as a Web site produced by Yellow Pages, a division of British Telecommunications plc, featuring a United Kingdom online classified directory. Users are able to search through a business listing of approximately 1.6 million businesses by business type, business name, or location. Yell is primarily a "Yellow Pages"--type business listings service, with some maps and links to Web sites of listed businesses.

    County Web is a service that offers certain business listings and advertisements, local and national news, weather information, and a "life-style" section which includes items on property, cars, jobs, leisure, world links, sports, travel, television, radio and video. Information is organized on a county-by-county basis in England, Scotland and Wales and by town in certain areas.

    Scoot is a service which provides classified and corporate information by telephone and via the Internet. Scoot permits searches to locate businesses by business type, company name, and area/town. Scoot also offers a movie guide and a product guide which permits searches in the following categories: books, business to business, charity, computers & games, electrical goods, fashion, food & drink, health & beauty, home & garden, kids stuff, law & finance, motoring, music & events, sport & fitness, travel, and video.

    TimeOut.com is an online city guide which aims to cover the world's largest cities. Each city guide includes ten sections: Living Guide, Accommodation, Sightseeing, Essential Information, Entertainment, Eating and Drinking, Shopping, Kids, Gay and Lesbian, and Web links.

    To management's knowledge, none of the foregoing United Kingdom-based services, other than BT Touchpoint, is delivered through touch-screen kiosks, and none of them appear to host or link to local governments.

    There are also numerous niche competitors that may focus on a specific category or a geographic region and compete with specific content offerings provided by TownPages. For example, online services such as Top Jobs on the Net, specializing in job management, professional, and technical job listings, and Property Sight, specializing in real estate listings, are active in the United Kingdom.

    We may also compete with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets. Some of these companies have introduced, or may introduce in the future, online services which mainly act as an adjunct to the primary traditional media information delivery system.

    We believe that the principal competitive factors in out markets include depth, quality and comprehensiveness of content, ease of use, distribution, search capability, service reliability and accessibility, and brand recognition. Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than us, and may have significant competitive advantages through other lines of business and existing relationships. Furthermore, these competitors may introduce new Internet products and services addressing these markets in the future. There can be no assurance that our competitors will not develop services that are superior to our services or that achieve greater market acceptance than our offerings.

    There can be no assurance that we will be able to successfully compete against our current or future competitors. Competition could have a material adverse effect on our ability to consummate exclusive arrangements with councils or enter into strategic business alliances, or on its business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    Our success and ability to compete depends in part on the protection of our original content for the Internet and on the goodwill associated with our trademarks, trade names, service marks and other proprietary rights. We rely on copyright laws to protect the original content that we develop for the Internet. In addition, we rely on trademark laws to provide additional protection for the appearance of our Web site. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to us.

    We have registered "TownPages," "Town Pages," and "Town-Pages" as trademarks in the United Kingdom. We also assert common law protection on certain names and marks that we have used in connection with our business activities.

    Our management may explore opportunities in other markets in Europe and elsewhere from time to time. If we pursue any opportunities in those markets, we may incur additional risks because some foreign jurisdictions offer less protection for intellectual property than jurisdictions like the United Kingdom, where we currently do business, or the United States.

    We have registered the following Internet domain names with the InterNIC registration service:

townpagesnet.com   townpagesplc.com   townpagesuk.com
townpages.co.uk    townpagesus.com    townpageseu.com
townpages.org

    However, other companies have registered domain names that may be confusingly similar to our domain name with the result that our business, operations, and financial condition could be materially adversely affected by the operations of those other companies. For example, Omnisys Corporation owns and operates a Web site at www.townpages.com through which it hosts and provides links to Web sites for various Internet Service Providers and content providers, as well as related services. Cape Coral, Florida, Fort Myers, Florida, Amarillo, Texas, and San Antonio, Texas, are the four communities currently served by Web sites through this service, which is called Community Web Pages. To our management's knowledge, this service is not currently being utilized to compete with us in the United Kingdom or Europe. Alton.Org, the registered owner of www.townpages.net, owns a Web site which is intended to provide various information concerning Alton, England and surrounding villages. Alton was the site for our initial prototype testing. Locally-focused information concerning Epsom and Ewell, small communities in England, is provided at a Web site at www.epsom.townpage.co.uk. That Web site was created by Internetworks Ltd., which states on the site that it is an Internet service company that can provide a "TownPage" for any other town which engages its services. This site is now linked to TownPages.

    We will rely on trade secret and copyright laws to protect the proprietary technologies that we may develop to manage and improve our Web site and advertising services, but there can be no assurance that those laws will provide us with sufficient protection, that others will not develop technologies that are similar or superior to ours, or that third parties will not copy or otherwise obtain and use our technologies without authorization. We have no patents or patent applications filed or pending.

    In addition, we rely on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing our Web site and providing related services to users and advertising customers. There can be no assurance that these third party technology licenses will be available or will continue to be available to us on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on our business, financial condition and operating results.

    Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford us little or no effective protection of our intellectual property. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. We anticipate an increase in patent infringement claims involving Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued. Further, there can be no assurance that third parties will not claim that we have misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with our Internet content. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods, any of which could have a material adverse effect on our business, financial condition or operating results.

GOVERNMENT REGULATION

    We are and will be subject to laws and regulations applicable to businesses generally in the countries in which we operate. Currently, there are relatively few laws and regulations directly applicable to access to and commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted, or that existing laws or regulations may be applied differently, with respect to the Internet, covering issues such as user privacy, pricing, and characteristics and quality of products and services. For example, the European Union has adopted a Directive on Privacy, effective on October 24, 1998. The Directive establishes minimum standards for the collection and use of personal identifying information in the European Union, and prohibits the transfer of this information to countries whose privacy standards are deemed inadequate. Any such laws and regulations could hinder growth in use of the Internet generally, and decrease the acceptance of the Internet as a communications and commercial medium, and could thereby have a material adverse effect on our business, results of operations, and financial condition.

    In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by agencies such as the Federal Communications Commission in the United States in the same manner as other telecommunications services. Local telephone carriers, such as Pacific Bell in the United States, have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose higher access fees on the Internet service providers and online service providers. The costs of communicating on the Internet could increase substantially as a result of any such regulation in the United States, the United Kingdom, or elsewhere, potentially slowing the growth in use of the Internet.

    We may be subject to various government laws and regulations, in the United Kingdom and elsewhere, that regulate advertising in media, which may include the Internet. Those laws and regulations typically require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. Such laws and regulations can prohibit the dissemination of false, deceptive, misleading, and unfair advertising, and may grant certain governmental agencies enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and/or other remedies.

    The placement and operation of our kiosks are also subject to various local zoning and similar laws and regulations which could delay, preclude, or increase the cost of kiosk installation and operation.

INSURANCE

    We believe that our insurance coverage for our business is generally in accordance with industry standards and is adequate in light of our business and the risks to which we are subject, except that we do not presently maintain "errors and omissions" insurance. We also currently do not maintain key man life insurance, although we plan to obtain such insurance upon completion of this offering. Any failure to maintain adequate insurance could have a material adverse effect on our business and financial condition.

EMPLOYEES

    We have 21 full-time employees as of December 31, 1998, of whom 9 are design, production and technical personnel, 9 are sales and marketing personnel and 3 are general, administrative and executive management personnel. Two of our executives, Mr. Richard Smith, our interim Chief Financial Officer, and Mr. Barry Charles, our Vice President, are employed by us on a part-time basis. None of our employees is covered by a collective bargaining agreement and our management considers relations with employees and consultants to be good. We are presently employing two subcontractors to perform a substantial part of the four Web site design contracts that currently account for a large portion of our revenues. We expect that we may subcontract work from time to time in the future when the need arises, but we intend to increase our own staff to handle projects as circumstances permit.

FACILITIES

    Our executive office are located at 11 Market Square, Alton, Hampshire, England GU34 1HD, United Kingdom, where we occupy approximately 242 square meters (approximately 2,540 square feet) of office space under a lease assigned to it by Westbrook Property Developments Ltd. for L1. We pay approximately L36,000 ($59,860) per year in rent under the lease. Westbrook Property Developments Ltd. leased the premises from Lloyds Bank plc. in 1989 for a 25 year term. Prior to the assignment, Westbrook licensed the space to us. The lease terminates on September 28, 2014. Andrew Neville Lyndon-Skeggs, our President, is the founder, Managing Director, and the beneficial owner of all of the shares of Westbrook Property Developments Ltd. See "Related Party Transactions."

    While we presently have no other facilities, we anticipate that in connection with the planned expansion of our operations we will add facilities as appropriate.

LEGAL PROCEEDINGS

    We are not involved in any pending or, to our knowledge, threatened legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors, and their ages at December 31, 1998, are as follows:

NAME                                      AGE                                    POSITIONS
------------------------------------      ---      ---------------------------------------------------------------------
Viscount Edward James Wingfield
  Lifford...........................          49   Chairman of the Board and Director
Andrew Neville Lyndon-Skeggs........          49   President, Managing Director and Chief Executive Officer
Richard J. Smith....................          51   Chief Financial Officer and Director
Barry B. J. Charles.................          60   Vice President and Director
Kevin R. Leech......................          55   Director
Nigel E. C. Talbot-Ponsonby.........          52   Director
Howard E. Flight, M.P...............          50   Director
Simon J. Ward.......................          54   Director

    Our amended Articles of Association provide that at the first annual general meeting of our shareholders, all of our directors shall retire from office. In English companies, when a director ceases to be a director, whether voluntarily or otherwise, we say that the director has "retired." Our directors are subject to retirement by rotation. At every one of our subsequent annual general meetings, one-third of our directors who are subject to retirement by rotation or, if their number is not three or a multiple of three, the number nearest to one-third of our directors, shall retire from office. If there is only one director who is subject to retirement by rotation, that director shall retire. Subject to the provisions of the U.K. Companies Act 1985, the directors to retire by rotation shall be those who have been longest in office since their last appointment or retirement. As between persons who became or were last reappointed directors on the same day, those to retire shall be determined by lot unless they otherwise agree among themselves. If a director retires by rotation and the vacancy is not filled by the shareholders, the retiring director shall be deemed to have been reappointed if he is willing to be reappointed. However, the director in that situation shall not be deemed to be reappointed, if the shareholders determine not to fill the vacancy or a resolution to reappoint the director is voted upon and defeated. Our shareholders holding a majority of our ordinary shares may remove any director from office at any time, with or without cause.

    We have granted to the representative of the underwriters the right, for a period of 5 years from the closing of the offering, to nominate a designee of the representative for election to our board of directors. The representative has not yet exercised its right to designate such a person. If the representative elects not to exercise this right, then the representative may designate one person to attend meetings of our board of directors.

BACKGROUND INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

    VISCOUNT EDWARD JAMES WINGFIELD LIFFORD. Lord Lifford is an investment manager and has worked on behalf of a wide range of clients over the past twenty-five years. In 1990 Lord Lifford was affiliated with the firm Neilson Cobbold, where he managed funds for clients. That company was acquired by Rathbone Bros. in 1996. He is now a director of Rathbone Bros. and is responsible for managing several billion pounds of discretionary money both in the United Kingdom and internationally. He is also a director of City of Winchester Investments plc and Winchester Cottage Improvement Society plc. Lord Lifford joined us in December 1998 as chairman of our board of directors.


    ANDREW NEVILLE LYNDON-SKEGGS. Mr. Lyndon-Skeggs was a founder of Town Pages UK Limited in 1995 and has served as President and Managing Director of that company since September 1995 and of TownPagesNet.com plc since our formation in 1998. He graduated from Cambridge University with a degree in Land Economy in 1970, and has also received a Master of Arts degree, with highest honors, from Cambridge. From 1970 to 1972, Mr. Lyndon-Skeggs worked as a commercial property negotiator for Savills. He then obtained a position with Trafalgar House plc where he undertook commercial and residential property developments. In 1978 Mr. Lyndon-Skeggs took a position with Wates Developments, working on residential developments in central London. In 1981, Mr. Lyndon-Skeggs founded Westbrook Property Developments Ltd., a company engaged in commercial, healthcare and residential developments. He remains the Managing Director of that company, although daily management is now handled by a Project Manager. Mr. Lyndon-Skeggs is responsible for our overall leadership and management.

    RICHARD J. SMITH. Mr. Smith has served as our interim Chief Financial Officer and as a director since December 1998. Mr. Smith is a Fellow of the Association of Chartered Certified Accountants, qualifying in 1970. In 1972, he moved to Jersey (Channel Islands) and after working as an audit manager for three years moved to Hambros Channel Islands Trust Corporation as their accountant. In 1978, he took a position as Finance Controller with Avis Channel Islands car rental and motor dealership operations. After the disposal of those businesses by Avis, he became Chief Executive for the new private owner. In 1986 he moved back into the finance industry as Deputy Finance Manager for Save & Prosper in Jersey, Channel Islands, a Robert Fleming fund management subsidiary. Since 1988, Mr. Smith has acted as a Finance Director for Kevin R. Leech's portfolio of investments.

    BARRY B. J. CHARLES. Mr. Charles is trained as an electronics engineer. After working as a design engineer, he joined the Radio Corporation of America in 1965, where he held a number of positions in sales, marketing and executive management, including a European assignment at RCA's operations in Belgium. In 1983, Mr. Charles became President of Pacesetter Electronics International, Inc., an international distributor of electronic components and systems with operations in North America, the United Kingdom, Australia and New Zealand. In 1986, this group was sold to Eurodis Electron plc (formerly Electron House plc), a United Kingdom company listed on the London Stock Exchange and Mr. Charles joined their Board of Directors. Eurodis is a large, pan-European distributor of electronic components and systems. Mr. Charles was named Group Managing Director of Eurodis in 1990, Group Chief Executive of Eurodis in 1993 and Vice Chairman (semi-retired) of Eurodis in 1998. Mr. Charles joined us in December 1998 as a Vice President and director.

    HOWARD E. FLIGHT, M.P. In 1971, Mr. Flight joined the firm N.M. Rothschild & Co. Ltd as an investment advisor. In 1977, he joined Wardley Ltd. (the Hong Kong Bank's Merchant Bank). In 1979, he joined Guiness Mahon, becoming a director in 1983. In 1987, he became Joint Managing Director of Guiness Flight on its formation where he is responsible for the company's currency and fixed interest operations, for business development in India, the United States institutional markets and for the private client business. Mr. Flight entered Parliament as the Conservative M.P. for Arundel & South Downs in May 1997. In 1998, Guiness Flight merged with Investec Asset Management and Mr. Flight became the Joint Chairman of Investec Guiness Flight. Mr. Flight received his MBA degree from the University of Michigan. Mr. Flight joined us in December 1998 as a director.


    KEVIN R. LEECH. Mr. Leech is the Executive Chairman of ML Laboratories plc, a United Kingdom company listed on the London Stock Exchange which is engaged in the research and development of ethical pharmaceuticals and related products. He is the co-founder of ML and controls 53% of its equity. He is also Executive Chairman of Queensborough Holdings plc, a United Kingdom company listed on the London Stock Exchange whose principal activities are in the leisure sector, and of which he owns 29.7%. In addition, Mr. Leech is a director and principal shareholder of numerous privately-owned companies resulting from his role as a provider of private venture capital. The activities of the companies are varied and include other leisure and technology-related companies, including topjobs.net plc. See "Related Party Transactions." Mr. Leech is also the beneficial owner, directly or indirectly, of Glen Investments Limited and of Raven Ventures Limited, both of which are private investment companies. See "Related Party Transactions." In October 1998, Mr. Leech was awarded an honorary

Doctorate of Laws degree from the University of Manchester. Mr. Leech joined us in December 1998 as a director.

    NIGEL E.C. TALBOT-PONSONBY. Mr. Talbot-Ponsonby is a Fellow of the Royal Institution of Chartered Surveyors having qualified in the United Kingdom in 1974. He then joined the firm of Strutt and Parker, Consultant Surveyors, where he specialized in Estate Business Management and the leisure industry sector. He subsequently joined Humberts, Chartered Surveyors, in Lincolns' Inn Fields, London to establish their new joint venture vehicle, Humberts Landplan, with Williams & Glyns Bank Ltd., specializing in tax planning and the leisure sector. He was a partner in Humberts for 16 years, subsequently becoming an equity partner and co-founded Humberts Leisure. In 1991, he led a management buy-out of the leisure division's consultancy business using city funding to create Humberts Leisure Limited, International Leisure Business Specialists, which now operates throughout the United Kingdom and Europe and of which he is Executive Chairman. Mr. Talbot-Ponsonby joined us in December 1998 as a director.


    SIMON J. WARD. Mr. Ward became qualified as a chartered accountant in the United Kingdom in 1968. He joined the Middle East branch of Ernst & Young and became a partner in 1974 where he worked in East Africa, Kuwait, Saudi Arabia and the United Arab Emirates. He returned to the United Kingdom in 1988 and established the firm Cuthbert Ward in 1991, which firm was later merged with Fellowes and Co. to form CW Fellowes Limited. CW Fellowes Limited served as the independent business advisor of Town Pages UK Limited from 1995 to 1997. Mr. Ward specializes in advising growing businesses particularly in an international environment. Mr. Ward joined us in December 1998 as a director.


BACKGROUND INFORMATION CONCERNING CERTAIN KEY EMPLOYEES

    JAMES WILKINSON. Mr. Wilkinson has served as our Vice President-Information Technology since December 1997. He received a 1(st) class honors degree in Applied Mathematics from Dublin University in 1974. He is a professional analyst/programmer with almost 25 years of high and low level software design experience. From September 1974 through December 1997, he was employed by International Business Machines, Inc. in various programming, software design, IBM PC system architecture and product development team leader capacities, including work on various IBM PC display adapters and video device drivers. Consequently, he has a great deal of experience with and knowledge of PC display adapters, PC hardware, PC architecture, small systems architecture, operating systems, programming techniques and programming languages.


    ALAN SMITH. Mr. Smith has served as our Commercial and Councils Manager since November 1997. He received a Retail degree from Millbank College, Liverpool, England, in 1971, and a Retail degree in Business Management from Halton, Cheshire, England in 1976. Mr. Smith was employed by the Journal of Commerce in Liverpool, England from 1975 to 1980, and by Link House Magazines, publishers of various weekly and monthly periodicals in the United Kingdom, from 1980 to 1985. In each case, he progressed from an account manager position to a position as sales manager responsible for several publications. Mr. Smith operated his own advertising and public relations agency from 1988 to 1994, and a business and marketing consultant business from 1994 to 1996. Mr. Smith was a consultant to The Corporate Net Ltd., presently known as topjobs.net plc, a company which owns and operates a Web site offering recruitment advertising in the United Kingdom, Ireland, and Switzerland, from July 1996 to October 1996. In November 1996, Mr. Smith became General Manager of The Corporate Net Ltd., and in February 1997 he became Commercial Manager, in which capacity he was responsible for setting up exclusive marketing programs with America OnLine, Riley Advertising, and others.

COMMITTEES OF THE BOARD OF DIRECTORS

    On December 15, 1998, our board of directors established an audit committee and a compensation committee. The audit committee, initially comprised of Messrs. Flight, Leech, Lifford, Talbot-Ponsonby, and Ward, has responsibility for, among other things, the planning and review of our annual and periodic reports and accounts and the involvement of our auditors in that process, focusing particularly on compliance with legal requirements and accounting standards and the rules of the Amex, the Commission, and the United Kingdom, and the establishment of an effective system of internal financial controls. The audit committee makes recommendations to our board of directors regarding the independent auditors to be nominated for ratification by our shareholders and those other matters, but the ultimate responsibility for those matters remains with our board of directors. The compensation committee, which is initially comprised of Messrs. Flight, Leech, Lifford, Talbot-Ponsonby, and Ward, will recommend to our board of directors compensation plans and arrangements, including awards of any stock options, with respect to our executive officers, directors, and key personnel. Our board of directors does not currently have and does not currently intend to establish an executive committee or a nominating committee, as those functions are to be performed by our entire board of directors.

COMPENSATION OF DIRECTORS FOR ATTENDANCE AT MEETINGS

    We expect to enter into agreements with our independent directors prior to the consummation of this offering. The agreements will provide that each independent director other than Viscount James Lifford will be paid L6,000 ($9,977) per year for attending all of the meetings of our board of directors. Viscount James Lifford is paid L12,000 ($19,954) per year to serve as our chairman. Our executive directors, who are also our employees, will receive no cash compensation for serving on the board of directors. All directors are reimbursed for their reasonable expenses incurred to attend meetings of our board. We anticipate that our board of directors will hold regularly scheduled meetings quarterly.

DIRECTORS' INTERESTS

    Other than as disclosed under "Principal Stockholders" and under "Management--Option Grants," none of our directors has any interest in our issued share capital which is required to be notified to us under Section 324 or
Section 328 of the U.K. Companies Act 1985, or is required under Section 325 of the U.K. Companies Act 1985 to be entered into the register referred to in that Section; nor are there any of those interests of any person connected with any director within the meaning of Section 346 of the U.K. Companies Act 1985 the existence of which is known to, or could with reasonable diligence be ascertained by, that director. Mr. Andrew Neville Lyndon-Skeggs and Mr. Kevin R. Leech each have material transactions with us in addition to their status as directors or officers. See "Related Party Transactions" for a discussion of those transactions. Our officers and directors are paid certain amounts for the performance of their duties. See "Management-- Compensation of Directors for Attendance at Meetings; Employment Agreements."

EXECUTIVE COMPENSATION

    The following table presents information relating to compensation awarded to, earned by or paid to our Chief Executive Officer. He was our only executive officer whose compensation exceeded L60,000 ($99,768) during our fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                  ----------------------------------------------------------------------------------
                                    YEAR ENDED                                                      OTHER ANNUAL
NAME AND PRINCIPAL POSITION        DECEMBER 31,           SALARY               BONUS ($)            COMPENSATION
--------------------------------  ---------------  ---------------------  --------------------  --------------------
Andrew Neville Lyndon-Skeggs,...          1998       L65,000  $  108,082     L--     $  --         L7,000  $  11,640
President and Chief Executive
  Officer

    The aggregate value of benefits to be reported under the "Other Annual Compensation" column did not exceed the lesser of L30,070 ($50,000) or 10% of the total of annual salary and bonus reported for Mr. Lyndon-Skeggs. These amounts do not include amounts expended by us for automobiles made available to our officers, expenses reimbursed to officers (including business travel, professional and business association dues and expenses) and other benefits commonly reimbursed or paid by companies in the United Kingdom.

    The aggregate compensation paid to all persons who served in the capacity of director or executive officer during our fiscal year ended December 31, 1998 (8 persons) was approximately L65,000 ($108,082).

EMPLOYMENT AGREEMENTS

    We intend to enter into new employment agreements with certain of our key employees prior to the effective date of the registration statement of which this prospectus is a part. Our management anticipates that each of these employment agreements will be for a one year term or less, renewable by mutual agreement of the parties thereto, and that the employment agreements will provide, among other things, that each of the employees party thereto shall provide services to us on a full-time basis. The agreements shall contain post-termination restrictive covenants relating to non-competition with us, non-solicitation of our customers, non-dealing with our customers and non-solicitation of our suppliers and employees. In addition, each employment agreement shall contain an express obligation of confidentiality in respect of our trade secrets and confidential information and provide for us to own any intellectual property rights created by the executives in the course of their employment.

    Pending negotiation, execution, and delivery of those agreements, each of our officers and key employees has entered into an agreement, cancelable by either party on short notice (generally 30-90 days' notice), to provide services to us. Under the terms of his employment agreement, Mr. Andrew Neville Lyndon-Skeggs, our President and Managing Director, is paid L80,000 ($133,024) base salary per year plus a bonus of L20,000 ($33,256) per year.

    Mr. Richard J. Smith and Mr. Barry B. J. Charles, our interim Chief Financial Officer and our Vice President, respectively, only devote a small portion of their working hours each week to our business. Their salaries are L20,000 ($33,256) per year and L30,000 ($49,884) per year, respectively. Town Pages is currently searching for a new, full-time Chief Financial Officer. There can be no assurance that a full-time Chief Financial Officer will be hired prior to the closing of this offering. Mr. Andrew Neville Lyndon-Skeggs holds the top managerial position of another company which he owns, but he devotes substantially all of his working hours to our business. Because of their involvement in other businesses, situations could arise in the future which could result in conflicts of interest for certain of our executive officers and directors, but we do not presently anticipate that any such events to occur in the foreseeable future. Certain of our officers and directors will benefit from the completion of this offering, either because they are existing shareholders or because of other transactions with us. See "Risk Factors" and "Related Party Transactions."

    Each of our executive officers has the right to participate in the various share option schemes and plans described below. If any of our directors is removed from office without cause on less than six months notice, the director will continue to receive fees for attending directors' meetings for the balance of the six months.

EXECUTIVE SHARE OPTION PLAN

    We operate a share option plan, The Town Pages Executive Share Option Plan, under which our directors and employees may acquire ordinary shares. Awards under the plan are not pensionable and the plan is not designed to be a plan approved by the U.K. Inland Revenue. A summary of the plan follows.

    NUMBER OF ORDINARY SHARES. An aggregate of 10% of the ordinary shares issued and outstanding from time to time may be issued or issuable under the plan and all other employee share schemes or plans which may be established by us in the future. For the purposes of this limit, options which lapse or ordinary shares held in treasury are not taken into account. Upon completion of this offering, an aggregate of 700,000 ordinary shares shall be issuable under the plan.

    ELIGIBILITY. Full-time executive directors and all of our employees and any of our subsidiaries (designated by the directors) who are not within two years of their normal retirement date are eligible to participate in the plan.

    GRANT OF OPTIONS. Options will be granted by our compensation committee, a majority of which consists of independent directors. Options will normally only be granted concurrently with or within 42 days of this offering or the announcement of our annual or interim results.

    PERFORMANCE CONDITIONS. The compensation committee may grant options subject to performance conditions which are intended to link the exercise of options to sustained improvements in our underlying financial performance. It is not intended that options granted concurrently with this offering will be granted subject to performance conditions.

    OPTION PRICE. Options will be granted at option prices to be determined by the compensation committee, which, excluding options granted concurrently with this offering, shall not be a less than 100% of the fair market value of the ordinary shares on the date of grant. Fair market value is defined as a value for the ordinary shares based on the closing price of the ADSs offered hereby, as traded on the Amex or the other principal U.S. market for our securities, on the business day immediately preceding the date of grant. Where ordinary shares are to be subscribed on the exercise of an option, the option price cannot be less than the nominal value of an ordinary share.

    LIMITATION ON EMPLOYEE PARTICIPATION. An employee's participation is limited so that, excluding any options granted concurrently with this offering, the aggregate price payable for ordinary shares under option in any ten-year period does not exceed a multiple of ten times the employee's remuneration. This limit applies to options granted under the plan and any other executive share plan established by us or associated companies.

    EXERCISE OF OPTIONS. Options will normally be exercisable, subject to any performance condition being satisfied and the optionholder remaining a director or employee of ours or of any of our subsidiaries, on the third anniversary of grant. Options may also be exercised early in certain circumstances, for example, upon an optionholder ceasing to be an employee due to death, injury, ill health, disability, redundancy, retirement, or following our sale of a subsidiary or division in which the optionholder works, or in certain circumstances where the optionholder is transferred to work overseas, or in the event of a takeover or winding up of our company. Options are not transferable and may only be exercised by the persons to whom they are granted, except that in the case of the death of the optionholder, options may be transferred to his or her heirs or estate.

    EXCHANGE OF OPTIONS. In the event we are taken over, optionholders may, subject to the consent of the acquiring company, exchange their options for options for ordinary shares or shares in the acquiring company, or other associated compensation in the acquiring company.

    ISSUES OF ORDINARY SHARES. Ordinary shares issued upon the exercise of options will rank equally with ordinary shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

    VARIATION IN SHARE CAPITAL. Options may be adjusted following certain variations in our share capital, including a capitalization or rights issue.

    TERMINATION OF THE PLAN. No options may be granted under the plan after the tenth anniversary of the adoption of the plan.

    AMENDMENTS. The directors may amend the plan, except that amendments relating to eligibility to participate in the plan, the limitations on the benefits of optionholders under the plan, the number of ordinary shares which may be issued under the plan, and the basis for determining the exercise price of options may not be made to the advantage of optionholders without prior approval of our shareholders in a general meeting, except for minor amendments relating to tax and administrative matters. Additionally no amendments which would adversely effect the rights of existing optionholders may be made without their consent.

OPTION GRANTS.


    Upon the commencement of this offering, we plan to issue to certain of our officers, directors and employees options to purchase an aggregate of 190,000 of our ordinary shares, exercisable at the initial public offering price of the ADSs. The following table lists the names, executive offices, and number of options to be granted upon the commencement of this offering to our executive officers and directors:


                                                                                                     NUMBER OF
NAME OF OPTION HOLDER                                           OFFICE                            ORDINARY SHARES
------------------------------------  ----------------------------------------------------------  ---------------
Viscount Edward James Wingfield
  Lifford...........................  Chairman of the Board and Director                                 7,500
Andrew Neville Lyndon-Skeggs........  President, Managing Director and Chief Executive Officer          70,000
Richard J. Smith....................  Interim Chief Financial Officer and Director                      20,000
Barry B.J. Charles..................  Vice President and Director                                        5,000
Kevin R. Leech......................  Director                                                           5,000
Nigel E. C. Talbot-Ponsonby.........  Director                                                           5,000
Howard E. Flight, M.P...............  Director                                                           5,000
Simon J. Ward.......................  Director                                                           5,000

    All of the options granted are for a period of ten years and are normally exercisable only after three years from the date of grant provided that the holder's continuous full-time employment with us does not terminate during that three year period. Earlier exercise of these options is permitted in limited circumstances (See "Executive Share Option Plan" above).

PENSION PLAN.

    We sponsor a defined contribution pension plan for our directors, officers and employees. All employees are eligible to join the plan and can make contributions into the plan. At the discretion of our board of directors, we contribute amounts up to 10% of participating employees' annual compensation into the plan. Total contributions for all employees for the period ended December 31, 1996, and the years ended December 31, 1997 and December 31, 1998 were zero, L9,429 ($15,679), and L19,327 ($32,137), respectively. The plan is administered by Pembroke Asset Management Ltd., Southampton, United Kingdom.

BOARD ACTION AND POWERS

    Our amended Articles of Association in effect upon completion of this offering provide that, unless otherwise determined by ordinary resolution, our board of directors shall consist of not less than two nor more than ten members.

    Except as noted below, the board of directors may at any time appoint any person to be a director either to fill a vacancy or as an additional director, provided that the number of directors does not exceed ten. Any person so appointed by the board of directors shall hold office only until the next annual general meeting of shareholders and shall then be eligible for election by the shareholders but shall not be taken into account in determining the number of directors who are to retire by rotation at such meeting as set out below. At each annual general meeting of shareholders, one-third of the directors (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office by rotation. The directors to retire by rotation shall include (as far as may be necessary to obtain the number required) any director who wishes to retire and not to offer himself for reelection, and shall then include those members who have served the longest on the board of directors. A retiring director shall be eligible for immediate re-election.

    Any provisions of the U.K. Companies Act 1985 or other United Kingdom statutes applicable to us which would have the effect of rendering any person ineligible for appointment as a director or liable to vacate office as a director on account of his having reached any specified age or of requiring special notice or any other special formality in connection with the appointment or election of any director over a specified age, shall not apply to us.

    Directors shall not be required to hold any of our ordinary shares by way of qualification. A director who is not a shareholder shall nevertheless be entitled to attend and speak at shareholders' meetings.

    BORROWING POWERS. Subject to the limitations noted below, the directors may exercise all our powers to borrow money, and to mortgage or charge our undertaking, property and uncalled capital or any part or parts thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party. The directors shall restrict our borrowings and exercise all voting and other rights, powers or control or rights of influence exercisable by us and any of our subsidiaries or in relation to our subsidiaries so that the aggregate amount for the time being outstanding of all money borrowed by us and for the time being remaining outstanding of all money borrowed by us (exclusive of borrowings owed by us to any subsidiary or by any subsidiary to us or another subsidiary) shall not at any time without the previous sanction of an ordinary resolution of our shareholders exceed the sum of two times shareholders equity as set forth in our consolidated balance sheet for our most recent fiscal year, from time to time, as audited by our independent public accountants.

    REMUNERATION AND EXPENSES. The remuneration of the directors will be determined by the directors but shall not in the aggregate exceed L250,000 ($415,700) per year (disregarding any compensation payable to directors in their capacity as executives) or such higher amount as may from time to time be determined by an ordinary resolution of our board. Such remuneration shall (unless such resolution otherwise provides) be divisible among the directors as they may agree or, failing agreement, equally, except that any director who shall hold office for only part of the period with respect to which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office. Any director who holds any executive office (including for this purpose the office of chief executive officer or vice-chairman of the board of directors, whether or not such office is held in an executive capacity) or who serves on any committee of the directors, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the directors may determine. The directors may repay to any director all reasonable expenses as he may incur in attending and returning from meetings of the directors or of any committee of the directors or shareholders' meetings or otherwise in connection with our business.

    PENSIONS AND OTHER BENEFITS. The directors shall have the power to pay and agree to pay gratuities, pensions or other retirement superannuation, death or disability benefits to (or to any person in respect of) any director or ex-director and, for the purpose of providing any such gratuities, pensions, or other benefits, to contribute to such scheme or to pay premiums.

    INDEMNIFICATION AND INSURANCE. Our directors and officers (excluding auditors) shall be indemnified by us out of our own funds against and/or exempted by us from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office. This indemnification includes (without prejudice to the generality of the foregoing) any liability incurred by him in investigating, preparing for and defending any inquiries or investigation, claim or proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer, director, or employee of our company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability with respect to any such act or omission in which relief is granted to him by a court. In that regard, we shall have the power to advance funds to any such officer, director or employee in payment of all costs, charges, losses, expenses, and liabilities incurred by him in investigating, preparing for or defending any such inquiries, investigations, claims or proceedings whatsoever. Our ability to indemnify or exempt our officers and directors from liability is limited by the provisions of the U.K. Companies Act 1985. In addition, the board of directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director or officer of any "relevant company" (as defined below) or who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of any relevant company are interested including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution and/or discharge of his or her duties and/or in the exercise or purported exercise of his or her powers and/or otherwise in relation to his or her duties, power, or offices in relation to any relevant company, or any such pension fund or employees' share scheme. For purposes of this paragraph, "relevant company" shall mean us, any holding company of ours or any other body, whether or not incorporated, in which we or such holding company or any of the predecessors of us or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with us, or any subsidiary of us, or of such other body.

    At present, there is no pending litigation or proceeding involving a director or executive officer of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under the provisions, described above, or otherwise, we have been advised that in the opinion of the Commission, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    INTERESTED DIRECTOR TRANSACTIONS. Subject to certain provisions of the U.K. Companies Act 1985 designed to enforce fair dealing by directors and prevent their taking financial advantage, and provided that a director has disclosed to the directors the nature and extent of any interest, a director

    (1) may be party to or otherwise interested in any contract, transaction, or arrangement with us or in which we are otherwise interested,

    (2) may be a director or other officer of or employed by a party to any contract, transaction or arrangement with or otherwise interested in any body corporate promoted by us or in which we are in any way interested and

    (3) he (or any firm of which he is a partner, employee or member) may act in a professional capacity for us (other than as auditor) and be remunerated therefore and shall not (save as otherwise agreed by him) be accountable to us for any benefit which he derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate or for such remuneration.

    No such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit.

    Except as otherwise provided below, a director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of interests in shares or debentures or other securities of, or otherwise in or through, us. A director shall not be counted in the quorum of a meeting in relation to any resolution on which he is not entitled to vote. Provided that a director has disclosed the nature and extent of his interests, a director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

    (1) the giving of any security, guarantee or indemnity with respect to (a) money lent or obligations incurred by him or by any other person at the request of or for the benefit of we or any of our subsidiaries, or (b) a debt or other obligation of ours or any of our subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

    (2) any proposal concerning an offer of shares or debentures or other securities of or by us or any of our subsidiaries in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or subunderwriting of which he is to participate;

    (3) any proposal concerning any other body corporate in which he is interested, directly or indirectly, and whether as an officer or shareholder or otherwise, provided that he (together with persons connected with him within the meaning of Section 346 of the U.K. Companies Act 1985) does not have any interest (as that term is used in Sections 198 to 211 of the U.K. Companies Act
1985) in 1% or more of the issued equity share capital of any class of such body corporate (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of the Articles to be a material interest in all circumstances);

    (4) any proposal relating to an arrangement for the benefit of our employees or any of our subsidiaries which does not award him any privilege or benefit not generally awarded to the employees to whom such arrangement relates; and

    (5) any proposal concerning insurance which we propose to maintain or purchase for the benefit of directors or for the benefit of persons who include directors.

                             PRINCIPAL STOCKHOLDERS


    The following table contains information concerning (1) those persons whom we know beneficially own more than 5% of our outstanding ordinary shares, (2) our directors, (3) our chief executive officer, and (4) all of our directors and officers as a group. Unless otherwise indicated in the footnotes below, this information is based on share ownership as of December 31, 1998. Except as otherwise noted, the persons named in this table, based upon information provided by those persons to us, have sole voting and investment power with respect to all ordinary shares beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is c/o TownPagesNet.com plc, 11 Market Square, Alton, Hampshire, England GU34 1HD, United Kingdom. Ordinary shares beneficially owned and percentage of ownership are based on 5,000,000 ordinary shares outstanding before this offering and 7,200,000 ordinary shares to be outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to our ordinary shares. An asterisk (*) indicates beneficial ownership of less than 1% of outstanding ordinary shares or voting power.



                                                                                         PERCENTAGE OF OUTSTANDING
                                                                                              ORDINARY SHARES
                                                                 NUMBER OF ORDINARY          BENEFICIALLY OWNED
                                                                       SHARES         --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                             BENEFICIALLY OWNED   BEFORE OFFERING  AFTER OFFERING
---------------------------------------------------------------  -------------------  ---------------  ---------------
Raven Ventures Limited.........................................        4,500,000             90.00%           62.50%
  La Motte Chambers
  St. Helier, Jersey,
  Channel Islands JE11BJ
Kevin R. Leech.................................................        4,500,000             90.00%           62.50%
  La Motte Chambers
  St. Helier, Jersey,
  Channel Islands JE11BJ
Andrew Neville Lyndon-Skeggs...................................          279,000              5.58%            3.88%
Wing Capital Limited...........................................          200,000              4.00%            2.78%
  25 Turnbulls Lane, Gibraltar
J.W. Cole......................................................          200,000              4.00%            2.78%
  25 Turnbulls Lane, Gibraltar
Barry B. J. Charles............................................           27,500                 *                *
Howard E. Flight, M.P..........................................            7,000                 *                *
Viscount E. J. Wingfield Lifford...............................           14,000                 *                *
Nigel E. C. Talbot-Ponsonby....................................           14,000                 *                *
All directors and executive officers as a group
  (8 persons)..................................................        4,841,500             96.83%           67.24%


    Raven Ventures Limited is a Guernsey (Channel Islands) corporation. Kevin R. Leech, one of our directors, beneficially owns 100% of the outstanding shares of Raven Ventures Limited.


    The securities owned by Wing Capital Limited, a Gibraltar corporation, consist of immediately exercisable ten year options to acquire 200,000 of our ordinary shares owned by Raven Ventures Limited, exercisable at L0.03 ($0.06) per share, the average price per share paid for those ordinary shares. See "Related Party Transactions." J.W. Cole, a private investor, is the indirect beneficial owner of 100% of the outstanding shares of Wing Capital Limited.


    Mr. Charles' holdings listed in the table above include 7,000 ordinary shares owned beneficially and of record by Mrs. Barry Charles, as to which Mr. Barry Charles disclaims beneficial ownership.

                           RELATED PARTY TRANSACTIONS

LOANS AND ADVANCES FROM AFFILIATES


    Since February 1996, we have financed our operations primarily through a discretionary operating line of credit with Glen Investments Limited, a corporate affiliate of Kevin R. Leech. Mr. Leech is a member of our board of directors. As of the date of this prospectus, he is the beneficial owner of approximately 90% of our ordinary shares, and on the closing of this offering he will be the beneficial owner of approximately 62.50% of our ordinary shares. Advances under the line of credit bear interest at 9% per annum, are payable on demand, and are secured by a first security interest in all of the assets and property of Town Pages UK Limited, our operating subsidiary. As of December 31, 1998, an aggregate of approximately L1.8 million ($3.0 million) was outstanding under this credit facility, inclusive of accrued and unpaid interest. We believe that the terms of the discretionary line of credit are comparable to those available to us on an arm's length basis with unaffiliated lenders in the area.


    Simultaneous with consummation of the offering, Glen Investments Limited shall convert L850,000 ($1,413,380), of the indebtedness anticipated to be then outstanding to Glen Investments Limited, including interest, into 850,000 shares of our 9% Series A preferred shares. See "Description of Share Capital--Preferred Shares" for a description of the terms of the 9% Series A preferred shares.

    The balance of our outstanding indebtedness to Glen Investments Limited in respect to the line of credit will be repaid from the net proceeds of this offering or will be refinanced. We will seek to establish a new credit facility from a commercial lender effective upon completion of this offering of up to L3.0 million ($5.0 million). We contemplate that any new line of credit shall be secured by a first security interest in all of our assets and advances under such line of credit shall be based upon agreed upon percentages of our eligible accounts receivable. As of the date of this prospectus, we do not have a commitment from any lender for a proposed credit facility.

CERTAIN INVESTMENT TRANSACTIONS


    In February 1996, Glen Investments Limited, a Channel Islands (Jersey) corporation wholly-owned by Kevin R. Leech, agreed to provide the discretionary operating line of credit to Town Pages UK Limited, now our operating subsidiary. In three separate transactions between June 14, 1996 and November 12, 1996, Glen Investments Limited purchased a total of 57,395 ordinary shares of Town Pages UK Limited (approximately 76% of its share capital) for an aggregate sum of L100,000 ($166,280). In December 1998, the percentage of Town Pages UK Limited's share capital owned by Glen Investments Limited was increased to 90% through the pro rata transfer of ordinary shares owned by the minority shareholders of Town Pages UK Limited, and Glen Investments Limited transferred its ordinary shares of Town Pages UK Limited to Raven Ventures Limited, another corporate affiliate of Kevin R. Leech.



    On December 15, 1998, TownPagesNet.com plc, which was incorporated in England and Wales on July 31, 1998 as Town Pages Holdings plc, acquired all of the outstanding shares of Town Pages UK Limited. In that transaction, each shareholder of Town Pages UK Limited received approximately 66.208 of our ordinary shares in exchange for each ordinary share of Town Pages UK Limited owned by those shareholders. TownPagesNet.com plc did not conduct any business prior to the exchange transaction. As a result, Mr. Kevin R. Leech, a member of our board of directors is, as of the date of this prospectus, the beneficial owner, indirectly through Raven Ventures Limited, of approximately 90% of our ordinary shares. See "Principal Stockholders."


TOPJOBS.NET PLC


    Mr. Kevin R. Leech is the beneficial owner, through a wholly-owned corporate affiliate, of approximately 80% of the currently outstanding share capital of topjobs.net plc. topjobs.net plc owns and operates a Web site in the United Kingdom, Ireland, and Switzerland for recruitment advertising, known as Top Jobs on the Net. Whereas the job listings on TownPages are primarily targeted to the local community and presented in a bulletin board or banner format, topjobs.net plc is focused on offering a variety of recruitment services for corporations and recruiting firms advertising for a national or international pool of management, technical, and professional positions in an expanded display format. Although it is possible that topjobs.net plc may ultimately represent a competitor in the United Kingdom and elsewhere, we do not believe that this will happen in the foreseeable future. In April 1999 a registration statement covering the initial public offering of topjobs.net plc was declared effective by the SEC.


TRAVEL THE NET LTD.

    Mr. Leech is a 25% shareholder of Leisure Concepts International, which owns 50% of Travel the Net Ltd. Travel the Net Ltd. is a development stage company which provides travel information and reservation services over the Internet. Travel the Net Ltd. is the exclusive provider of the travel "channel" on TownPages. Travel the Net Ltd. is currently one of our largest customers, accounting for approximately 14% of our revenues for our fiscal year ended December 31, 1998. Although it is possible that Travel the Net Ltd. may ultimately represent a competitor in the United Kingdom and elsewhere, we do not believe that this will happen in the foreseeable future.

OFFICE SPACE LEASE ASSIGNMENT FROM WESTBROOK PROPERTY DEVELOPMENTS LTD.

    Our executive office is located at 11 Market Square, Alton, Hampshire, England GU34 1HD, United Kingdom, where we occupy approximately 242 square meters (approximately 2,540 square feet) of office space under a lease assigned to us by Westbrook Property Developments Ltd. for L1. We pay approximately L36,000 ($59,860) per year in rent under the lease. Westbrook Property Developments Ltd. leased the premises from Lloyds Bank plc. in 1989 for a 25 year term. Prior to the assignment, Westbrook licensed use of the space to us. The lease terminates on September 28, 2014. Andrew Neville Lyndon-Skeggs, our President and Managing Director, is the founder, Managing Director, and the beneficial owner of all of the shares of Westbrook Property Developments Ltd. We believe that the terms of the lease are comparable to those available to us on an arm's length basis with unaffiliated lessors in the area.

OTHER MATTERS

    In December 1998, and in connection with its agreement to continue its funding commitment to Town Pages UK Limited, Glen Investments Limited, an affiliate of Kevin R. Leech, agreed to grant to Wing Capital Limited immediately exercisable options to acquire 200,000 of our ordinary shares owned by Glen Investments Limited. Glen Investments Limited then transferred all of our ordinary shares it then owned to Raven Ventures Limited, another corporate affiliate of Kevin R. Leech, subject to the options. The options are exercisable at any time over a period of ten years at a per share exercise price equal to L0.03 ($0.06) per ordinary share, the average price per ordinary share paid by Glen Investments Limited for those ordinary shares. In consideration for those options, Wing Capital Limited, a Gibraltar corporation owned by certain business associates of Kevin R. Leech, and its shareholders severally agreed to indemnify Glen Investments Limited for up to 4.0% of any losses incurred under the line of credit extended to us by Glen Investments Limited.

    Simon J. Ward, one of the members of our board of directors, is also a director of CW Fellowes Limited, our operating subsidiary's independent business advisor from 1995 to 1997. In 1998 we paid a total of L62,573 ($104,047) in professional fees to CW Fellowes.

                          DESCRIPTION OF SHARE CAPITAL

    The following summarizes information about our capital structure and related summary information about provisions of our Memorandum of Association and Articles of Association and applicable English law, and the rights of holders of our preferred shares and ordinary shares. This summary information is not complete. You should refer to our Memorandum of Association and Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus is part and which are available for inspection as part of our registration statement, if you would like further information.

GENERAL

    Our authorized share capital is 20,000,000 ordinary shares of 1p nominal value per ordinary share, and 5,000,000 Series A preferred shares of L1.00 nominal value per preferred share.

PREFERRED SHARES

    Our Articles of Association authorize our board of directors, by resolution, to issue the preferred shares in such number as the board of directors may, from time to time, determine without any further vote or action by the shareholders. Any preferred shares so issued would have priority over the ordinary shares with respect to dividend or liquidation rights, or both.


    Upon consummation of this offering, a corporate affiliate of Kevin R. Leech, a member of our board of directors and our principal stockholder, will exchange L850,000 ($1,413,380) principal amount of 9% demand notes payable by us for an aggregate of 850,000 9% Series A preferred shares of TownPagesNet.com plc. The holders of the 9% Series A preferred shares will be entitled to receive annual non-cumulative dividends out of funds legally available therefor, and each of those shares will have a preference in the amount of L1 ($1.6628) over the ordinary shares in the event of our liquidation or dissolution. The terms of our 9% Series A preferred shares prohibit the payment of cash dividends on our ordinary shares in any year until we also declare and pay a 9% dividend on our Series A preferred shares. The 9% Series A preferred shares will not be entitled to vote and will not be redeemable, except by mutual agreement of TownPagesNet.com plc and the holder commencing no earlier than 12 months after the completion of this offering. Those Series A preferred shares will be convertible into ordinary shares, at the option of the holder, at any time commencing 12 months after the completion of this offering, at a conversion price equal to L7.22 ($12.00), which sum is 120% of the initial public offering price of the ADSs offered hereby. See "Related Party Transactions."


ORDINARY SHARES


    As of the date of this prospectus, 5,000,000 of our ordinary shares are issued and outstanding and are fully paid or credited as fully paid, each of which are in registered form. Upon completion of this offering, 7,200,000 ordinary shares will be issued and fully paid (7,530,000 ordinary shares if the underwriters' overallotment option is exercised in full), each of which will be in registered form. No holder of ordinary shares will be required to make additional contributions of capital in respect of those shares in the future.


ISSUE OF SHARES

    Subject to any special rights previously conferred on the holders of any issued shares or class of shares, any share of ours may be issued with any preferred, deferred, or other special rights. They may also be issued subject to any restrictions, whether as regards dividends, return of capital, voting, or otherwise, as an ordinary resolution of a general meeting of our shareholders may from time to time determine, and subject to any determination by them, as our board of directors may determine. We may issue redeemable shares provided that there are shares in issue at the time which are not redeemable.

    Subject to the provisions of the U.K. Companies Act 1985, the authorized but unissued shares are at the disposal of the directors who may issue, grant options over or otherwise dispose of them to those persons and on whatever terms they deem appropriate.

    By virtue of Section 80 of the U.K. Companies Act 1985, our directors may not, subject to limited exceptions in respect of employee share schemes, exercise any power to issue shares (or grant any right to subscribe for or convert other securities into shares) unless they have been authorized to do so by an ordinary resolution. Any authorization must state the maximum amount of shares which may be issued under it and the date of which it will expire, which must not be more than five years from the date the resolution is passed. On December 15, 1998, an ordinary resolution was passed authorizing the Directors pursuant to Section 80 of the U.K. Companies Act 1985 to exercise all their powers to issue shares up to an aggregate of the whole of our authorized but unissued share capital, until December 31, 2003.

    If ordinary shares are to be issued for cash, Section 89 of the U.K. Companies Act 1985, requires, subject to limited exceptions in respect of employee share schemes, that those shares first be offered to existing holders of shares in proportion to their holdings. However, Section 95 of the U.K. Companies Act 1985 provides that in certain circumstances the directors of a company may by special resolution be given power to issue shares as if Section 89 did not apply. On December 15, 1998, a special resolution was passed disapplying the provisions of Section 89 in respect of the issue of shares in connection with a rights issue and otherwise in respect of the issue of shares up to an aggregate of the whole of our authorized but unisssued share capital, that authority to expire at the close of business on December 31, 2003.

    See "Risk Factors" for limitations on exercise of preemptive rights.

ALTERATION OF SHARE CAPITAL

    We may from time to time by ordinary resolution of our shareholders in a general meeting:

    (1) increase our share capital by the sum, to be divided into shares of those amounts, as the resolution shall prescribe;

    (2) consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

    (3) cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of our capital by the amount of the shares so canceled; and

    (4) subdivide our shares, or any of them, into shares of smaller amount than is fixed by our Memorandum of Association (provided that the proportion between the amount paid and the amount, if any, unpaid on each reduced share must be the same as on the share from which the reduced share is derived), and so that the resolution whereby any share is subdivided may determine that, as between the holders of the shares resulting from that subdivision, one or more of the shares may, as compared with the others, have any preferred, deferred, or other special rights or be subject to any restrictions, as we have power to attach to unissued or new shares.

    We may purchase or enter into a contract under which we will or may purchase any of our own shares of any class (including any redeemable shares, if any then exist) provided that the required shareholder approval is obtained. However, shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for the purpose, and any premium (if any is applicable) must, subject to certain exceptions, be paid out of distributable profits. If there shall be in issue any shares convertible into equity share capital of the class proposed to be purchased, then we shall not purchase or enter into a contract under which we will or may purchase those equity shares unless either the terms of issue of those convertible shares include provisions permitting us to purchase our own equity shares or the purchase, or contract, has first been approved by an extraordinary resolution passed at a separate meeting of the holders of those convertible shares.

    We may by special resolution of our shareholders in a general meeting reduce our share capital or any capital redemption reserve, share premium account, or other undistributable reserve in any way, subject in each case to confirmation by the English courts.

DIVIDEND RIGHTS

    Holders of ordinary shares are entitled to receive those dividends as may be recommended by our board of directors and declared by us in a general meeting, but no larger dividend may be declared than is recommended by our board of directors, and we, in a general meeting may declare a smaller dividend, and those interim dividends as our board of directors may decide. However, the terms of our Series A preferred shares prohibit the payment of cash dividends on our ordinary shares in any year until we also declare and pay a 9% non-cumulative dividend on our Series A preferred shares during that year.

    Our board of directors may fix a date as the record date by reference to which a dividend on the ordinary shares or the preferred shares will be declared or paid, whether or not it is before the date on which the declaration is made. Any dividend on the ordinary shares or the preferred shares unclaimed for a period of 12 years from our date of payment shall be forfeited and shall revert to us. No dividend on an ordinary share or a preferred share will bear interest.

RIGHTS IN LIQUIDATION

    Subject to the rights attached to the Series A preferred shares described above and any other shares issued on special terms and conditions, upon our liquidation or winding up, after all our debts and liabilities and the expenses of the liquidation have been discharged, any surplus assets will be divided among the holders of ordinary shares in proportion to their holdings after deducting any amounts remaining unpaid in respect of those shares.

NOTIFICATION OF INTEREST IN ORDINARY SHARES

    Section 198 of the U.K. Companies Act 1985 obliges any person (subject to exception) who acquires an interest of 3% or more in the ordinary shares to notify us of his interest within two business days following the day on which the obligation to notify arises. After the 3% level is exceeded, similar notification must be made in respect of whole percentage figure increases or decreases, rounded down to the next whole number. For the purposes of the notification obligation, the interest of a person in the shares means any kind of interest in shares (subject to certain exceptions) including any shares (1) in which his spouse or his child or stepchild, is interested, (2) in which a corporate body is interested where either (a) that corporate body or its directors are accustomed to act in accordance with that person's directions or instructions, or (b) that person controls one third or more of the voting power of that corporation body, or (3) in which another party is interested where the person and that other party are parties to a "concert party" agreement under
Section 204 of the U.K. Companies Act 1985 and any interest in shares is in fact acquired by any one of the parties pursuant to the agreement. A "concert party" agreement is an agreement which provides for one or more parties to it to acquire interests in shares of a particular company and imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of the interests.

    In addition, Section 212 of the U.K. Companies Act 1985 enables us, by notice in writing, to require a person whom we know or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares to confirm that fact or (as the case may be) to indicate whether or not that is the case, and where he holds or has during this relevant time held an interest in the shares, to give further information as may be required relating to his interest and any other interest in the shares of which he is aware.

    In addition to the restrictions on the rights attaching to shares imposed by the U.K. Companies Act 1985 for noncompliance with Section 212 of that Act, our Memorandum and Articles of Association apply additional restrictions. The restrictions imposed or applied can potentially include disenfranchisement, loss of entitlement to dividends and other payments and restrictions on alienability.

VOTING RIGHTS OF ORDINARY SHARES AND SHAREHOLDER MEETINGS

    Under English law, there are two types of general meeting of shareholders, annual general meetings and extraordinary general meetings. An annual general meeting must be held at least once in each calendar year and not later than 15 months from the previous annual general meeting. At the annual general meeting matters such as the election of directors, appointment of auditors and the fixing of their remuneration, approval of the annual accounts and the directors' report and declaration of dividends are dealt with. Any other general meeting is known as an extraordinary general meeting.

    The directors may convene an extraordinary general meeting and must convene one if demanded by holders of not less than 10% of the paid-up shares. An annual general meeting and an extraordinary general meeting called to pass a special resolution must be called by at least 21 clear days' notice specifying the place, day and time of the meeting and the general nature of the business to be transacted. No business may be transacted at any general meeting unless a quorum of two persons entitled to vote on the business to be transacted is present in person or by proxy.

    At a general meeting, a simple majority of the votes cast is sufficient to pass an ordinary resolution. A special resolution requires a majority of not less than 75% of the votes of those shareholders as (being entitled to do so) vote in person or by proxy on the resolution in question. A small number of matters relating to variation of the rights attaching to different classes of shares and proceedings in a winding-up require the authority of an extraordinary resolution, which requires the same majority as a special resolution (including matters such as amending our Articles of Association or approving a sale of our company through merger in some circumstances).

    Subject to the restrictions referred to in the following paragraph, at a meeting of shareholders every holder of shares who (being an individual) is present in person or (being a corporation) is present by a representative or proxy not being himself a member shall have one vote on a show of hands, and on a poll, every holder of shares present in person or by proxy shall have one vote for every share held. Shareholders are not entitled to cumulative voting rights. A poll can be demanded by:

    (1) the chairman of the meeting,

    (2) not less than three shareholders present in person or by proxy having the right to vote at the meeting,

    (3) a holder or holders of shares or his or their proxy representing not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting or by

    (4) a holder or holders of shares or his or their proxy conferring a right to attend and vote at the meeting on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right.

    A holder of shares shall not be entitled (save as a proxy for another member) to be present or vote at any general meeting:

    - (a) in respect of any shares held by him in relation to which he or any other person appearing to be interested in those shares has been served with a notice under Section 212 of the U.K. Companies Act 1985, requiring him to provide information in accordance with that section and containing a statement that upon failure to supply such information before the expiration period specified in the notice (which may not be less than 28 days) the registered holder of the share is not entitled to vote in respect of those shares, and the person on whom such notice was served fails to supply the information within the specified period; or

    - (b) unless all amounts presently payable by him in respect of such shares have been paid.

All or any of the rights or privileges attached to the shares may, subject to certain provisions of the U.K. Companies Act 1985, be varied either with the consent in writing of the holders of 75% in nominal value of the issued shares or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of shares, but not otherwise.

TRANSFER OF SHARES

    The instrument of transfer of a share may be in any usual form or in any other form of which the directors approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. The directors may, in their absolute discretion without giving any reason therefor, refuse to register the transfer of a share which is not fully paid provided that any such refusal will not prevent dealings in the shares from taking place on an open and proper basis. The directors may decline to register a transfer to person known to be a minor, bankrupt or person who is mentally disordered at a patient for the purpose of any statute relating to mental health. Subject thereto, the Articles of Association contain no restrictions on the registration of transfers of fully paid shares provided that all stamp duty payable on the shares has been paid and the transfers are accompanied by any certificate for the shares and such other evidence, if any, as the directors may require to prove the title of the intending transferor or his right to transfer the shares and is the case of a transfer to joint holders, and to no more than four such joint holders. The register of members, i.e. shareholders, may be closed at such times and for such periods as the directors may determine not exceeding thirty days in each year. We have resolved that title to any shares may be transferred by means of CREST being a relevant system for the purposes of the Uncertified Securities Regulations 1995.

ISSUANCE OF AMERICAN DEPOSITARY SHARES

    The terms of the Deposit Agreement entered into by TownPagesNet.com plc with the depositary permit the issuance of ADRs evidencing ADSs for ordinary shares accepted for deposit by the depositary. Ordinary shares may be deposited with the depositary upon the receipt by the depositary of evidence that any necessary approvals have been waived or granted by any governmental or quasi-governmental body in England and Wales and also an opinion that the ordinary shares are not deemed Restricted Securities as defined in the Deposit Agreement.

ISSUANCE OF RESTRICTED AMERICAN DEPOSITARY SHARES

    The terms of the Deposit Agreement entered into by TownPagesNet.com plc with the depositary permit the issuance of Restricted ADRs evidencing Restricted ADSs for ordinary shares that are deemed restricted securities under Rule 144(a)(3) of the Securities Act, are held by affiliates of Town Pages as defined in the Securities Act, or are subject to a lock-up agreement between the shareholder and the underwriter, once those ordinary shares are accepted for deposit by the depositary. Ordinary shares may be deposited with the depositary upon the receipt by the depositary of an opinion of U.S. counsel that the issuance of the Restricted ADRs and Restricted ADSs does not violate the Securities Act or the terms of the lock-up agreement. The Restricted ADRs will be legended and will be transferable only upon delivery to the depositary of an opinion of U.S. counsel setting forth the conditions upon which the Restricted ADRs are transferable under the applicable securities laws and that the transfer restrictions set forth in the legend on the Restricted ADRs are no longer applicable.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the ordinary shares is Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA England, United Kingdom.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

    The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the ADR. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms part. You may also copy the deposit agreement, which is located at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330 or through the Commission's Internet site (http:// www.sec.gov).

    Bankers Trust Company, as our depositary, will issue ADRs. Each ADR will represent an ownership interest in one ordinary share (or the right to receive one ordinary share) which we will deposit with the custodian in England under the deposit agreement among ourselves, the depositary and yourself as a holder or beneficial owner of an ADR. Each ADR will also represent securities, cash or other property deposited with the depositary but not distributed to ADR holders.

    The depositary's office is located at Four Albany Street, New York, New York 10006.

    You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

    Because the depositary will actually own the shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in the deposit agreement. The deposit agreement and ADRs are governed by New York law.

ORDINARY SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

HOW WILL YOU RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON THE ORDINARY SHARES?

    The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities. You will receive these distributions in proportion to the number of shares underlying your ADR.

    - CASH. The depositary will convert cash distributions we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis. Before making a distribution, the depositary will deduct (1) its expenses in converting and transferring cash, including obtaining the approval of a government authority therefor, and (2) any taxes withheld. IF THE EXCHANGE RATES FLUCTUATE DURING A TIME WHEN THE DEPOSITARY CANNOT CONVERT THE CURRENCY, YOU MAY LOSE SOME OR ALL OF THE VALUE OF THE DISTRIBUTION.

    - ORDINARY SHARES. The depositary will distribute new ADRs representing any ordinary shares we distribute as a dividend or free distribution if we furnish the depositary promptly with satisfactory evidence that it is legal to do so. If the depositary does not distribute new ADRs, each ADR will represent its proportionate interest in any additional shares we distribute. The depositary will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash.

    - RIGHTS. If we offer holders of our securities any rights, preferences or privileges to subscribe for additional shares or any other rights, preferences or privileges, the depositary will make these rights, preferences or privileges available to you in the manner it deems best, in its own discretion, but after consulting us, to the extent that we first furnish the depositary with satisfactory evidence that it is legal to do so. If we don't furnish this evidence and it is practical to sell the rights, the depositary will sell the rights and distribute the U.S. dollar proceeds in the same way as it does with cash. If the depositary determines that it is lawful to make such rights, preferences or privileges available to only certain ADR holders but not to others, the depositary may distribute the rights, preferences and privileges to any holders to whom it determines the distribution is lawful in proportion to the number of shares underlying such holder's ADRs. In the event the depositary would otherwise not distribute the rights, if you request the distribution of warrants or other instruments in order to exercise the rights to which you are entitled, the depositary will make such rights available to you upon written notice from us that we have elected to permit such rights to be executed. The depositary will not distribute rights, preferences or privileges to ADR holders unless both the rights, preferences or privileges and the securities to which such rights, preferences or privileges relate are either exempt from registration under the Securities Act with respect to a distribution to ADR holders or are registered under the provisions of such Act. The depositary may allow rights that are not distributed or not sold to lapse. IN THAT CASE, YOU WILL RECEIVE NO VALUE FOR THEM.

    - IF THE DEPOSITARY MAKES RIGHTS AVAILABLE TO YOU, IT WILL EXERCISE THE RIGHTS AND PURCHASE THE ORDINARY SHARES ON YOUR BEHALF. The depositary will then deposit the ordinary shares and issue ADRs to you. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise. For example, you may not be able to trade the ADRs freely in the United States. In this case, you would not be permitted to purchase such securities or otherwise exercise such rights, preferences or privileges, and the depositary would, to the extent possible, dispose of such rights, preferences or privileges for your account as provided in the deposit agreement. YOU HAVE NO ASSURANCE THAT YOU WILL BE ABLE TO EXERCISE RIGHTS, PREFERENCES AND PRIVILEGES ON THE SAME TERMS AND CONDITIONS AS THE HOLDERS OF THE ORDINARY SHARES.

    - OTHER DISTRIBUTIONS. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will adopt a method it thinks equitable and practical for the purpose of effecting such distribution, including distributing from the sale of what we distributed any net proceeds to you in U.S. dollars, in the same way as it does with cash.

    To the extent the depositary decides any distribution to you is not practical, it may make any other distribution it believes is practical, including distributions of foreign currency, securities or property. It may retain any of the same as deposited securities without paying interest on or investing it. Each ADR will represent the additional distribution received by the depositary.

    YOU HAVE NO ASSURANCE FROM THE DEPOSITARY THAT THEY WILL BE ABLE TO EFFECT ANY CURRENCY CONVERSION OR TO SELL ANY DISTRIBUTED PROPERTY, RIGHTS OR OTHER SECURITIES TIMELY OR AT A SPECIFIED RATE OR PRICE.

RECORD DATE

    Whenever:

    - any cash dividend or cash distribution is to become payable or any distribution other than cash is to be made,

    - rights, preferences and privileges are to be issued,

    - the depositary finds it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter,

    - the depositary receives notice of any meeting of holders of shares or other deposited securities, or

    - for any reason the depositary causes a change in the number of shares that are represented by each ADR,

the depositary, after consulting us, will fix a record date, as close as practicable to the record date fixed by us with respect to the shares, for determining which holders of ADRs are:

    - entitled to receive such dividend, distribution, rights, preferences, privileges or the net proceeds of the sale thereof,

    - entitled to give instructions for the exercise of voting rights to any meeting,

    - entitled to receive such notice or solicitation, or

    - entitled to act in respect of any other matter.

    For determining the date on or after which each ADR will represent a changed number of our shares, as the case may be.

DEPOSIT, WITHDRAWAL AND CANCELLATION

HOW DOES THE DEPOSITARY ISSUE ADRS?

    The depositary will issue ADRs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADRs in the names you request and will deliver ADRs at its office to the persons you request.

HOW DO ADR HOLDERS WITHDRAW AN ADR AND OBTAIN ORDINARY SHARES?

    You may turn in your ADRs at the depositary's office. Upon payment of fees and expenses and of any taxes or charges, the depositary will deliver (1) the underlying ordinary shares to an account designated by you with Electronic Book-Entry Settlement System and any other securities, property and cash to you or as ordered by you or (2) at your risk, expense and request, the depositary will deliver the deposited securities at its office or at any other place that you specify.

    The depositary will not accept for surrender an ADR representing less than one ordinary share. If you surrender an ADR representing other than a whole number of ordinary shares, it will deliver to you (1) the appropriate whole number of ordinary shares and (2) the cash proceeds from the sale of such fractional entitlements represented by such surrendered ADR.

VOTING RIGHTS

HOW DO YOU VOTE?

    You may instruct the depositary to vote the ordinary shares underlying your ADRs.

    The depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

    We can not assure you that you will receive from the depositary the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. THIS MEANS THAT YOU MAY NOT BE ABLE TO EXERCISE YOUR RIGHT TO VOTE AND THERE MAY BE NOTHING YOU CAN DO IF YOUR ORDINARY SHARES ARE NOT VOTED AS YOU REQUESTED.

                 ADR HOLDERS MUST PAY:                                              FOR:
--------------------------------------------------------  --------------------------------------------------------

$5.00 per 100 ADRs (or portion thereof)                   - Each issuance of an ADR, including as a result of a
                                                            distribution of shares or rights or the
                                                            reclassification of deposited securities or any
                                                            recapitalization, reorganization, merger or
                                                            consolidation or sale of assets

                                                          - Each withdrawal of an ADR

A fee of $1.50 per receipt                                - Any combination of split-up of receipts

Register or transfer fees                                 - Transfer and registration of shares on any applicable
                                                            register payable by you when you deposit or withdraw
                                                            shares

$2.00 per 100 ADRs (or portion thereof)                   - Any cash distribution

Expense of the depositary                                 - Conversion of foreign currency to U.S. dollars

Expenses of the depositary                                - Cable, telex and facsimile transmission expenses

Taxes and other governmental charges the depositary or    - As necessary
the custodian have to pay on any ADR, or share
underlying an ADR, for example, stock transfer taxes,
stamp duty or withholding taxes

PAYMENT OF TAXES

    You have to pay any taxes payable by or on behalf of the depositary or the custodian with respect to the ADRs, other deposited securities or any distribution thereon to the depositary. Until you pay those taxes, the depositary may refuse to effect a registration, registration of transfer, split-up, combination or withdrawal of the deposited securities.

    The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities or property, other than cash, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and will pay to you any proceeds, or send to you any cash or other property, remaining after it has paid the taxes.

    The depositary or the custodian will remit to the relevant governmental authority any amounts required to be withheld by either of them in connection with a distribution. We will similarly remit any amounts so owed by us.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

If we:

    - Change the nominal or par value of our shares

    - Reclassify, split up or consolidate any of the deposited securities

    - Recapitalize, reorganize, merge, consolidate, sell all or substantially all of our assets, or take any similar action

Then:

    - The cash, shares or other securities received by the depositary will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities.

    - The depositary may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

    - If any security so received may not be lawfully distributed to you, the depositary may, after consultation with us, sell such security and allocate, the net proceeds of such sale for your account.

REPORTS

    We will furnish to the depositary and the custodian: (1) summaries in English or English-language versions of any reports, notices and other communications that we generally transmit to holders of our shares or other deposited securities, (2) English-language versions of our annual and quarterly reports, in each case prepared in accordance with the applicable requirements of the Commission, (3) a copy of our Memorandum and Articles of Association and (4) promptly upon any amendment thereto or change therein, a copy of such amendment or changed version. The depositary will make items (1) through (4) listed above available for your inspection at its corporate trust office and at the office of the custodian.

    Upon our request, the depositary will promptly mail to you such notices, reports and communications, which we generally make available to the holders of our shares and other deposited securities, and will make a copy of such notices, reports and communications available to you for inspection at its corporate trust office.

AMENDMENT AND TERMINATION

HOW MAY THE DEPOSIT AGREEMENT BE AMENDED?

    We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment imposes or increases fees or charges, except for taxes and other governmental charges or certain expenses of the depositary or prejudices an important right of ADR holders, it will only become effective 30 days after the depositary notifies you of the amendment. AT THE TIME AN AMENDMENT BECOMES EFFECTIVE, YOU ARE CONSIDERED, BY CONTINUING TO HOLD YOUR ADR, TO AGREE TO THE AMENDMENT AND TO BE BOUND BY THE ADRS AND THE DEPOSIT AGREEMENT AS AMENDED.

    No amendment will impair your right to surrender your ADR and receive the underlying securities and all money and other property, if any, to which your ADR entitles you. If a governmental body adopts new laws, regulations or rules which require the deposit agreement or ADR to be amended, we and the depositary may make the necessary amendment, which could take effect before you receive notice of the amendment.

HOW MAY THE DEPOSIT AGREEMENT BE TERMINATED?

    The depositary will terminate the agreement if we ask it to do so. The depositary may also terminate the agreement at its own initiative. If we terminate the agreement, you must be given 30 days notice of such termination. If the depositary terminates the agreement, you must be given 90 days notice of such termination.

    After termination, the depositary will be required to do only the following under the deposit agreement: (1) collect and hold distributions on the deposited securities, (2) sell rights and other property, and convert deposited securities into cash, as provided in the deposit agreement and (3) deliver shares and other deposited securities upon the cancellation of the ADRs. At any time after one year from the termination date, the depositary may sell any remaining deposited securities by public or private sale. After the expiration of one year from the date of expiration, the depositary may sell any deposited securities it then holds and may hold, uninvested, the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It has no liability for interest. After making any sale, the depositary's only obligations will be to account for the money and other cash and its obligations with respect to indemnification.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

LIMITS ON OUR OBLIGATIONS AND THE OBLIGATIONS OF THE DEPOSITARY; LIMITS ON
  LIABILITY TO HOLDERS OF ADRS

    The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

    - are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

    - are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

    - are not liable if either of us exercises discretion permitted under the Agreement;

    - have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf of any other party; unless it has been provided an indemnity;

    - may rely upon any document we believe in good faith to be genuine and to have been signed or presented by the proper party;

    - will not be liable for any action or inaction while relying on advice or information from legal counsel, other advisor, yourself or anyone else competent to give advice or information;

    - will not be responsible for failing to carry out instructions to vote securities or for the manner in which same are voted or the effect of the vote.

    The depositary may own and deal in our securities and in ADRs.

    In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

    Before the depositary will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the depositary may require:

    - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

    - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

    - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

    The depositary may refuse to deliver, transfer, or register transfers of ADRs generally when our transfer books, or the transfer books of the depositary are closed or at any time if we or the depositary think it advisable to do so.

YOUR RIGHT TO RECEIVE THE ORDINARY SHARES UNDERLYING YOUR ADRS

    You have the right to cancel your ADRs and withdraw the underlying shares at any time except;

    - When temporary delays arise because: (1) the depositary or we has/have closed its/our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholder's meeting; or (3) we are paying a dividend on the shares.

    - When you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

    - When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

    This right to withdrawal may not be limited by any other provisions of the deposit agreement.

PRE-RELEASE OF ADRS

    In certain circumstances, subject to the provisions of the deposit agreement, the depositary may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADRs. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may pre-release ADRs only under the following conditions:

    (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or ADRs to be deposited;

    (2) the pre-released ADRs must be fully collateralized with cash or other property the depositary deems appropriate held by the depositary for your benefit; and

    (3) the depositary must be able to close out the pre-release on not more than five (5) business days' notice.

    In addition, the depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release to not more than 30% of all ADRs, although the depositary may disregard the limit from time to time, if it deems appropriate and may change this limit for purposes of general application.

                                    TAXATION

    The following generally summarizes the principal United States federal and United Kingdom tax consequences of the purchase, ownership and disposition of ADSs evidenced by ADRs and, except as provided explicitly below, ordinary shares, to beneficial owners that, for United States federal income tax purposes, are citizens or residents of the United States (who are not also resident individuals or, in the case of the individuals, ordinarily resident in the United Kingdom for United Kingdom tax purposes), corporations or partnerships created or organized under the laws of the United States or any state thereof, estates the income of which is subject to United States federal income taxation regardless of our source or a trust if a court within the United States is able to exercise primary supervision over the administration and control of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (collectively "United States Holders"); provided, however, to the extent and in accordance with the procedures provided in Notice 98-25 (released by the Service on April 14, 1998) and future Treasury Regulations which will incorporate Notice 98-25, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date, which elect to continue to be treated as United States persons will also be considered United States Holders. United Kingdom resident corporate shareholders will not normally be liable for United Kingdom Corporation Tax on any dividends received. The discussion of United States tax consequences represents the opinion of Greenberg Traurig and the discussion of United Kingdom tax consequences represents the opinion of McFadden Pilkington & Ward.

    The statements regarding the United States and United Kingdom tax laws set out below (1) are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this prospectus and are subject to any changes in the United States or the United Kingdom law, or on the interpretation thereof by the relevant taxation authorities or in the double taxation conventions between the United States and the United Kingdom (the "Conventions"), occurring after this date, (2) are based in part, on representations of Bankers Trust, and (3) assume that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with our terms.

    The summary is of a general nature only and does not discuss all aspects of United States and United Kingdom taxation that may be relevant to a particular investor. For example, this summary deals only with ADRs held as capital assets and does not address special classes of purchasers, such as dealers in securities, United States Holders whose functional currency is not the United States dollar, insurance companies, tax exempt organizations, financial institutions and persons subject to the alternative minimum tax that may be subject to special rules are not discussed below. Neither does the following summary address the tax treatment of United States Holders who own, directly or by attribution, 10% or more of our outstanding voting share capital. Except as otherwise expressly provided herein, this summary does not discuss foreign, state, local, estate or gift tax consequences to owners of ADSs and ordinary shares. Since our purpose is limited to brief consideration of the more commonly relevant provisions, in no case should this summary be taken as constituting advice to an investor as to how he will or will not be taxed in any jurisdiction and in no circumstances is it to substitute for professional advice. We believe, and the discussion therefore assumes, that it is not and will not become a passive foreign investment company with the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the "Code") for U.S. federal income tax purposes.

    PROSPECTIVE PURCHASERS OF ADSS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONTENTS OF THIS SUMMARY AND THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, THE UNITED KINGDOM TAX CONSEQUENCES AND TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE OWNERSHIP OF ADSS AND THE SHARES REPRESENTED THEREBY AS APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.

    For purposes of the Conventions and the Code, United States Holders will be treated as the owners of the ordinary shares represented by ADSs evidenced by ADRs.

TAXATION OF DIVIDENDS



    TAX TREATMENT OF U.K. HOLDERS. In his United Kingdom "Green" Budget announcement made on November 25, 1997, the United Kingdom Chancellor of the Exchequer announced a change in the taxation of dividends effective April 6, 1999, which was confirmed in his Budget on March 17, 1998. As a result of this change the previous system of "advance corporation tax" (ACT) has been replaced.



    In respect of dividends paid on or after April 6, 1999 an individual Holder should generally be entitled to a tax credit in respect of any dividend paid by our company equal to one-ninth of a cash dividend. Although the credit will be available to offset a United Kingdom resident individual's basic rate liability to United Kingdom income tax in respect of the dividend, this tax credit will not be refundable. United Kingdom resident individuals who pay higher rate tax will pay tax on the grossed up amount of the dividend at the rate of 32.5%. After taking into account the tax credit they receive, these individuals will have an additional tax liability of 25% of the net dividend received. United Kingdom resident trustees of discretionary trusts are liable to account for income tax on the grossed up dividend at 25% less an appropriate Tax Credit. A United Kingdom resident corporate Holder will not normally be liable to United Kingdom corporation tax on any dividend received from us.



    TAX TREATMENT OF U.S. HOLDERS. An Eligible United States Holder (as defined below) is entitled under the Convention relating to income taxes (the "Income Tax Convention") and current United Kingdom law to claim from the United Kingdom Inland Revenue a refund (a "Treaty Payment") for an amount equal to the amount of the tax credit to which an individual resident in the United Kingdom for United Kingdom tax purposes would have been entitled had he received the dividend (the "Tax Credit Amount"), subject to a United Kingdom withholding tax of 15% of the sum of the dividend paid and the related Tax Credit Amount. Consequent upon the change in the taxation of dividends effective from April 6, 1999 an Eligible Uited States Holder will effectively cease to be entitled to a Treaty Payment in relation to dividends paid by our company because the 15% withholding tax would exceed the Tax Credit Amount. For example if the dividend is 80p, the reduced Tax Credit Amount would be 8.89p, less than the 15% withholding tax of 13.33p and, therefore, no Treaty Payment would be made.



    For United States federal income tax purposes, the gross amount of a dividend plus the Tax Credit Amount (a) will be included in gross income by an Eligible United States Holder (at the dollar value of the dividend payment, on the date of the receipt by Bankers Trust, regardless of whether the dividend is converted into dollars) and (b) will be treated as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Any difference between the United States dollar amount included in income and the United States dollars actually received may constitute ordinary foreign currency gain or loss. Subject to certain limitations, the United Kingdom withholding tax (which, after April 5, 1999, equals the Tax Credit Amount) will be treated as a foreign income tax eligible for direct credit against such Eligible United States Holder's federal income taxes.


    For purposes of the foreign tax credit limitations, dividends distributed by us will generally constitute "passive income" or, in the case of certain United States Holders, "financial services income." The consequences of these limitations will depend on the nature and sources of each United States Holder's income and the deduction appropriately allocated or apportioned thereto. No dividends received deduction will be allowed with respect to dividends paid by us. If dividends paid by us were to exceed our current and accumulated earnings and profits as determined for federal income tax purposes, such excess would be treated as a non-taxable return of capital to the extent of the United States Holder's adjusted basis in the ADSs or ordinary shares, and any excess would be treated as capital gain.

    For purposes of this prospectus, the term "Eligible United States Holder" means a United States Holder that is a beneficial owner of an ADS or ordinary share and of the cash dividend paid on that security and that satisfies the following conditions: the United States Holder

    (1) is an individual or a corporation resident in the United States for the purposes of the Income Tax Convention (and, in the case of a corporation, is not also resident in the United Kingdom for United Kingdom tax purposes),

    (2) holds the ADSs or ordinary shares in a manner which is not effectively connected with a permanent establishment in the United Kingdom through which such United States Holder carries on business or with a fixed base in the United Kingdom from which such United States Holder performs independent personal services,

    (3) under certain circumstances, is not an investment or holding company 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of, the United States,

    (4) under certain circumstances, is not exempt from federal income tax on dividend income in the United States, and

    (5) is a United States partnership, trust or estate, but only to the extent that the income derived by such partnership, trust or estate is subject to United States tax as the income of a United States resident either in its hands or in the hands of its partners or beneficiaries, as the case may be.

    Special rules apply to a corporation which owns or, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of our voting shares.

TAXATION OF CAPITAL GAINS

    A United States Holder who is not resident or ordinarily resident or domiciled in the United Kingdom for United Kingdom tax purposes will not be liable for United Kingdom tax on capital gains realized on the disposal of ADSs or ordinary shares, at the time of disposal, unless the United States Holder is carrying on a trade, profession or vocation in the United Kingdom through a branch or agency which constitutes a permanent establishment, and the ADSs or ordinary shares are or have been used, held or acquired for the purposes of such trade, profession or vocation of such branch or agency.

    Upon the sale or other disposition of an ordinary share or ADS, a United States Holder will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on such sale or disposition and the United States Holder's adjusted tax basis (determined in U.S. dollars) in the ordinary share or ADS. Such gain or loss will be capital gain or loss if the United States Holder holds our ordinary share or ADS as a capital asset. Prospective investors should consult their tax advisors regarding the United States federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

    A United States Holder that is liable for both United Kingdom and United States tax on a gain on the disposal of the ADSs or ordinary shares will generally be entitled, subject to certain limitations and under the terms of the Income Tax Convention, to credit the amount of United Kingdom capital gains or corporation tax, as the case may be, paid in respect of such gain against such United States Holder's United States federal income tax liability in respect of such gain. United States Holders should seek professional tax advice to determine their entitlement to credit United Kingdom tax against their United States federal income tax liability.

ESTATE AND GIFT TAXES

    An ordinary share or ADR held by an individual United States Holder whose domicile is determined to be in the United States for purposes of the Estate Tax Treaty and who is not a national of the United Kingdom will not generally be subject to United Kingdom inheritance tax on such individual's death or on a lifetime transfer of the ordinary share or ADR except in certain cases where the ordinary share or ADR
(1) is part of the business property of a United Kingdom permanent establishment of an enterprise of the United States Holder or (2) pertains to a United Kingdom fixed base used for the performance of independent personal services. The Estate Tax Treaty generally provides a credit against United States federal estate or gift tax liability for the amount of any tax paid in the United Kingdom in a case where the ordinary share or ADR is subject to both United Kingdom inheritance tax and to United States federal estate or gift tax. Similarly, an ordinary share or ADR comprised in a settlement generally will not be chargeable to United Kingdom inheritance tax if the settlement was made when the settlor was domiciled in the United States and was not a national of the United Kingdom. An individual United States Holder will be subject to United States estate and gift taxes with respect to the ordinary shares or ADRs in the same manner and to the same extent as with respect to other types of personal property.

UNITED KINGDOM STAMP DUTY AND STAMP DUTY RESERVE TAX

    SDRT at the then applicable rate arises upon the deposit with Bankers Trust of the ordinary shares in exchange for ADSs evidenced by ADRs. The current rate of SDRT on the deposit of ordinary shares is 1.5%. In certain cases, United Kingdom SD could also arise on the deposit and the current rate is 1.50 United Kingdom pounds sterling per 100 pounds sterling (or part thereof). The amount of SDRT payable will be reduced by any SD paid in connection with the same transaction. In accordance with the terms of the Deposit Agreement, holders of ADRs must pay an amount in respect of such tax to Bankers Trust.

    Provided that the instrument of transfer is not executed in the United Kingdom and remains at all subsequent times outside the United Kingdom, no United Kingdom SD will be payable on the acquisition or transfer of ADSs. Nor will an agreement to transfer ADRs give rise to a liability to SDRT.

    A transfer of ordinary shares by Bankers Trust or our nominee to the relative ADR holder when the ADR holder is not transferring beneficial ownership will give rise to United Kingdom SD at the rate of 0.50 pounds sterling per transfer.

    Transfers of ordinary shares, as opposed to ADSs, will normally give rise to a charge to United Kingdom SD at the rate of 0.50 United Kingdom pounds sterling per 100 pounds sterling (or part thereof) of the price payable for the ordinary shares at the time of the transfer or agreement to transfer. SD and SDRT are usually the liability of the purchaser. Where such ordinary shares are later transferred to Bankers Trust, further SDRT will normally be payable upon the deposit at the rate of 1.5% of the value of the ordinary shares at the time of transfer. In certain cases, United Kingdom SD could also arise in the transfer at the rate of l.50 pounds sterling per 100 pounds sterling (or part thereof), subject to the amount of any SDRT being reduced by such SD on the same transaction.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to dividend payments (or other taxable distributions) in respect of ADSs or ordinary shares made within the United States to a non-corporate United States person, and "backup withholding" at a rate of 31% will apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by the United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.

    In general, payment of the proceeds from the sale of ADSs or ordinary shares to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. United States information reporting and backup withholding generally will not apply to a payment made outside the United States of the proceeds of a sale of ADSs or ordinary shares through an office outside the United States of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of ADSs or ordinary shares through an officer outside the United States of a broker (i) that is a United States person, (ii) that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, (iii) that is a "controlled foreign corporation" as to the United States, or (iv) with respect to payments made after December 31, 1999, that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in United States Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.

    Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our securities and there can be no assurance that a significant public market for any of our securities will be developed or sustained after this offering. Sales of substantial amounts of ordinary shares or ADSs in the public market after this offering, or the possibility of those sales occurring, could adversely affect prevailing market prices of our ordinary shares or ADSs or our future ability to raise capital through an offering of equity securities. We are unable to predict the number of ordinary shares or ADSs that will be sold after this offering, whether in the public markets or under Rule 144 under the Securities Act or otherwise, as this will depend on the market price of our securities, personal circumstances of the seller, and other factors.


    Upon the completion of this offering, we will have outstanding 7,200,000 ordinary shares, assuming no exercise of the underwriters' overallotment option. Of those ordinary shares, the 2,200,000 ADSs sold in this offering, assuming no exercise of the underwriters' over-allotment option, will be freely tradable in the public market without restriction under the Securities Act, unless purchased by our "affiliates," as defined in Rule 144 under the Securities Act.


    The remaining 5,000,000 ordinary shares outstanding are "restricted securities," as defined in Rule 144 under the Securities Act. These restricted securities were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

    Under the terms of certain "lock-up" agreements, all of our officers, directors and stockholders have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our ordinary shares or any securities exercisable for or convertible into our ordinary shares owned by them for a period of 365 days from the effective date of the registration statement of which this prospectus is a part. These agreements provide that the representative of the underwriters may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements; however, the representative has no current intention to do so.


    In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period a number of ordinary shares that does not exceed the greater of (1) one percent of the then outstanding ordinary shares, approximately 72,000 shares following this offering, or (2) the average weekly trading volume of the ordinary shares or ADSs during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate of ours, is entitled to sell such ordinary shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Non-affiliates may resell our securities issued under Rule 701 in reliance upon Rule 144 without having to comply with Rule 144's public information, holding, volume, and notice requirements. Our affiliates may resell our securities issued under Rule 701 in reliance upon Rule 144 without compliance with Rule 144's holding period requirements.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below have, severally and not jointly, agreed through Dirks & Company, Inc., J.P. Turner & Company, L.L.C. and Security Capital Trading, Inc., as the representatives of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of ADSs set forth opposite their respective names:


                                                                                   NUMBER OF
UNDERWRITERS                                                                          ADSS
---------------------------------------------------------------------------------  ----------
Dirks & Company, Inc.............................................................
J.P. Turner & Company, L.L.C.....................................................
Security Capital Trading, Inc....................................................
                                                                                   ----------
    Total........................................................................   2,200,000
                                                                                   ----------
                                                                                   ----------


    The underwriting agreement provides that the obligations of the several underwriters under that agreement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the ADSs offered hereby, if any are purchased. In the event of a default by any of the underwriters, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters have advised us that they propose to offer all or part of the ADSs offered hereby directly to the public initially at the price set forth on the cover page of this prospectus. They have also advised us that they may offer ADSs to certain dealers at a price that represents a concession of not
more than $      per ADS, and that the underwriters may allow, and these dealers
may reallow, a concession of not more than $      per ADS to certain other
dealers. After the commencement of this offering, the price to the public and the concessions may be changed.


    We have granted to the underwriters an option, exercisable within 30 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to an additional 330,000 ADSs at the same price per ADS as the initial 2,200,000 ADSs to be purchased by the underwriters. The underwriters may exercise this option only to cover over-allotments, if any. To the extent the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the additional ADSs as the percentage of the initial 2,200,000 ADSs to be purchased by that underwriter.


    We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make in respect thereof.


    We have agreed to pay the representatives of the underwriters a non-accountable expense allowance equal to 2 1/2% of the gross proceeds of this offering, of which $50,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states the representatives may designate, including fees and expenses of counsel retained for such purposes by the representatives and the costs and disbursements in connection with qualifying the offering with the National Association of Securities Dealers, Inc.



    We have agreed to issue to the representatives of the underwriters, for a total of $22.00, warrants to purchase an aggregate of 220,000 ADSs exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 165% of the initial public offering price of the ADSs. The representatives' warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representatives' warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations. The representatives' warrants contain certain registration rights relating to the 220,000 ADSs issuable thereunder. For the life of the representatives' warrants, the representatives will have the opportunity to profit from a rise in the market price for the 220,000 ADSs. The holders of the representatives' warrants will have no voting, dividend or other stockholder rights with respect to those warrants. The holders of ADSs issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holders of ADSs. The representatives' warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.



    We have also granted to the representatives of the underwriters the right, for a period of 5 years from the closing of this offering, to nominate a designee of the representatives for election to our board of directors. The representatives have not yet exercised their right to designate this person. If the representatives elect not to exercise this right, then the representatives may designate one person to attend meetings of our board of directors.


    We and our officers, directors and present shareholders have agreed that, for a period of 365 days after the completion of this offering, without the prior written consent of the representatives of the underwriters, none of us will sell or otherwise dispose of any of our respective equity securities or securities convertible into equity securities of TownPagesNet.com plc, including without limitation ordinary shares, directly or indirectly, except for the sale of ordinary shares to the underwriters under the terms of the underwriting agreement.

    The representatives of the underwriters have informed us that the underwriters do not expect any sales of the ADSs offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

    Prior to this offering, there has been no established market in the United States or elsewhere for our securities. The public offering price will be determined by us in consultation with the representatives of the underwriters. It is expected that the price determination will take several factors into account, including our results of operations, our future prospects and the prevailing market and economic conditions at the time of this offering. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that any of such securities will trade in the public market subsequent to this offering at or above the initial public offering price, or at all.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the ADSs being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the ADSs to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the AMEX in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

    Each underwriter has covenanted with us that it will not offer in the United Kingdom by means of any document other than this prospectus any ADSs and will not offer to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public within the meaning of the U.K. Companies Act 1985. Each of the underwriters has also agreed that it will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the securities offered by this prospectus in, from, or otherwise involving the United Kingdom. Each underwriter has undertaken to us that in the United Kingdom it will only deliver this prospectus to persons who are of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertising) (Exemptions) Order 1995 or Article 8(1) of the Financial Services Act 1986 (Investment Advertisements) (Exemption) (No. 2) Order 1995 or who are otherwise a person to whom the document lawfully be issued.

                                 LEGAL MATTERS

    The validity of the ADSs offered by this prospectus will be passed upon by Greenberg Traurig, New York, New York, counsel for the depositary. Certain legal matters relating to this offering will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP. The validity of the issuance of the ordinary shares represented by the ADSs and certain other legal maters relating to the laws of the United Kingdom will be passed upon by McFadden Pilkington & Ward, our English counsel. Greenberg Traurig and Orrick, Herrington & Sutcliffe LLP will rely, without independent verification, upon McFadden Pilkington & Ward with respect to matters governed by the laws of the United Kingdom.

                                    EXPERTS


    The financial statements of TownPagesNet.com plc at December 31, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998, have been audited by Ernst & Young, independent auditors, as set forth in their report included herein. The financial statements have been included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the securities offered by this prospectus. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as "the registration statement."

    As is permitted by the rules and regulations of the Commission, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

    We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as applicable to foreign private issuers. In accordance with the requirements, we will file an annual report on Form 20-F and other information under cover of Form 6-K with the Commission. Our reports and other information may be inspected and copied at the following public reference facilities maintained by the Commission:

    - 450 Fifth Street, N.W., Washington, D.C. 20549

    - Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

    - 7 World Trade Center, Room 1400, 13th Floor, New York, New York 10048

    Copies of this material may also be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1 (800) 732-0330. Our filings, including the registration statement of which this prospectus is a part, will also be available to you on the Commission's Internet site (http://www.sec.gov).


    Bankers Trust, as depositary in respect of the ADSs, will distribute on our behalf to the holders of ADSs on an annual basis after receipt from us, an annual report and quarterly interim reports in English. The annual report will include approximate reconciliations of consolidated net income and shareholders' equity to U.S. GAAP to the extent that they are not prepared in accordance with U.S. GAAP. The consolidated financial statements in the annual reports will be examined by our independent public accountants and include their opinion on the statements. We have applied for the listing of our ADSs on the American Stock Exchange under the symbol "TPN." You may obtain certain information about us on AMEX's Internet site (http://www.Nasdaq-Amex.com).


               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

    TownPagesNet.com plc is registered and exists under the laws of England and Wales. Our directors and officers and certain of our experts named in this prospectus are not residents of the United States, and a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult or not possible for investors to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action, including actions predicated upon the civil liability provisions of the Federal or state securities laws of the United States. We have been advised by McFadden Pilkington & Ward, that there is doubt as to the enforceability against persons in England in actions for enforcement of judgements of U.S. courts of civil liabilities predicated solely upon the U.S. federal securities laws. Also, investors may find it difficult to enforce liabilities based upon the civil liability provisions of the U.S. federal securities laws against us, our officers, directors and foreign-resident experts named in this prospectus in an original action in a United Kingdom court.

                              TOWNPAGESNET.COM PLC
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Consolidated Balance Sheets as of December 31, 1997 and December 31, 1998..................................         F-3

Consolidated Statements of Operations for the years ended December 31, 1996, December 31, 1997 and December
  31, 1998.................................................................................................         F-4

Consolidated Statements of Stockholders' Equity (Net Capital Deficiency) for the years ended December 31,
  1996, December 31, 1997 December 31, 1998................................................................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996, December 31, 1997 and December
  31, 1998.................................................................................................         F-6

Notes to the Consolidated Financial Statements.............................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of TownPagesNet.com plc


    We have audited the accompanying consolidated balance sheets of TownPagesNet.com plc as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with United Kingdom auditing standards, which do not differ in any significant respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TownPagesNet.com plc at December 31, 1997 and 1998 and the consolidated results of its operations and its cash flows consolidated for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young
Reading, England
January 15, 1999

                              TOWNPAGESNET.COM PLC


                          CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                         --------------------------  DECEMBER 31,
                                                                             1997          1998          1998
                                                                         ------------  ------------  ------------
                                                                                                      AMOUNTS IN
                                                                         AMOUNTS IN POUNDS STERLING  U.S. DOLLARS
                                                                         --------------------------
                                                                                                       (NOTE 1)
                                                                                                     ------------
ASSETS
Current assets
Cash and cash equivalents..............................................     L  12,868     L  33,868   $   56,316
Accounts receivable....................................................            --       590,350      981,634
Receivable from related party (Note 6).................................            --       235,000      390,758
Unbilled receivables...................................................            --       422,872      703,152
Other receivables......................................................         4,985         1,700        2,826
Prepaid expenses.......................................................            --       223,313      371,325
                                                                         ------------  ------------  ------------
    Total current assets...............................................        17,853     1,507,103    2,506,011
Equipment and fixtures:
  Computer equipment...................................................        35,450       136,140      226,374
  Furniture and fixtures...............................................         4,995        14,677       24,405
  Equipment............................................................            --        37,894       63,010
                                                                         ------------  ------------  ------------
                                                                               40,445       188,711      313,789
  Less accumulated depreciation........................................        21,861        63,883      106,225
                                                                         ------------  ------------  ------------
                                                                               18,584       124,828      207,564
                                                                         ------------  ------------  ------------
                                                                            L  36,437    L1,631,931   $2,713,575
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
CURRENT LIABILITIES
Accounts payable.......................................................     L  36,934     L 248,108   $  412,554
Accrued expenses and other liabilities.................................        15,819       127,099      211,340
Accrued interest.......................................................        19,988       106,203      176,594
Taxes and social security payable......................................        13,797        49,239       81,875
Deferred Income........................................................            --       228,244      379,524
Amounts payable under Web site design agreements.......................            --       411,969      685,022
Debenture loans from stockholder (Note 2)..............................       298,924     1,682,190    2,797,146
                                                                         ------------  ------------  ------------
    Total current liabilities..........................................       385,462     2,853,052    4,744,055
Commitments (Note 3)
STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
9% Series A redeemable convertible preferred stock, L1 par value,
5,000,000 shares authorized, none issued and outstanding at December
31, 1997 and December 31, 1998.........................................            --            --           --
Ordinary shares: L0.01 par value; 20,000,000 shares authorized;
5,000,000 issued and outstanding at December 1997 and December 31,
1998...................................................................        50,000        50,000       83,140
Additional paid in capital.............................................       122,500       122,500      203,693
Accumulated deficit....................................................      (521,525)   (1,393,621)  (2,317,313)
                                                                         ------------  ------------  ------------
    Total stockholders' equity (net capital deficiency)................      (349,025)   (1,221,121)  (2,030,480)
                                                                         ------------  ------------  ------------
                                                                            L  36,437    L1,631,931   $2,713,575
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                             See accompanying notes

                              TOWNPAGESNET.COM PLC


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------------
                                                             1996            1997          1998          1998
                                                        ---------------  ------------  ------------  -------------
                                                                                                      AMOUNTS IN
                                                                AMOUNTS IN POUNDS STERLING           U.S. DOLLARS
                                                        -------------------------------------------
                                                                                                       (NOTE 1)
                                                                                                     -------------
Revenues:
  Advertising revenues................................       L   5,561      L   5,063     L  40,839  $      67,907
  Contract revenues and other.........................             664          3,296       919,522      1,528,981
  Contract revenue from related parties...............        --              --            159,742        265,619
                                                        ---------------  ------------  ------------  -------------
    Total revenues....................................           6,225          8,359     1,120,103      1,862,507
Cost of revenues
  Maintenance and hosting costs.......................        --              --            179,776        298,932
  Cost of contract revenues and other.................          21,750         43,781       563,854        937,576
                                                        ---------------  ------------  ------------  -------------
    Total cost of revenues............................          21,750         43,781       743,630      1,236,508
                                                        ---------------  ------------  ------------  -------------
Gross profit (loss)...................................         (15,525)       (35,422)      376,473        625,999

Operating expenses
  Research and development............................          21,148         40,832        67,910        112,921
  Sales and marketing.................................          24,943         20,194       351,633        584,695
  General and administrative..........................          94,429        220,057       715,168      1,189,181
  Depreciation and amortisation.......................           9,289         12,572        42,022         69,874
                                                        ---------------  ------------  ------------  -------------
    Total operating expenses..........................         149,809        293,655     1,176,733      1,956,671
                                                        ---------------  ------------  ------------  -------------
Operating loss........................................        (165,334)      (329,077)     (800,260)    (1,330,672)

Interest expense......................................          (2,211)       (17,845)      (91,385)      (151,955)
Interest income.......................................             636            358         1,500          2,494
Other income..........................................        --              --             18,049         30,012
                                                        ---------------  ------------  ------------  -------------
Net loss..............................................      L (166,909)    L (346,564)   L (872,096) $  (1,450,121)
                                                        ---------------  ------------  ------------  -------------
                                                        ---------------  ------------  ------------  -------------
Basic and diluted net loss per share..................       L   (0.10)     L   (0.07)    L   (0.17) $       (0.29)
                                                        ---------------  ------------  ------------  -------------
                                                        ---------------  ------------  ------------  -------------
Shares used in computing basic and diluted net loss
  per share...........................................       1,672,225      5,000,000     5,000,000      5,000,000
                                                        ---------------  ------------  ------------  -------------
                                                        ---------------  ------------  ------------  -------------

                             See accompanying notes

                              TOWNPAGESNET.COM PLC


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          ADDITIONAL
                                               ORDINARY    PAID-IN     ACCUMULATED
                                                SHARES     CAPITAL       DEFICIT         TOTAL          TOTAL
                                               ---------  ----------  -------------  -------------  -------------
                                                           AMOUNTS IN POUNDS STERLING
                                               ---------------------------------------------------
                                                                                                     AMOUNTS IN
                                                                                                    U.S. DOLLARS
                                                                                                      (NOTE 1)
                                                                                                    -------------
Balance at December 31, 1995.................    L 5,000       L  --     L   (8,052)    L   (3,052) $      (5,075)

Issuance of ordinary shares for cash.........    L45,000    L122,500         L   --     L  167,500  $     278,519

Net loss.....................................     --          --           (166,909)      (166,909)      (277,536)
                                               ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1996.................     50,000     122,500       (174,961)        (2,461)        (4,092)

Net loss.....................................     --          --           (346,564)      (346,564)      (576,267)
                                               ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1997.................     50,000     122,500       (521,525)      (349,025)      (580,359)

Net loss.....................................     --          --           (872,096)      (872,096)    (1,450,121)
                                               ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1998.................    L50,000    L122,500    L(1,393,621)   L(1,221,121) $  (2,030,480)
                                               ---------  ----------  -------------  -------------  -------------
                                               ---------  ----------  -------------  -------------  -------------

                             See accompanying notes

                              TOWNPAGESNET.COM PLC


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                            1996           1997          1998           1998
                                                       ---------------  -----------  -------------  -------------
                                                                                                     AMOUNTS IN
                                                               AMOUNTS IN POUNDS STERLING           U.S. DOLLARS
                                                       -------------------------------------------
                                                                                                      (NOTE 1)
                                                                                                    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.............................................        L(166,909)   L(346,564)    L (872,096) $  (1,450,121)
Adjustments to reconcile net loss to net cash
  provided by operating activities
  Depreciation.......................................            9,289       12,572         42,022         69,874
  Changes in operating assets and liabilities:
    Accounts receivable..............................             (100)         100       (590,350)      (981,634)
    Receivables from related party...................               --           --       (235,000)      (390,758)
    Other receivable.................................           (2,253)      (2,109)         3,285          5,462
    Unbilled Receivables.............................               --           --       (422,872)      (703,152)
    Prepaid expenses.................................               --           --       (223,313)      (371,325)
    Other current assets.............................             (750)         750             --             --
    Accounts payable.................................            5,407       26,527        211,174        351,140
    Accrued expenses and other liabilities...........            8,593        7,226        111,280        185,036
    Accrued interest.................................              143       19,845         86,215        143,358
    Taxes and social security payable................            3,862        9,935         35,442         58,933
    Deferred Income..................................               --           --        228,244        379,525
    Amounts payable under long term Contracts........               --           --        411,969        685,023
                                                       ---------------  -----------  -------------  -------------
Net cash used in operating activities................         (142,718)    (271,718)    (1,214,000)    (2,018,639)
                                                       ---------------  -----------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and fixtures..................          (22,417)     (16,746)      (148,266)      (246,537)
                                                       ---------------  -----------  -------------  -------------
Net cash used in investing activities................          (22,417)     (16,746)      (148,266)      (246,537)
                                                       ---------------  -----------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debenture loan from stockholder........               --      298,924      1,383,266      2,300,095
Proceeds from issuance of ordinary shares............          167,500           --             --             --
                                                       ---------------  -----------  -------------  -------------
Net cash provided by financing activities............          167,500      298,924      1,383,266      2,300,095
                                                       ---------------  -----------  -------------  -------------
Net increase in cash and cash equivalents............            2,365       10,460         21,000         34,919
Cash and cash equivalents at the beginning of the
  year...............................................               43        2,408         12,868         21,397
                                                       ---------------  -----------  -------------  -------------
Cash and cash equivalents at the end of the year.....      L     2,408     L 12,868     L   33,868  $      56,316
                                                       ---------------  -----------  -------------  -------------
                                                       ---------------  -----------  -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid........................................      L        68        L  --         L   --  $          --
                                                       ---------------  -----------  -------------  -------------
                                                       ---------------  -----------  -------------  -------------

                             See accompanying notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS


    TownPagesNet.com plc produces and delivers TownPages, an Internet-based interactive service organized to provide comprehensive, locally-focused information about specified towns and cities. The Company was incorporated in England and Wales on July 31, 1998 as Town Pages Holdings plc. The Company's name was changed to TownPagesNet.com plc and its subsidiary's name was changed from Town Pages Limited to Town Pages UK Limited in April 1999.


    At December 31, 1998, the Company and its subsidiary had incurred recurring net losses and, as of that date, had an accumulated consolidated deficit of approximately L1.4 million. Substantially all of the losses have been financed through debenture loans from a related party (see notes 2 and 6). Management believes that it will be able to obtain additional funds through private or public equity, bank credit facilities, or refinancing of the existing facility with Glen Investments Limited. In the event that adequate funds are not available from these sources, the Company will reduce its level of spending. In these circumstances, and in the event that there is no public offering, Glen Investments Limited has given an undertaking that they will provide sufficient funds to the Company so that it is able to continue to meet its obligations as they fall due for the next twelve months.

BASIS OF PRESENTATION

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These financial statements do not comprise the Company's "statutory accounts" within the meaning of Section 240 of the U.K. Companies Act 1985 ("the Act"). Statutory accounts for the year ended December 31, 1998 will be delivered to the Registrar of Companies for England and Wales in due course. Statutory accounts of Town Pages Limited for the years ended December 31, 1997 and 1996 have been so delivered. Town Pages Limited was exempt from the requirement to cause an audit report of its statutory accounts in accordance with Section 240 of the Act for the years ended December 31, 1997 and 1996. The accountants' reports on such accounts made for the purposes of section 249A of the Act were unqualified.

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated upon consolidation.

    In December, 1998 the Company acquired Town Pages Limited in a transaction accounted for as a reorganization of companies under common control in a manner similar to pooling of interests. The transaction was effected by means of a share exchange whereby each share of Limited's ordinary stock was converted into approximately 66.208 ordinary shares of the Company.

    The financial statements expressed in pounds sterling as of December 31, 1998 were translated into United States Dollars, solely for the convenience of the reader, at the prevailing exchange rate of L1 = $1.6628. These translations should not be construed as representations that the pound sterling amounts actually represent U.S. dollar amounts or that they could be converted into U.S. dollars at the rate indicated or at any other rate.

REVENUE RECOGNITION

    The Company's advertising revenues are derived principally from short-term advertising contracts which are recognized ratably over the term of the contract. Certain advertising contracts contain a guaranteed number of impressions (a view of an advertisement by a customer). To the extent that the impression deliveries are falling short of the guarantees, the Company defers recognition of the corresponding revenues.

    Subscription revenues are for the set-up of customers on the TownPages directory. These fees are recognized ratably over the term of the subscription period which is generally one year.

    The Company's contract revenues are derived principally from services performed under development contracts for the design, coordination, and integration of the customer's content and links into the Town Pages directory. Fees for these services are recognized as the service is performed. These fees are recognized as revenue once the related activities have been performed and/or the customer's web links are available on the Town Pages directory.

    Revenues from web site design agreements are recognized using the percentage of completion method where reliable estimates of costs to complete the contracts are available. If reliable estimates of costs to complete are not available, the completed contract method is used. Revenues under web site design agreements were L1,079,264 for the year ended December 31, 1998. This amount included unbilled receivables of L422,872. Unbilled receivables will be billed in accordance with billing schedules specified in the contracts to which they relate.

    Deferred revenue is primarily comprised of payments received from web site design contracts in advance of revenue recognition and billings in excess of recognized revenue relating to advertising contracts.

EQUIPMENT AND FIXTURES

    Depreciation is provided so as to write down the cost of property and equipment to their estimated residual value over their expected useful lives which is typically 3-4 years. The principal annual depreciation rates and methods of calculation are as follows:

Computer equipment    3 years straight line
Furniture and         4 years reducing
  fixtures            balance
Equipment             3 years straight line

INCOME TAXES

    Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES." Under the asset and liability method of Statement No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carryforward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

USE OF ESTIMATES

    The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Certain estimates used by management are particularly susceptible to significant changes. Management believes that as of December 31, 1997 and 1998 the estimates used are adequate based on the information currently available.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts for the Company's financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and long-term debt approximate fair values.

    However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

CASH AND CASH EQUIVALENTS

    The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such amounts are stated at cost which approximates market value.

CONCENTRATIONS OF CREDIT AND OTHER RISKS

    The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Company maintains allowances for credit losses and such losses have been within management's expectations. The Company's services are provided to customers in the United Kingdom. There was no allowance for doubtful accounts established for the periods presented and write-offs of accounts receivable have not been significant.

    The Company has entered into four contracts for the provision of Web site design services. Amounts payable under web site design agreements consist of amounts payable to third party subcontractors and suppliers in connection with these four contracts which accounted for 19%, 14%, 30% and 33%, respectively, of total net revenues for the year ended December 31, 1998. A substantial amount of the services under these contracts has been performed by two subcontractors. Should the subcontractors be unable to perform their obligations under the subcontract agreements then the provision of certain services could be delayed as the Company enters into arrangements with other vendors.

PENSION PLAN

    The Company sponsors defined contribution pension plans for the directors and employees. The pension charge represents the amounts payable by the Company to the plans. All employees are eligible to join the plan and can make contributions into the plan. The Company contributes into the plans per the discretion of the board of directors. Contributions for all plans for the years ended

December 31, 1996, December 31, 1997 and December 31, 1998 were zero, L9,429, and L19,327, respectively.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to expense as incurred.

ADVERTISING

    Costs related to advertising are expensed as incurred. Advertising expense was L24,943, L14,135, and L44,861 for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 respectively.

PER SHARE AMOUNTS

    In 1997, the FASB issued Statement No. 128 "EARNINGS PER SHARE." Under Statement 128, basic loss per share is computed on the basis of weighted average common shares outstanding. Diluted loss per share considers potential common stock instruments in the calculation. Effective February 3, 1998, Staff Accounting Bulletin No. 98 was issued and amends the existing SEC staff guidance primarily to give effect to Statement 128. Topic 4.D of SAB 98 essentially eliminated the cheap stock (convertible preferred stock, redeemable convertible preferred stock, common stock and common equivalent shares issued by a company at prices below the initial public offering price during the twelve-month period prior to the offering) calculation from an initial public offering.

    The Company has excluded all convertible debt, warrants and employee stock options from the computation of diluted earnings per share because all such securities are anti-dilutive for all periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME". This Statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The Statement is effective for annual periods beginning after December 15, 1997. To date, the Statement has not had a material impact on the Company's financial position or results of operations.

    In June 1997, the FASB issued SFAS No 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Statement is effective for annual periods beginning after December 15, 1997 and the Company adopted its provisions in fiscal 1998. The Statement does not have a material impact on its financial position or results of operations.

    In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after

June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on the Company's results of operations, financial position, or cash flows.

2 DEBENTURE LOANS


    To date, the Company has financed its operations primarily through direct loans made by Glen Investments Limited, a corporation owned by the majority shareholder of the Company, who is a member of its board of directors, to Town Pages UK Limited. The loan has been established as a 9% line of credit facility which is due upon demand or at the time of an initial public offering. There is no specific limit on the line of credit, but it is at the discretion of Glen Investments Limited. The loan is secured by first liens on substantially all of the assets and properties of Town Pages UK Limited.



    Upon the closing of an initial public offering, L850,000 of the outstanding balance on the credit facility will convert into 850,000 shares of TownPagesNet.com plc Series A preferred stock. The Series A preferred shares will be convertible into ordinary shares, at the option of the holder, at any time commencing 12 months after the completion of the initial public offering of the Company's securities, at a conversion price equal to the sum which is 120% of the per share offering price of the Company's securities offered in the Company's initial public offering. The remaining outstanding balance will be paid through the proceeds received from the offering.


3 COMMITMENTS

OPERATING LEASES

    The Company occupied office space under a short term operating license from Westbrook Property Development Ltd., a company owned by the President and CEO of the Company. Subsequent to the balance sheet date, Westbrook Property Development Ltd. assigned for L1 its lease of that property to the Company. The lease expires in 2014.

    Rent expense was L2,640, L32,000, and L40,300 for the years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively, which was all paid to the related party discussed above.

4 STOCKHOLDERS EQUITY

PREFERRED STOCK

    In December 1998, the Company's shareholders passed a resolution whereby the articles of association of the Company were amended to increase the share capital of the Company to allow for the creation of a class of Series A preferred stock, L1 par value, whereby the Company is authorized to issue up to 5,000,000 shares. The Series A preferred stock will not be redeemable, except by mutual agreement of the Company and the holder commencing no earlier than 12 months after the completion of the initial public offering of the Company's shares. The shares are non voting. The preferred stockholders are entitled to non-cumulative dividends at a 9% coupon rate. The liquidation rate of the Series A preferred shares are at their par value, and the Series A preferred shares have preference in that amount in liquidation or dissolution over the ordinary shares. The terms of the Series A preferred shares prohibit the payment of cash dividends on the ordinary shares in any year until the Company also declares and pays a 9% dividend on the Series A preferred shares. The Series A preferred shares are convertible into ordinary shares, at the option of the holder, at any time commencing 12 months after the completion of the initial public offering of the Company's securities, at a conversion price which sum is 120% of the per share offering price of the Company's securities offered in the Company's initial public offering.

STOCK OPTION PLAN

    In December, 1998 the board of directors approved a Stock Option Plan, the Town Pages Executive Share Option Plan (the "Executive Plan") in the Company, whereby the Directors and employees may acquire ordinary shares. Upon completion of an initial public offering, 700,000 ordinary shares will be issuable under the Executive Plan. Options will be granted by the compensation committee which consists wholly of outside directors. Options will be granted at prices to be determined by the compensation committee, which shall not be less than 100% of the fair market value of the ordinary shares on the date of grant. Options generally vest over a three year period from the date of grant.

5 INCOME TAX

    Due to operating losses and the inability to recognize a corporation tax benefit therefrom, there is no provision for income taxes for 1996, 1997 or 1998.

    Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for corporation tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                       DECEMBER 31,
                                                             ---------------------------------
                                                               1996        1997        1998
                                                             ---------  ----------  ----------
Net operating loss carryforwards...........................    L34,061    L101,808    L251,016
Depreciation...............................................        512       1,389       1,052
                                                             ---------  ----------  ----------
Total deferred tax assets..................................     34,573     103,197     252,068
Valuation allowance........................................    (34,573)   (103,197)   (252,068)
                                                             ---------  ----------  ----------
Net deferred tax asset.....................................     L   --     L    --     L    --
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

    Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by L68,624 and L148,871 during the years ended December 31, 1997 and December 31, 1998, respectively. As of December 31, 1998, the Company had net operating loss carryforwards of approximately L1,255,000. There is no expiration date on the operating losses.

6 RELATED PARTIES


    As further discussed in note 3, the Company and Town Pages UK Limited occupy office space under a lease assigned to the Company by Westbrook Property Development Ltd.


    As further discussed in note 2, the Company has been financed principally from debenture loans provided from Glen Investments Limited. Balances payable to the shareholder at December 31, 1997 and December 31, 1998 were L298,924 and L1,682,190, respectively.

    In three separate transactions between June 14, 1996 and November 12, 1996, Glen Investments Limited purchased a total of 57,395 ordinary shares of Town Pages UK Limited (approximately 76%) of its share capital) for an aggregate sum of L100,000. In December 1998, the percentage of Town Pages UK Limited's share capital owned by Glen Investments Limited was increased to 90% through the pro rata transfer of ordinary shares owned by the minority shareholders of Town Pages UK Limited. Glen Investments Limited transferred its ordinary shares of Town Pages UK Limited to Raven Ventures Limited, another corporate affiliate of the Company's majority shareholder.


    The majority shareholder of the Company, who is also a director of the Company, is a 25% shareholder of Leisure Concepts International, which owns 50% of Travel the Net Ltd. Travel the Net Ltd. is a development stage company which provides travel information and reservation services over the Internet. Travel the Net Ltd. is the exclusive provider of the travel "channel" on TownPages. Travel the Net Ltd. is currently one of the Company's largest customers, accounting for approximately 14% of revenues for the fiscal year ended December 31, 1998.

7 INITIAL PUBLIC OFFERING


    In December, 1998, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the company to sell shares of its ordinary stock to the public. If the offering is consummated under terms presently anticipated, the debenture loan will be transferred from Town Pages UK Limited to the Company and L850,000 of the debenture loans will be converted into 850,000 shares of Series A preferred stock. The remainder of the debenture loan will be repaid with the proceeds from the offering, bank credit facilities, or refinancing of the existing facility with Glen Investments Limited.

ARTWORK FOR PROSPECTUS INSIDE BACK COVER PAGE CONSISTS OF VIEWS OF FOUR DIFFERENT TOWNPAGES WEBSITE PAGES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          1
Risk Factors....................................          6
Exchange Rate Information.......................         18
Use of Proceeds.................................         19
Dividend Policy.................................         20
Capitalization..................................         21
Dilution........................................         22
Selected Financial Data.........................         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         24
Business........................................         31
Management......................................         46
Principal Stockholders..........................         56
Related Party Transactions......................         57
Description of Share Capital....................         59
Description of American Depositary Receipts.....         64
Taxation........................................         71
Shares Eligible for Future Sale.................         76
Underwriting....................................         77
Legal Matters...................................         79
Experts.........................................         79
Additional Information..........................         79
Service of Process and Enforcement of
  Liabilities...................................         80
Index to Consolidated Financial Statements......        F-1

                                     [LOGO]
                              www.townpagesnet.com

                              TOWNPAGESNET.COM PLC


                           2,200,000 ORDINARY SHARES


                          AMERICAN DEPOSITARY RECEIPTS

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS IMPLIES THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                           --------------------------

    UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             DIRKS & COMPANY, INC.
                         J.P. TURNER & COMPANY, L.L.C.
                         SECURITY CAPITAL TRADING, INC.

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all costs and expenses payable by TownPagesNet.com plc, the registrant, in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.


Securities and Exchange Commission registration fee.............................  $   7,353
NASD filing fee.................................................................      2,800
AMEX listing fee................................................................     37,500
Accounting fees and expenses....................................................    275,000
Legal fees and expenses.........................................................    475,000
Printing and engraving expenses.................................................    220,000
Transfer agent and registrar fees...............................................     10,000
Blue Sky fees and expenses......................................................     15,000
Directors' and Officers' Insurance..............................................     35,000
Miscellaneous expenses..........................................................     22,347
                                                                                  ---------
Total...........................................................................  $1,100,000


    Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Except as hereinafter set forth, there is no provision of the Memorandum and Articles of Association or any contract, arrangement or statute under which any of our directors or officers is insured for or indemnified in any manner against any liability that he may incur in his capacity as such.

    Our Articles of Association provide that, subject to the provisions of the U.K. Companies Act 1985, every director, secretary or other officer (which expression excludes an auditor) of ours shall be indemnified by us out of our own funds against and/or exempted by us from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers of office, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of ours and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by a court, unless incurred through their own wilful neglect or default. In addition, the Board of Directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director, officer or employee of any "Relevant Company" (as defined below) or who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of his or her powers and/or otherwise in relation to his or her duties, power or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme. For these purposes, "Relevant Company" shall mean us, any holding company of ours or any other body, whether or not incorporated, in which we or such holding company or any of our predecessors or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with us, or any subsidiary undertaking of ours or of such other body.

    Section 310 of the U.K. Companies Act 1985 provides:

(1) This section applies to any provision, whether contained in a company's articles or in any contract with us or otherwise, for exempting any officer of ours or any person (whether an officer or not) employed by us as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to us.

(2) Except as provided by the following sub-section, any such provision is void.

(3) This section does not prevent a company:

    (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

    (b) from indemnifying any such officer or auditor against any liability incurred by him:

    (i) in defending any proceedings (whether civil or criminal) in which judgement is given in his favor or he is acquitted; or

    (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

    Our directors and officers are insured against certain liabilities which they may incur in their capacity as such under a liability insurance policy carried by us.

    Reference is made to Section 7 of the Underwriting Agreement filed as
Exhibit 1.1 hereto for a description of the indemnification arrangements for this offering.

    Item 15. RECENT SALES OF UNREGISTERED SECURITIES.

    All securities sold by the registrant during this period sold outside the United States to foreign persons and were therefore not subject to Section 5 of the Securities Act. There were no underwriters employed in connection with any of those transactions.

    Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

       1.1*    Form of Underwriting Agreement.

       3.1*    Articles of Association of TownPagesNet.com plc.

       3.2*    Memorandum of Association of TownPagesNet.com plc.

       4.1*    Form of American Depositary Receipts.

       4.2*    Specimen of Ordinary Share Certificate.

       4.3*    Form of Representatives' Warrant Agreement between us and the Representatives, including the form of
               Representatives' Warrant.

       5.1**   Opinion of McFadden, Pilkington & Ward as to the legality of certain securities being issued.

       8.1**   Opinion of Greenberg Traurig as to certain United States federal income tax matters.

       8.2**   Opinion of McFadden, Pilkington & Ward as to certain United Kingdom income tax matters.

      10.1*    1998 Executive Share Option Plan.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.2*    Employment Agreement between TownPagesNet.com plc and Andrew Neville Lyndon-Skeggs.

      10.3*    Employment Agreement between TownPagesNet.com plc and Richard J. Smith.

      10.4*    Employment Agreement between TownPagesNet.com plc and Barry B.J. Charles.

      10.5*    Form of Agreement between TownPagesNet.com plc and each non-executive member of the board of directors.

      10.6*    Agreement between TownPagesNet.com plc and Viscount Lifford.

      10.7*    Services Agreement between Town Pages UK Limited and Travel the Net Ltd. dated September 30, 1998.

      10.8*    Services Agreement between Town Pages UK Limited and AllCars.com Ltd. dated September 30, 1998.

      10.9*    Services Agreement between Town Pages UK Limited and Medic Media Inc. dated October 19, 1998.

      10.10*   Services Agreement between Town Pages UK Limited and Location Developments Limited
               (eshoppingcentre.com) dated November 10, 1998.

      21.1*    Subsidiaries of TownPagesNet.com plc.

      23.1**   Consent of McFadden, Pilkington & Ward (included in the opinion filed as Exhibit 5.1).

      23.3**   Consent of Ernst & Young

      24.1*    Powers of Attorney

      27.1*    Financial Data Schedule


------------------------

    *   Previously filed.

    **  Filed herewith.

    (b) Financial Statement Schedules.

    None.

    Item 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alton, England, the United Kingdom, on the 29th day of April 1999.



                                TOWNPAGESNET.COM PLC

                                By        /s/ ANDREW NEVILLE LYNDON-SKEGGS
                                     -----------------------------------------
                                            Andrew Neville Lyndon-Skeggs
                                       Managing Director and Chief Executive
                                                      Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

/s/ ANDREW NEVILLE              Managing Director and Chief
LYNDON-SKEGGS                     Executive Officer
------------------------------    (Principal Executive         April 29, 1999
Andrew Neville Lyndon-Skeggs      Officer)

/s/ VISCOUNT EDWARD JAMES       Chairman of the Board
WINGFIELD LIFFORD  *
------------------------------                                 April 29, 1999
Viscount Edward James
Wingfield Lifford

/s/ BARRY B.J. CHARLES  *       Director
------------------------------                                 April 29, 1999
Barry B.J. Charles

                                Director (Principal
/s/ RICHARD J. SMITH  *           Financial Officer and
------------------------------    Principal Accounting         April 29, 1999
Richard J. Smith                  Officer)

/s/ KEVIN R. LEECH  *           Director
------------------------------                                 April 29, 1999
Kevin R. Leech

/s/ NIGEL E.C.                  Director
TALBOT-PONSONBY  *
------------------------------                                 April 29, 1999
Nigel E.C. Talbot-Ponsonby

                                Director
------------------------------                                     , 1999
Howard Flight, M.P.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

/s/ SIMON WARD  *               Director
------------------------------                                 April 29, 1999
Simon Ward

MSK Industries, Inc.

By: /s/ ANDREW TURNER, CFO  *   Authorized United States
------------------------------    Representative
Andrew Turner,                                                 April 29, 1999
Chief Financial Officer

*By: /s/ ANDREW NEVILLE
LYNDON-SKEGGS
------------------------------
Andrew Neville Lyndon-Skeggs,
Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alton, England, the United Kingdom, on the 29th day of April 1999.


                                TOWNPAGESNET.COM PLC

                                By        /s/ ANDREW NEVILLE LYNDON-SKEGGS
                                     -----------------------------------------
                                            Andrew Neville Lyndon-Skeggs
                                       Managing Director and Chief Executive
                                                      Officer

                                 EXHIBIT INDEX


EXHIBIT NO.                                             DESCRIPTION                                               PAGE
-------------  ----------------------------------------------------------------------------------------------  -----------

       1.1*    Form of Underwriting Agreement.

       3.1*    Articles of Association of TownPagesNet.com plc.

       3.2*    Memorandum of Association of TownPagesNet.com plc.

       4.1*    Form of American Depositary Receipts.

       4.2*    Specimen of Ordinary Share Certificate.

       4.3*    Form of Representatives' Warrant Agreement between us and the Representatives, including the form of Representatives' Warrant.

       5.1**   Opinion of McFadden, Pilkington & Ward as to the legality of certain securities being issued.

       8.1**   Opinion of Greenberg Traurig as to certain United States federal income tax matters.

       8.2**   Opinion of McFadden, Pilkington & Ward as to certain United Kingdom income tax matters.

      10.1*    1998 Executive Share Option Plan.

      10.2*    Employment Agreement between TownPagesNet.com plc and Andrew Neville Lyndon-Skeggs.

      10.3*    Employment Agreement between TownPagesNet.com plc and Richard J. Smith.

      10.4*    Employment Agreement between TownPagesNet.com plc and Barry B.J. Charles.

      10.5*    Form of Agreement between TownPagesNet.com plc and each non-executive member of the board of directors.

      10.6*    Agreement between TownPagesNet.com plc and Viscount Lifford.

      10.7*    Services Agreement between Town Pages UK Limited and Travel the Net Ltd. dated September 30,
               1998.

      10.8*    Services Agreement between Town Pages UK Limited and AllCars.com Ltd. dated September 30,
               1998.

      10.9*    Services Agreement between Town Pages UK Limited and Medic Media Inc. dated October 19, 1998.

      10.10*   Services Agreement between Town Pages UK Limited and Location Developments Limited
               (eshoppingcentre.com) dated November 10, 1998.

      21.1*    Subsidiaries of TownPagesNet.com plc.

      23.1**   Consent of McFadden, Pilkington & Ward (included in the opinion filed as Exhibit 5.1).

      23.3**   Consent of Ernst & Young

      24.1*    Powers of Attorney

      27.1*    Financial Data Schedule


------------------------

    *   Previously filed.

    **  Filed herewith.